As filed with the Securities and Exchange Commission on January 13, 2021.

Registration Statement No. 333-249690

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cuentas Inc.

(Exact name of registrant as specified in its charter)

Florida	5140	20-3537265
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

19 W. Flagler Street, Suite 902

Miami, FL 33130
800-611-3622

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arik Maimon
Chief Executive Officer
19 W. Flagler Street, Suite 902

Miami, FL 33130
800-611-3622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq. David Selengut, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Phone: (212) 370-1300 Fax: (212) 370-7889	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Phone: (212)407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units, each consisting of one share of Common Stock, par value $0.001 per share and warrants to purchase Common Stock (2)	$11,500,000	$1,254.65
Common Stock included as part of the units	—	—
Warrants to purchase shares of Common Stock included as part of the units (3)	—	—
Shares of Common Stock underlying warrants (1) (2) (4)	$11,500,000	$1,254.65
Representative’s warrants (3)	—	$—
Shares of Common Stock underlying representative’s warrants (5)	$1,150,000	$125.47
Total	$24,150,000	$2,634.77	(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act. Includes shares of our Common Stock and/or warrants that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of our Common Stock underlying the warrants and representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	The warrants are exercisable at a per share price of 100% of the per Unit public offering price.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants issued to the representative of the underwriters are exercisable at a per share exercise price equal to 125% of the per share public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,150,000 (which is equal to 125% of $920,000 (8% of $11,500,000)).

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 13, 2021

$10,000,000

1,538,461 Units

Cuentas Inc.

This is a public offering of units of Cuentas Inc. We are offering 1,538,461 units at an assumed offering price of $6.50 per unit (representing the closing price of our common stock on December 22, 2020 after giving effect to a proposed reverse stock split at a ratio of 1-for-2 as described elsewhere herein), with each unit consisting of one (1) share of our common stock, par value $0.001 per share (“Common Stock”), and one (1) warrant (“Warrant”), exercisable on or before the fifth anniversary of issuance, to purchase one (1) share of our Common Stock at an exercise price of $6.50 per share (or 100% of the price per unit). The Common Stock and the Warrants comprising the units will separate upon the closing of the offering and will be issued separately but may only be purchased as a unit. The units will not be certificated and will not trade as a separate security.

Our Common Stock is currently trading on the OTCQB under the symbol “CUEN.” On January 11, 2021 the closing price of our Common Stock was $3.00 (or $6.00 after giving effect to a proposed reverse stock split at a ratio of 1-for-2). We have applied to list our Common Stock and Warrants on the Nasdaq Capital Market, or Nasdaq, under the symbols “CUEN” and “CUENW”, respectively. There can be no assurance that we will be successful in listing our Common Stock or our Warrants on the Nasdaq Capital Market. Prices of our common stock as reported on the OTCQB may not be indicative of the prices of our common stock if our common stock were traded on Nasdaq.

The assumed offering price used throughout this prospectus has been included for illustration purposes only. The actual offering price may differ materially from the assumed price used in the prospectus and will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

For illustration purposes, the share and per share information in this prospectus reflects, other than in our Financial Statements and the Notes thereto, a proposed reverse stock split of the authorized and outstanding common stock at an anticipated ratio of 1-for-2 to occur immediately following the effective date but prior to the closing of the offering. However, depending on market conditions, at the sole discretion of the Board of Directors, the final ratio may be greater or less than 1-for-2 but in the range of 1-for-1.5 and 1-for-3 as previously approved by our shareholders. (see “Recent Developments” beginning on page 2 for more information about our anticipated reverse stock split).

Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered before making a decision to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price
Discounts and commissions to underwriters (1)
Proceeds, before expenses, to us

(1)	The underwriters will receive compensation in addition to the underwriting discount and commissions. See “Underwriting” for additional information regarding total underwriter compensation.

We have granted a 45 day option to the representatives of the underwriters to purchase, based on the assumed offering price, up to an additional 230,769 shares of Common Stock at a price of $___ per share and/or up to an additional 230,769 Warrants at a price of $___ per Warrant to cover over-allotments, if any.

The underwriters expect to deliver the shares of Common Stock and Warrants offered hereby to purchasers on or about              , 2021.

Book Running Manager

Maxim Group LLC

Prospectus dated               , 2021

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

For investors outside the United States:   Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the consolidated financial statements and the notes to the consolidated financial statements. Unless the context otherwise requires, references contained in this prospectus to “we,” “us,” “our” or similar terminology refers to Cuentas Inc., a Florida corporation. All share amounts and per share amounts in this prospectus reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-300 shares that was effected on August 8, 2018 and an assumed reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-2 to be effected prior to this offering.

Overview

Cuentas Inc. (the “Company” or “Cuentas”) is a corporation formed under the laws of Florida, which focuses on the business of using proprietary technology to provide e-banking and e-commerce services delivering mobile banking, online banking, prepaid debit and digital content services to the unbanked, underbanked and underserved communities. The Company’s proprietary software platform enables Cuentas to offer comprehensive financial services and additional robust functionality that is absent from other general-purpose reloadable cards (“GPR”).

Cuentas is a Fintech (Financial Technology) company utilizing technical innovation together with existing and emerging technologies to deliver accessible, efficient and reliable mobile, new-era and traditional financial services to consumers. Cuentas is proactively applying technology and compliance requirements to improve the availability, delivery, reliability and utilization of financial services especially to the unbanked, underbanked and underserved segments of today’s society. Its products are supported by its core methods, procedures, contracts and intellectual property The Company has extensive experience in the communications field, will provide consumers with an end-to-end array of financial and lifestyle applications, processes, products and solutions that have previously been impossible to deliver. CUEN’s strategically integrated solutions platform is hoped to reshape and improve the financial services industry for the mobility and remittance sectors and digital content for emerging markets.

The Cuentas mobile application (the “Cuentas App”), available for download now on the Apple App Store and on the Google Play Store for Android, allows consumers to easily activate their prepaid Cuentas Mastercard®, a GPR debit card program (the “Cuentas Mastercard”), review their account balance and conduct financial transactions. Cuentas introduced free card to card transfers from one Cuentas card to other Cuentas cards, which is a very useful and competitive feature.

The Cuentas Mastercard could act as a comprehensive banking solution for the 20+ million unbanked U.S. Latino community, enabling access to the U.S. financial system to those without the necessary paperwork to bank at a traditional financial institution while enabling greater functionality than a traditional bank account. Funds deposited to the proprietary general-purpose reloadable card are FDIC insured and, with the Cuentas App, provide features such as ATM withdrawals, direct deposit, cash reload, free Cuentas card to Cuentas card transfers and other mobile banking capabilities. Additional key features are available such as purchasing discounted gift cards and adding “mass transit credits” to digital accounts (available in Connecticut and Michigan with the expected addition of other regional transit agencies including Los Angeles and other cities,). Upcoming Cuentas App upgrades are expected to include international remittance, international bill pay and other services.

People can register from their home with instant approval, and a Prepaid Cuentas Mastercard will be sent to their address in a few days, so they can purchase products and services online from the safety of their home.

Cuentas Mobile LLC

Cuentas Mobile is our MVNO, which provides prepaid voice, text, and data mobile phone services designed for Cuentas’ target market that should enhance and reinforce its marketing campaigns and consumer affinity. Cuentas Mobile operates this business pursuant to contracts with Sprint Corporation which was recently acquired by T-Mobile. This new relationship could provide additional network capabilities and capacity to allow Cuentas Mobile to provide better, more complete services.

Meimoun & Mammon LLC

Meimoun& Mammon LLC (“M&M”), our subsidiary, is a retail provider of domestic and international long-distance voice, text, and data telephony services to consumers in the United States and throughout the world. M&M holds International and Domestic Section 214 authority issued by the Federal Communications Commission (“FCC”). M&M operates the retail Tel3 business as a separate division. M&M uses both private and public Internet services to function as the backbone of the M&M network.

Fintech App

The Cuentas Fintech App (“Fintech App”) is a mobile application that when combined with the Prepaid Cuentas Mastercard® integrates into a proprietary robust ecosystem that provides many services typically not available through prepaid debit cards or other mobile apps. Cuentas protects customers by depositing their funds in a bank account insured by the Federal Deposit Insurance Corporation (“FDIC”) at the issuing bank. The comprehensive financial services include:

Direct ACH Deposits	ATM Cash Withdrawal	Bill Pay and Online Purchases
Debit Card Network Processing	Peer to Peer Payments	Cash Reload at over 50,000 retailers
Online banking	Major Transit Authority Tokens	Discounted Gift Cards

The Ecosystem includes a mobile wallet for digital currency, stored value card balances, prepaid telecom minutes, loyalty reward points, and purchases made in the Company’s virtual marketplace (the “Cuentas Virtual Marketplace”). The Fintech Card is integrated with the Connecticut Transit Authority and Grand Rapids Transit system to store mass transit currency and pay for transit access via a digital wallet (the “Cuentas Digital Wallet”). Additional regional transit systems such as Los Angeles Metro are expected to be added to the offerings in the near future.

The Fintech App allows cardholders to store and manage their products purchased in the Cuentas Virtual Market Place where Tier-1 retailers, virtual in-game currencies, Amazon Cash, and cellular telecom prepaid minutes “top ups” can be purchased, usually at discounted prices. Additionally, Cuentas cardholders can purchase discounted prepaid gift cards from well-known brand name restaurants in the Cuentas marketplace.

The Western Union Company

On December 8, 2020, the Company entered into an Agency Agreement with Western Union Financial Services, Inc. (“Western Union”) whereby the Company has been appointed as Western Union’s delegate and authorized to offer Western Union Money Transfer Services. This cooperation would allow Cuentas cardholders to transfer money internationally via the Western Union network directly from the Cuentas Mobile App. Western Union has been providing money transfer services around the world for more than a century and currently has more than 500,000 Agent locations worldwide.

Recent Developments

Approval for reverse stock split for uplisting purposes

On November 16, 2020, holders of a majority of our voting stock of the Company approved, by written consent in lieu of a special meeting of stockholders, giving the Board of Directors authority to effectuate a reverse stock split ranging between a ratio of 1-for-1.5 and 1-for-3, to be determined by the Board of Directors prior to the effective time of the amendment to the Certificate of Incorporation to be effectuated, if at all, no later than March 16, 2021. For illustration purposes only, we have assumed that we will implement a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-2 prior to the closing of this offering. However, depending on market conditions, at the sole discretion of the Board of Directors, the final ratio may be greater or less than 1-for-2. We will effectuate the reverse stock split immediately prior to pricing this offering.

Entrance into a Short-Term Loan with Labrys Funds LP

On September 2, 2020, the Company issued the Labrys Note to Labrys Funds LP (“Labrys”). The Labrys Note bears interest at a rate of 12% per annum, and matures on September 2, 2021. An amortized, monthly payment of principal and interest in the sum of $67,760 starts in December 2020, with ability to extend the starting date of such amortized payments for up to 2 months upon notice, and the remaining loan principal becomes payable on maturity. The Labrys Note bears an original issue discount in the amount of $60,500, and the issuing expenses were $40,000, resulting in net proceeds of $505,000. The Company also issued 70,906 shares of its Common Stock to Labrys. Out of those, 16,500 shares of Common Stock were issued in consideration of a commitment fee and the balance are subject to return to the Company once the Labrys Note is paid in full, if there were no defaults. In the event of a default, as defined in the Labrys Note, Labrys has the right, to convert all or any portion of the then outstanding and unpaid principal amount and interest into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the date of the Labrys Note, or any shares of capital stock or other securities of the Company into which such Common Stock shall be changed or reclassified, at the conversion price as set forth in the Labrys Note.

Entrance into a Series of Integrated Agreements with CIMA Telecom Inc.

On December 31, 2019, the Company entered into a series of integrated transactions to license the Platforms from CIMA Telecom Inc., a Florida corporation (“CIMA”), through CIMA’s wholly owned subsidiaries Knetik, and Auris (the “CIMA Transaction Closing”) pursuant to that certain Platform License Agreement, dated December 31, 2019 by and among (i) the Company, (ii) CIMA, (iii) Knetik and (iv) Auris (the “CIMA License Agreement”) and the various other agreements. Pursuant to the “CIMA Transaction Closing, CIMA fully converted the note into 878,739 shares of Common Stock. Upon the conversion of the Series B Preferred shares into Common Stock, CIMA received an additional 2.5 million shares of Common Stock pursuant to their anti-dilution right.

From February 28, 2019 thru March 3, 2020, the Company received a total investment of $2,500,000 from Dinar pursuant to a convertible promissory note. On March 3, 2020, Dinar fully converted the note in exchange for 878,739 shares of Common Stock. Upon the conversion of the Series B Preferred shares into Common Stock, Dinar received an additional 2.5 million shares of Common Stock pursuant to their anti-dilution right.

Entrance into a Prepaid Card Program Management Agreement with Sutton Bank (“Sutton”)

On September 27, 2019, the Company entered into a Prepaid Card Program Management Agreement (“PCPMA”) with Sutton Bank (“Sutton”), an Ohio chartered bank Corporation. The PCPMA provides that Sutton operates a prepaid card service and is an approved issuer of prepaid cards on the Discover, Mastercard, and Visa networks and provides services in connection with card transactions processed on one or more networks. The PCPMA designated Cuentas to become manager of the Cuentas Mastercard management program subject to the terms and conditions of the PCPMA.

Entrance into a Prepaid Services Agreement with Interactive Communications International, Inc. (“InComm”)

On July 23, 2019, the Company entered into a five-year processing services agreement (the “InComm PSA”) with InComm, a leading payments technology company, to power and expand the Company’s GPR card network. Per the InComm PSA, InComm, through its VanillaDirect network, will act as prepaid card processor and expand the Company’s GPR card network. VanillaDirect is currently available at major retailers such as: Walmart, 7-Eleven, Walgreens, CVS Pharmacy, Rite Aid and many more. In addition, the Company will implement the VanillaDirect cash reload services into many of its 31,600 U.S. locations under SDI NEXT.

Conversion of Preferred B Stock

On August 21, 2020, in connection with a special meeting of shareholders of the Company (the “Shareholders Meeting”), the Company filed with the Secretary of State of the State of Florida the Company’s Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) to, among other things, cause all outstanding shares of Series B Preferred Stock, par value $0.001 per share (the “Preferred Stock”) to be converted into 5,000,000 shares of the Company’s Common Stock. In connection with the conversion of these shares, the Company issued an additional 5,000,000 shares to each of CIMA and Dinar Stock to cover certain anti-dilution rights.

The converted shares and anti-dilution shares were subject to a 12 -month lock-up whereby the holders of such converted shares and anti-dilution shares were not permitted to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of their converted shares or anti-dilutions shares for 12 months from the date of filing the Amended and Restated Articles with the Florida Secretary of State. Upon effectiveness of the registration statement of which this prospectus forms a part, the Company will waive the lock-up and leak-out provision included in our Amended and Restated Articles as it relates to the prior holders of our Series B Preferred Stock and the holders of the anti-dilution shares. Accordingly, the shares of common stock received upon conversion of the Series B Preferred Stock and the anti-dilution shares may be transferred or sold in accordance with the law (subject to any lock-up agreements agreed to by such holders in connection with this offering). We expect holders of approximately 8.9 million of the 10 million shares to be subject to a lock-up agreement in connection with this offering.

Summary of Risks Affecting Our Company

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors” beginning on page 7, which you should read in its entirety.

●	We will require additional funding to progress our business, which brings substantial doubt regarding our ability to continue as a “going concern” given our current lack of financial liquidity.

●	We have a limited operating history and therefore we cannot ensure, either in the near- or long-term, that we will be able to generate cash flow or profit or execute our business plan.

●	We may never achieve profitability from operations or generate sufficient cash flows to make or sustain distributions to our shareholders given our reliance on outside financing to fund operations and existing contractual obligations.

●	Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

●	We operate in an ever-evolving and complex legal and regulatory environment, and any change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

●	We are searching for a new Chief Executive Officer, the results of which may not be successful and may significantly change the management of the Company.

Corporate Information

We were organized as a corporation under the laws of the State of Florida on September 21, 2005. Our principal executive office is located at 19 W. Flagler Street, Suite 902, Miami, FL 33130, and our phone number is (800) 611-3622.

The Offering

Securities Offered:	1,538,461 units (at the assumed offering price), each unit consisting of one (1) share of our Common Stock and one (1) Warrant to purchase one (1) share of our Common Stock. The Common Stock and the Warrants comprising the units will separate upon the closing of the offering and will be issued separately but may only be purchased as a unit. The units will not be certificated and will not trade as a separate security.

Over-allotment Option:	We have granted the underwriters a 45-day option to purchase, based on the assumed offering price, up to an additional 230,769 shares of Common Stock and/or up to an additional 230,769 Warrants to cover over-allotments, if any.

Assumed Offering Price Per Unit:	$6.50 (representing the closing price of our common stock on December 22, 2020 after giving effect to a proposed reverse stock split at a ratio of 1-for-2)

Common Stock Outstanding Before this Offering: (1)	13,237,958 shares

Common Stock to be Outstanding After this Offering: (1)	14,776,419 shares (or 15,007,188 shares if the underwriters exercise their over-allotment option in full)

Terms of Warrants Offered:	The Warrants will have an exercise price equal to 100% of the public offering price per unit and will be exercisable any time after the date of issuance until the 5 year anniversary of the date of issuance. For more information regarding the Warrants, you should carefully read the section entitled “Description of Securities” in this prospectus.

Lock-up	Each of our officers, directors and holders of 3.5% or more of our outstanding Common Stock as of the effective date of this prospectus (and all holders of securities exercisable for or convertible into shares of Common Stock) have agreed to enter into customary “lock-up” agreements in favor of the underwriters pursuant to which such persons and entities have agreed, for a period of six (6) months from the effective date of this prospectus. See “Underwriting” for additional information.

Use of Proceeds:	We estimate that we will receive net proceeds of approximately $8.8 million from our sale of Units in this offering (or approximately $9.9 million if the underwriters exercise their over-allotment in full) after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to provide funding for the following purposes: sales and marketing; purchase of chip-based debit card stock for GPR and Starter cards; repayment of $677,600 aggregate principal amount of outstanding notes issued in a sum of $605,000 (the “Labrys Note”) and repayment of $355,000 aggregate principal amount of a loan from Dinar Zuz LLC (“Dinar”); research and development; and working capital and operating expenses purposes. See “Use of Proceeds.”

Proposed Nasdaq Symbol:	Our Common Stock is currently trading on the OTCQB under the symbol “CUEN.” We have applied to list our Common Stock and Warrants on Nasdaq under the symbols “CUEN” and “CUENW”, respectively. There can be no assurance that we will be successful in listing our Common Stock or our Warrants on the Nasdaq Capital Market.

Reverse Stock Split:	For illustration purposes only, we have assumed that we will implement a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-2 prior to the closing of this offering. However, depending on market conditions, at the sole discretion of the Board of Directors, the final ratio may be greater or less than 1-for-2 but in the range of 1-for-1.5 and 1-for-3 as previously approved by our shareholders.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our securities.

Transfer Agent, Registrar and Warrant Agent	The transfer agent and registrar of our Common Stock and the Warrant Agent for the Warrants is Olde Monmouth Stock Transfer Co., Inc. Its address is 200 Memorial Parkway, Atlantic Highlands, NJ 07716 (Phone (732) 872-2727, Ext 101).

(1)	The number of shares of Common Stock outstanding before and after the completion of this offering is based on 13,237,958 shares of Common Stock outstanding as of January 12, 2021 and excludes:

●	230,769 shares of Common Stock issuable if the underwriters exercise their over-allotment option for shares of Common Stock in full;

●	1,538,461 shares of Common Stock issuable upon exercise of the Warrants offered hereby (or 1,769,230 shares of Common Stock issuable upon exercise of the Warrants if the underwriters exercise their over-allotment option for Warrants in full);

●	123,076 shares of Common Stock issuable upon exercise of the representative’s warrants (or 141,536 shares of Common Stock issuable upon exercise of the representative’s warrants if the underwriters exercise their over-allotment option for Shares in full) at an exercise price of $___ per share;

●	(a) 169,000 shares of our Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $8.94 per share; (b) 68,452 shares of our Common Stock issuable upon exercise of our currently outstanding warrants at a weighted average exercise price of $8.27 per share; (c) 45,493 shares of our Common Stock issuable upon exercise of currently outstanding convertible note at a conversion price of $5.50 per share and (d) 95,583 shares of our Common Stock issuable upon the vesting of Common Stock awards granted to some of our employees and consultants.

Summary Financial Data

The summary financial data below as of September 30, 2020 and as of December 31, 2019, for the year ended December 31, 2019, and for the periods of three and nine months ended September 30, 2020 and 2019. The summary financial data as of as of September 30, 2020 and the periods of three and nine months ended September 30, 2020 and 2019 have been derived from our unaudited condensed consolidated financial statements, and the summary financial data below as of December 31, 2019, and for the years ended December 31, 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. There were no accounting changes as accounting changes, business combinations or dispositions of business operations that materially affect the comparability of the information reflected in selected financial data since January 1, 2019. The following summary financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Statements of Operations Data

	For the nine-months ended September 30, 2020 (unaudited)	For the three-months ended September 30, 2020 (unaudited)	For the nine-months ended September 30, 2019 (unaudited)	For the three-months ended September 30, 2019 (unaudited)	For the year ended December 31, 2019 (audited)
Revenue	$385,000	$134,000	$811,000	$247,000	$967,000

Gross Profit (Loss)	$(235,000)	$(103,000)	$194,000	$97,000	$159,000

Loss from Operations	$(4,918,000)	$(1,086,000)	$(1,469,000)	$(566,000)	$(2,146,000)

Other Income (Loss)	$383,000	$(53,000)	$2,349,000	$(126,000)	$860,000

Net Income (Loss)	$(5,153,000)	$(1,754,000)	$853,000	$(692,000)	$(1,320,000)

Net income (loss) per basic share	$(0.60)	$(0.12)	$0.41	$(0.31)	$(0.58)

Net income (loss) per diluted share	$(0.60)	$(0.12)	$0.34	$(0.31)	$(0.58)

●	The Net income (loss) per basic and diluted share data does not reflect the proposed reverse stock split at a ratio of 1-for-2.

Balance Sheet Data

	As of September 30, 2020 (unaudited)	As of December 31, 2019 (audited)
Current Assets	$405,000	165,000

Total Assets	$8,060,000	9,170,000

Total Liabilities	$4,340,000	3,917,000

Total Stockholders’ Equity	$3,720,000	5,253,000

RISK FACTORS

An investment in our securities involves substantial risks, including the risks described below. You should carefully consider the risks described below before purchasing our securities. The risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We will require additional funding to progress our business. Such financing may only be available on disadvantageous terms, or may not be available at all. Any new equity financing could have a substantial dilutive effect on our existing stockholders.

At September 30, 2020, we had cash and cash equivalents of $343,000, a working capital deficit of $3,846,000 and an accumulated deficit of $24,543,000. Our cash position may decline in the future, and we may not be successful in maintaining an adequate level of cash resources. Accordingly, we will be required to seek additional debt or equity financing in order to support our growing operations. We may not be able to obtain additional financing on satisfactory terms, or at all, and any new equity financing could have a substantial dilutive effect on our existing stockholders. If we cannot obtain additional financing, we will not be able to achieve the sales growth that we need to cover our costs, and our results of operations would be negatively affected.

As a result of our current lack of financial liquidity, there is substantial doubt regarding our ability to continue as a “going concern,” within one year from the issuance date of our financial statements.

As a result of our current lack of financial liquidity, our auditors’ report for our 2019 consolidated financial statements, which are included as part of this prospectus, contains a statement concerning substantial doubt regarding our ability to continue as a going concern. Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally.

Our continuation as a going concern is dependent upon, among other things, achieving positive cash flow from operations and, if necessary, augmenting such cash flow using external resources to satisfy our cash needs. However, we may be unable to achieve these goals and therefore may be unable to continue as a going concern.

Risks Related to the Company

We have a limited operating history and therefore we cannot ensure, either in the near- or long-term, that we will be able to generate cash flow or profit.

We have a limited operating history upon which you may evaluate our business and an investment in our Common Stock may entail significantly more risk than the shares of Common Stock of a company with a substantial operating history. Our ability to successfully develop our products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our products must receive broader market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors.

Our business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. Such risks include: the absence of a lengthy operating history; insufficient capital to fully realize our operating plan; our ability to anticipate and adapt to a developing market; a competitive environment characterized by well-capitalized competitors; our ability to identify, attract and retain qualified personnel; our reliance on key management personnel.

Because we are subject to these risks, evaluating our business may be difficult. We may be unable to successfully overcome these risks, which could harm our business and prospects. Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks, there may be an adverse effect on our business, results of operations, financial condition and cash flows.

We may never achieve profitability from operations or generate sufficient cash flows to make or sustain distributions to our shareholders.

We may never achieve profitability from operations. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. There can be no assurance that future operations will be profitable or that we will be able to make or sustain distributions to our shareholders from cash from operations. Revenues and profits, if any, will depend upon various factors, including whether we will be able to successfully implement our business plan and operating strategy. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. In addition, an inability to achieve profitability could have a detrimental effect on the market value of our Common Stock.

We are an early entrant in an emerging industry, and the long-term viability of our business strategy is unproven.

As an early entrant in this emerging Fintech industry, we are subject to the risk that our business model and business plan may not prove to be a viable long-term business strategy. If it turns out that our strategy is not a viable long-term business strategy, we may not be able to generate meaningful cash flows, which would materially and adversely affect the viability of our business and stock price.

We may not be able to secure sufficient capital to effectively execute our business plan.

We may not be able to attract and obtain sufficient capital from the equity and debt markets, or any other capital markets, to execute our business plan and grow our business. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital expenditures necessary to execute our business plan, and in that event our ability to generate revenue may be significantly impaired.

If we cannot obtain financing, our growth may be limited.

Recent events in the financial markets have had an adverse impact on the credit markets, and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. Some lenders are imposing more stringent credit terms and there has been and may continue to be a general reduction in the amount of credit available. Many banks are either unable or unwilling to provide new asset-based lending. Tightening credit markets may have an adverse effect on our ability to obtain financing on favorable terms, thereby increasing financing costs and/or requiring us to accept financing with increasing restrictions. If adverse conditions in the credit markets, in particular with respect to our industry, materially deteriorate, our business could be materially and adversely affected. Our long-term ability to grow through additional investments will be limited if we cannot obtain additional financing. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain debt or equity financing or that we will be able to obtain it on favorable terms.

COVID-19 and its impact on businesses and financial markets could have a material adverse effect on our operations.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (“COVID-19”) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, as well as our business and operations. The extent to which COVID-19 impacts our business and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our business and results of operations may be materially adversely affected.

We are involved in various litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, or results of operations.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or we may decide to settle lawsuits on similarly unfavorable terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to our products or business practices, and accordingly our business, financial condition, or results of operations could be materially and adversely affected. See “Business-Legal Proceedings” for a description of certain litigation involving the Company.

Although the results of lawsuits and claims cannot be predicted with certainty, we do not believe that the final outcome of those matters that we currently face will have a material adverse effect on our business, financial condition, or results of operations. However, defending these claims is costly and can impose a significant burden on management and employees, and we may receive unfavorable preliminary or interim rulings in the course of litigation, which could adversely affect the market price of our securities. There can be no assurances that a favorable final outcome will be obtained in all cases.

Our business plan involves a number of assumptions that may prove inaccurate, which may cause us to realize substantially different operating results than we hope for.

In developing our business plan and business model, we made a number of assumptions, including assumptions related to annual operating costs, market size and demand, customer retention rates, customer drop-out rates, default rates, and local, national, and worldwide economic conditions. These assumptions may prove inaccurate, causing us our performance and operating results to differ significantly from the performance and operating results we have projected while developing our business plan and business model.

Operating our business on a larger scale could result in substantial increases in our expenses.

As our business grows in size and complexity, we can provide no assurance that we can successfully enter new markets or grow our business without incurring significant additional expenses, that our management platform will ultimately prove to be scalable, and/or that we will be able to achieve economies of scale or we will be able to operate our business on a larger scale than the scale on which we have historically operated.

Debt service obligations could adversely affect our operating results and could adversely affect our ability to make or sustain distributions to our stockholders and the market price of our Common Stock and Warrants.

Incurring debt could subject us to many risks, including the risks that: our cash flows from operations will be insufficient to make required payments of principal and interest; our debt may increase our vulnerability to adverse economic and industry conditions; we will be subject to restrictive covenants that require us to satisfy and remain in compliance with certain financial requirements or that impose limitations on the type or extent of activities we conduct; and we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes. Additionally, if we do not have sufficient funds to repay any debt we incur when it matures, we may need to refinance the debt or raise additional equity. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense could adversely affect our cash flows and, consequently, cash available for distribution to our shareholders. To the extent we are required to raise additional equity to satisfy such debt, existing shareholders would see their interests diluted. If we are unable to refinance our debt or raise additional equity on acceptable terms, we may be forced to dispose of assets on disadvantageous terms, potentially resulting in losses or the incurrence of special taxes and fees that apply to dispositions of assets. To the extent we cannot meet any existing or future debt service obligations, we will risk losing some or all of our assets that may be pledged to secure our obligations to foreclosure. Any unsecured debt agreements we enter into may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances.

We are substantially dependent on the CIMA License Agreement, which may be terminated under certain circumstances.

On December 31, 2019, the Company entered into the CIMA License Agreement, pursuant to which the Company has a perpetual, exclusive, non-transferable, non-sublicensable, royalty-free license to access and use the CIMA Licensed Technology in the form provided to the Company via the Hosting Services. While the license agreement provides us with a license in perpetuity, if the license agreement is terminated in accordance with its terms, we will lose access to the licensed technology that comprise the Cuentas technology platform, which will have a significant impact on our business, operations and financial results. Further, if the license agreement is terminated, there is no guarantee that we will be able to enter into a new license agreement on the same or similar terms, if at all, and our competitors could license the technology, which would result in a significant market disadvantage to the Company.

CIMA and Dinar may exert significant influence over our business and affairs as a result of their corporate governance and other rights under the Side Letter Agreement, which may adversely affect the management of our Company.

Pursuant to the Side Letter Agreement, dated December 31, 2019, by and among the Company, Mr. Maimon, Mr. De Prado, Dinar and CIMA (the “Side Letter Agreement”), for as long as the CIMA License Agreement is in effect or CIMA is a shareholder of the Company and owns at least 5% of the Company’s Common Stock, in addition to any other vote or approval required under the Company’s articles of incorporation, bylaws, or any other agreement, each as amended from time to time, the Company has agreed not to take certain actions without certain approval thresholds of the directors appointed by CIMA, Dinar, Mr. Maimon and Mr. De Prado. These negative covenants restrict, among other things, the Company’s ability to incur additional debt, alter certain employment agreements currently in place, enter into any consolidation, combination, recapitalization or reorganization transactions, and issue additional capital stock. Further, CIMA has a co-sale right to participate in a sale of shares of the Common Stock, in the event that Mr. De Prado, Mr. Maimon or any other director or officer of the Company holding greater than 1% of the Common Stock (on a fully diluted basis) proposes to sell any of his, her or its shares of Common Stock. This may hinder our ability to raise the capital needed to improve our financial condition. These rights may limit the ability of our Board of Directors and our management team to make necessary personnel decisions, which may adversely affect the management of our company, particularly if disputes arise between us and CIMA or Dinar (which disputes in and of themselves could have a material adverse effect on our ability to conduct business).

Our financial results in future periods may not be reflective of our earning potential and may cause our stock price to decline.

Our financial results in future periods may not be representative of our future potential. Since we expect to experience rapid growth, we will have a greater percentage of our portfolio invested in assets in the process of stabilization than we would expect to have as a more mature operation. It will take time and significant cash resources to implement our business plan. In addition, future equity or debt financings may impact our financial results in the fiscal periods following such financings for the same reasons listed above.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business we use sophisticated call processing engines and other sophisticated telecommunications technology platforms, and we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current tenants, our employees and third-party service providers on our networks and website. The secure processing and maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in revenue losses, legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect our results of operations and competitive position.

We are dependent on our executive officers and dedicated personnel, and the departure of any of our key personnel could materially and adversely affect us.

We rely on a small number of persons to carry out our business and investment strategies. An Executive Search Committee has been established to evaluate and propose qualified executive candidates for approval by the Board of Directors. Any member of our senior management may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. As we expand, we will continue to need to attract and retain qualified additional senior management but may not be able to do so on acceptable terms or at all. Cuentas does not yet have but intends to have key man life insurance policies in place. Pursuant to the employment agreement, the CEO’s term expired in November 2020 (which term has been subsequently extended for 90 days and can be extended by the Board of Directors on a month-to-month basis with the approval of both Dinar and CIMA until a new CEO is appointed by the Board of Directors). The Company has formed an Executive Search Committee and it will begin the process of searching for key executive personnel, including a new CEO. The current CEO will remain as the Chairman of the Board after the hiring of a new CEO.

We are subject to regulation which may adversely affect our ability to execute our business plan.

We operate in an ever-evolving and complex legal and regulatory environment. We, the products and services that we offer and market, and those for which we provide processing services, are subject to a variety of federal, state and foreign laws and regulations, including, but not limited to: federal communications laws and regulations; foreign jurisdiction communications laws and regulations; federal anti-money laundering laws and regulations, including the USA PATRIOT Act (the Patriot Act), the Bank Secrecy Act (the BSA), anti-terrorist financing laws and anti-bribery and corrupt practice laws and regulations in the U.S., and similar international laws and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act in Canada); state unclaimed property laws and money transmitter or similar licensing requirements; federal and state consumer protection laws, including the Credit Card Accountability, Responsibility and Disclosure Act of 2009 (the CARD Act), and the Durbin Amendment to Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), and regulations relating to privacy and data security; and foreign jurisdiction payment services industry regulations. We believe that we are currently operating in compliance with all applicable laws and regulations, but there is no certainty that laws and regulations affecting our business will not change. Any such change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

We are subject to Telecommunications Industry Regulation.

Our subsidiaries Cuentas Mobile and M&M are subject to regulation by the FCC and other government agencies and task forces. M&M holds International and Domestic Section 214 licenses issued by the FCC, which may be suspended or revoked by the FCC if M&M does not strictly comply with all applicable regulations and the terms and conditions under which the International and Domestic Section 214 licenses were issued. Cuentas Mobile and M&M are also subject to foreign jurisdiction communications laws and regulations. We believe that we, including our subsidiaries, are currently operating in compliance with all applicable laws and regulations, but there is no certainty that laws and regulations affecting our business will not change. Any such change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

We are subject to Anti-Money Laundering Regulation.

We are subject to a comprehensive federal anti-money laundering regulatory regime that is constantly evolving. The anti-money laundering regulations to which we are subject include the BSA, as amended by the Patriot Act, which criminalizes the financing of terrorism and enhances existing BSA regimes through: (a) expanding AML program requirements to certain delineated financial institutions; (b) strengthening customer identification procedures; (c) prohibiting financial institutions from engaging in business with foreign shell banks; (d) requiring financial institutions to have due diligence procedures and, where appropriate, enhanced due diligence procedures for foreign correspondent and private banking accounts; and (e) improving information sharing between financial institutions and the U.S. government. Pursuant to the BSA, we have instituted a Customer Identification Program, (CIP). The CIP is incorporated into our BSA/anti-money laundering compliance program. We are increasingly facing more stringent anti-money laundering rules and regulations, compliance with which may increase our costs of operation, decrease our operating revenues and disrupt our business” for additional information. Cuentas is or may become subject to reporting and recordkeeping requirements related to anti-money laundering compliance obligations arising under the Patriot Act and its implementing regulations. In addition, provisions of the BSA enacted by the Prepaid Access Rule issued by the Financial Crimes Enforcement Network (“FinCEN”), impose certain obligations, such as registration and collection of consumer information, on “providers” of certain prepaid access programs, including the prepaid products issued by Cuentas and our issuing banks for which we serve as program manager. In order to qualify for certain exclusions under the Prepaid Access Rule, some of our content providers were required to modify operational elements of their products, such as limiting the amount that can be loaded onto a card in any one day. In addition, pursuant to the Prepaid Access Rule, Cuentas and some of our retail distribution partners have adopted policies and procedures to prevent the sale of more than $10,000 in prepaid access (including closed loop and open loop products that fall under the monetary thresholds outlined above) to any one person during any one day.

We are subject to Anti-Terrorism and Anti-Bribery Regulation.

We are also subject to an array of federal anti-terrorism and anti-bribery legislation. For example, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) administers a series of laws that impose economic and trade sanctions against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other entities that pose threats to the national security, foreign policy or economy of the United States. As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries, as well as those such as terrorists and narcotics traffickers designated under programs that are not country-specific and with whom U.S. persons are generally prohibited from dealing. The Foreign Corrupt Practices Act (“FCPA”), prohibits the payment of bribes to foreign government officials and political figures and includes anti-bribery provisions enforced by the Department of Justice and accounting provisions enforced by the Securities and Exchange Commission (the “SEC”). The statute has a broad reach, covering all U.S. companies and citizens doing business abroad, among others, and defining a foreign official to include not only those holding public office but also local citizens affiliated with foreign government-run or government-owned organizations. The statute also requires maintenance of appropriate books and records and maintenance of adequate internal controls to prevent and detect possible FCPA violations. Abuse of our prepaid products for purposes of financing sanctioned countries, terrorist funding, bribery or corruption could cause reputational or other harm that could have a material adverse effect on our business, results of operations and financial condition.

We are subject to Consumer Protection Regulation.

We are subject to various federal, state and foreign consumer protection laws, including those related to unfair and deceptive trade practices as well as privacy and data security. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. A data security breach could expose us to liability and protracted and costly litigation, and could adversely affect our reputation and operating revenues.

We are subject to Federal Regulation.

At the federal level, Congress and federal regulatory agencies have enacted and implemented new laws and regulations that affect the prepaid industry, such the CARD Act and FinCEN’s Prepaid Access Rule. Moreover, there are currently proposals before Congress that could further substantially change the way banks, including prepaid card issuing banks and other financial services companies, are regulated and are permitted to offer their products to consumers. Non-bank financial services companies, including money transmitters and prepaid access providers, are now regulated at the federal level by the Consumer Financial Protection Bureau (the “CFPB”), which began operations in July 2011, bringing additional uncertainty to the regulatory system and its impact on our business. We are increasingly facing more stringent anti-money laundering rules and regulations, compliance with which may increase our costs of operation, decrease our operating revenues and disrupt our business. Abuse of our prepaid products for purposes of financing sanctioned countries, terrorist funding, bribery or corruption could cause reputational or other harm that could have a material adverse effect on our business, results of operations and financial condition. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. Failure by us to comply with federal banking regulation may subject us to fines and penalties and our relationships with our issuing banks may be harmed.

We are subject to State Unclaimed Property Regulations.

For some of our prepaid products, we or our issuing banks are required to remit unredeemed funds to certain (but not all) states pursuant to unclaimed property laws. However, unclaimed property laws are subject to change. Costs of compliance or penalties for failure to comply with or changes in state unclaimed property laws and regulations and changes in state tax codes could have a material adverse effect on our business, financial condition and results of operations.

We are subject to Money Transmitter Licenses or Permits.

Most states regulate the business of sellers of traveler’s checks, money orders, drafts and other monetary instruments, which we refer to collectively as money transmitters. While many states expressly exempt banks and their agents from regulation as money transmitters, others purport to regulate the money transmittal businesses of bank agents or do not extend exemptions to non-branch bank agents. In those states where we are required to be licensed, we are subject to direct supervision and regulation by the relevant state banking departments or similar agencies charged with enforcement of the money transmitter statutes and must comply with various restrictions and requirements, such as those related to the maintenance of certain levels of net worth, surety bonding, selection and oversight of our authorized delegates, permissible investments in an amount equal to our outstanding payment obligations with respect to some of the products subject to licensure, recordkeeping and reporting, and disclosures to consumers. We are also subject to periodic examinations by the relevant licensing authorities, which may include reviews of our compliance practices, policies and procedures, financial position and related records, various agreements that we have with our issuing banks, retail distribution partners and other third parties, privacy and data security policies and procedures, and other matters related to our business. As a regulated entity, Cuentas may incur significant costs associated with regulatory compliance. We anticipate that compliance costs and requirements will increase in the future for our regulated subsidiaries and that additional subsidiaries will need to become subject to these or new regulations. If we fail to maintain our existing money transmitter licenses or permits, or fail to obtain new licenses or permits in a timely manner, our business, results of operations and financial condition could be materially and adversely affected.

We are subject to Privacy Regulation.

In the ordinary course of our business, we collect and store or may collect and store personally identifiable information about customers, holders of our cards, subscribers, and users. This information may include names, addresses, email addresses, social security numbers, driver’s license numbers and account numbers. We also maintain or may maintain a database of cardholder data for our proprietary cards relating to specific transactions, including account numbers, in order to process transactions and prevent fraud. These activities subject us to certain privacy and information security laws, regulations and rules in the United States, including, for example, the privacy provisions of the Gramm-Leach-Bliley Act and its implementing regulations, various other federal and state privacy and information security statutes and regulations, and the Payment Card Industry Data Security Standard. These federal and state laws, as well as our agreements with our issuing banks, contain restrictions relating to the collection, processing, storage, disposal, use and disclosure of personal information, and require that we have in place policies regarding information privacy and security. We have in effect a privacy policy relating to personal information provided to us in connection with requests for information or services, and we continue to work with our issuing banks and other third parties to update policies and programs and adapt our business practices in order to comply with applicable privacy laws and regulations. Certain state laws also require us to notify affected individuals of certain kinds of security breaches of computer databases that contain their personal information. These laws may also require us to notify state law enforcement, regulators or consumer reporting agencies in the event of a data breach. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. A data security breach could expose us to liability and protracted and costly litigation, and could adversely affect our reputation and operating revenues.

We are subject to Card Association and Network Organization Rules.

In addition to the federal, state, local, and foreign jurisdiction laws and regulations discussed above, we, Cuentas and our issuing banks, are also subject to card association and debit network rules and standards. The operating rules govern a variety of areas, including how consumers and merchants may use their cards and data security. Each card association and network organization audits us from time to time to ensure our compliance with these standards. Noncompliance with these rules or standards due to our acts or omissions or the acts or omissions of businesses that work with us could result in fines and penalties or the termination of the card association registrations held by us or any of our issuing banks. Changes in card association rules or standards set by Visa or Vanilla Reload, or changes in card association and debit network fees or products or interchange rates, could materially and adversely affect our business, financial condition and results of operations.

Our success depends, in part, upon our ability to hire and retain highly skilled managerial, and operational personnel, and the past performance of our senior management may not be indicative of future results.

The implementation of our business plan may require that we employ additional qualified personnel. Competition for highly skilled managerial, telecommunications, financial and operational personnel is intense, and we cannot assure our stockholders that we will be successful in attracting and retaining such skilled personnel. If we are unable to hire and retain qualified personnel as required, our growth and operating results could be adversely affected.

The Company and its subsidiaries have well-financed, well-managed competitors and may not be able to adequately compete in its market.

Most of our competitors are larger and have greater financial, technical, marketing, and other resources than we do. Some of our competitors have seasoned management teams with more experience and expertise in our industry than we do. Some competitors may enjoy significant competitive advantages that result from, among other things, having substantially more available capital, having a lower cost of capital, having greater economies of scale, and having enhanced operating efficiencies compared to ours.

Cuentas recently began e-commerce card operations and is much smaller than its competitors, faces competition in the prepaid financial services industry including competitors such as American Express, First Data, Total Systems Services, Green Dot, NetSpend, Money Network, Momentum, Blackhawk, Prepaid MasterCard, MasterCard RePower, PayPal, Apple Pay, Amex Serve, H&R Block Emerald, J.P. Morgan Chase, and others. Cuentas also faces intense competition from existing players in the prepaid card industry.

Cuentas Mobile faces competitors including, without limitation, AT&T, Sprint, Viber, WhatsApp, Skype, MetroPCS, TracFone, Telcel, StraightTalk, Simple Mobile, Virgin Mobile, Boost, Net 10, IDT, Boost, and others.

M&M faces competition from many strong and well-financed competitors and other competitors, engaged in the retail termination of domestic and international long distance as well a mobile voice, text, and data services, including, without limitation, IDT, NobelCom, Access Wireless, Boost Mobile, H2O mobile, Mint Mobile and others.

Cuentas Mobile is dependent on the performance of third-party network operators.

MVNO operators, including Cuentas Mobile, earn revenues by purchasing network capacity from other network operators and reselling it to end users. Cuentas Mobile uses Sprint’s network to offer its services, and is dependent on the performance of Sprint and its network.

To compete effectively, Cuentas needs to improve its offerings continuously.

Cuentas began operations recently and is substantially smaller than its competitors. As a result, to compete effectively, Cuentas needs to improve its offerings rapidly and continuously.

Cuentas may be unable to attract and retain users.

As of the date of this filing, Cuentas has an operating history of e-commerce card business of less than one year. If Cuentas cannot increase the number of cardholders using its Cuentas Mastercard and retain its existing cardholders, this will significantly adversely affect Cuentas’ operating results, revenues, financial condition, and ability to remain in business.

Cuentas may be adversely affected by fraudulent activity.

Criminals, including, without limitation, cyber-organized criminal syndicates, and others, use increasingly sophisticated methods to engage in illegal activities involving prepaid cards, reload products, and customer information. Cuentas relies on third parties for certain transaction processing services, which subjects Cuentas and its customers to risks related to the vulnerabilities of these third parties, as well as Cuentas’s own vulnerabilities to criminals engaged in fraudulent activities. Fraudulent activity could result in the imposition of regulatory sanctions, including significant monetary fines, which could adversely affect Cuentas’s business, operating results, and financial condition.

Risks Related to an Investment in Our Securities and this Offering

Our management has broad discretion as to the use of the net proceeds from this offering.

We intend to use the net proceeds from this offering for sales and marketing; purchase of chip-based debit card stock for GPR and Starter cards; repayment of $677,600 aggregate principal amount of outstanding notes issued in the Labrys Note and repayment of $355,000 aggregate principal amount of a loan from Dinar; research and development; and working capital and operating expenses purposes. We cannot specify with certainty, however, the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our securities may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The NASDAQ Capital Market may not list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We anticipate that our securities will be listed on The NASDAQ Capital Market, a national securities exchange, upon consummation of this offering. Although, after giving effect to this offering, we expect to meet, on a pro forma basis, The NASDAQ Capital Market’s minimum initial listing standards, which generally mandate that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that we will be able to meet those initial listing requirements. If The NASDAQ Capital Market does not list our securities for trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Assuming our common stock will be listed on The NASDAQ Capital Market, our common stock will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Furthermore, if we were no longer listed on The NASDAQ Capital Market, our common stock would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Stock.

If after listing of our Common Stock we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our securities. Such a de-listing would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The market price of our Common Stock and Warrants may be highly volatile, and you could lose all or part of your investment.

The trading price of our Common Stock and Warrants is likely to be volatile. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	termination of the lock-up agreement or other restrictions on the ability of our stockholders and other security holders to sell shares after this offering;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore shareholders may have difficulty selling their shares.

The financial and operational projections and statements regarding future milestones that we may make from time to time are subject to inherent risks.

The projections and statements regarding future milestones that we provide herein or our management may provide from time to time reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, regulatory, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections and targeted milestones themselves, will prove inaccurate or may not be achieved. There may be differences between actual and projected results, and actual results may be materially different from than those contained in the projections and statements regarding future milestones. The inclusion of the projections and statements regarding future milestones in this prospectus should not be regarded as an indication that we, our management or the underwriters considered or consider the projections or such statements to be a guaranteed prediction of future events, and the projections and such statements should not be relied upon as such.

Future sales of Common Stock by our shareholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our Common Stock by our shareholders and our Warrant or option holders following this offering, or the perception that these sales may occur, could adversely affect the price of the offered securities and impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have 14,776,419 shares of Common Stock outstanding (based on the assumed offering price, giving effect to a 1-for-2 reverse stock split and excluding any shares that may be issued upon exercise of any Warrants issued hereunder or exercise by the underwriters’ over-allotment option). Of these outstanding shares, the shares of Common Stock sold in this offering along with approximately 1,872,709 shares of Common Stock will be freely tradable, without restriction, in the public market unless purchased by our “affiliates,” as defined under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). Of the remaining outstanding shares of Common Stock, 11,365,249 shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act, and will be freely tradable subject to the applicable holding period, volume, manner of sale and other limitations under Rule 144 of the Securities Act.

Upon completion of this offering, most of the restricted securities will be subject to lock-up agreements with the underwriters, restricting the sale of such shares for 180 days after the date of this offering. These lock-up agreements are subject to a number of exceptions, however, and holders may be released from this agreement with the prior written consent of the representative of the underwriters.

In addition, on August 21, 2020, in connection with the Special Shareholders Meeting, the Company filed with the Secretary of State of the State of Florida the Amended and Restated Articles to, among other things, cause all 10,000,000 outstanding shares of the Series B Preferred Stock to be converted into 5,000,000 shares of Common Stock on a post-split basis and the issuance of an additional 5,000,000 shares of Common Stock to cover certain anti-dilution rights. The converted shares and the additional shares issued due to the anti-dilution rights may be freely tradable pursuant to Rule 144 other than shares held by stockholders that have entered into lock-up agreements in connection with this offering.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 1,538,461 units offered in this offering at an assumed public offering price of $6.50 per unit (representing the closing stock price of our Common Stock on December 22, 2020 and giving effect to a proposed 1-for-2 reverse stock split), and after deducting underwriter discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $6.17 per share at the assumed public offering price, assuming no exercise of the Warrants offered hereby. You may experience further dilution to the extent that shares of Common Stock are issued upon exercise of the Warrants. In addition, as of January 12, 2021, (a) 169,000 shares of our Common Stock are issuable upon the exercise of outstanding options; (b) 68,452 shares of our Common Stock are issuable upon exercise of our currently outstanding warrants; (c) 45,493 shares of our Common Stock issuable upon exercise of currently outstanding convertible note and (d) 95,583 shares of our Common Stock are subject to vesting, granted to some of our employees and consultants. Our outstanding warrants to purchase shares of our Common Stock have a weighted average exercise price of $8.26 per share and expire from November 23, 2023 to November 23, 2025. Our outstanding issued options have a weighted average exercise price of $8.94 per share and expire on dates ranging from September 13, 2023 to March 29, 2025.

The Warrants are speculative in nature.

The Warrants offered in this offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the shares of Common Stock and pay an exercise price of $6.50 per share (100% of the assumed offering price), prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value.

Holders of the Warrants will have no rights as a common stockholder until they acquire our Common Stock.

Until holders of the Warrants acquire shares of Common Stock upon exercise of the Warrants, the holders will have no rights with respect to the Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common shareholder as to the security exercised only as to matters for which the record date occurs after the exercise.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the price of our securities and trading volume could decline.

The trading market for our securities may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us was to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our securities or trading volume to decline.

The shares of Common Stock that are issuable upon exercise of the Warrants offered hereby may become unregistered.

We are registering, as part of the registration statement of which this prospectus forms a part, the issuance by us of the shares of Common Stock issuable upon exercise of the Warrants. However, there is no guarantee that the registration statement will remain effective at the time on which you exercise your Warrants. If you exercise your Warrants at a time where there is not an effective registration statement, the shares of Common Stock that you receive upon exercise of your Warrants will be restricted and contain a restrictive legend. In this case, you will only be able to sell these shares of Common Stock issued if a resale registration statement is filed or if there is an exemption from the registration requirements of the Securities Act.

We do not expect to pay dividends for the foreseeable future.

We do not expect to pay dividends on our Common Stock for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends should not purchase our securities.

Our existing directors, executive officers and principal shareholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

After this offering, our directors, executive officers, principal shareholders and their affiliates will beneficially own or control, directly or indirectly, in the aggregate, approximately 70.30% of our outstanding Common Stock, assuming no exercise of the underwriters’ option to purchase additional securities in this offering. As a result, these shareholders, acting together, could have significant influence over the outcome of matters submitted to our shareholders for approval, including the election or removal of directors; any amendments to our articles of incorporation or bylaws; any merger, consolidation or sale of all or substantially all of our assets; and over the management and affairs of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company or discouraging others from making tender offers for our shares and might affect the market price of our Common Stock.

We are searching for a new Chief Executive Officer, and Chief Operating Officer the results of which may not be successful and may significantly change the management of the Company.

Pursuant to an employment agreement between the Company and Arik Maimon, our Chief Executive Officer, dated as of July 24, 2020 (the “2020 Maimon Employment Agreement”), Mr. Maimon agreed to resign as the Chief Executive Officer of the Company within four months of the effective date of the 2020 Maimon Employment Agreement (which term can be extended by the Board of Directors on a month-to-month basis with the approval of both Dinar and CIMA until a new CEO is appointed by the Board of Directors) but continue as a member of the Company’s Board of Directors at the same salary compensation. An Executive Search Committee has been established to evaluate and propose qualified executive candidates for approval by the Board of Directors, including the Chief Executive Officer, President and Chief Operating Officer.

The Company is in the process of appointing a successor Chief Executive Officer. While we intend to do our diligence and identify a suitable person to fill this role, our search for a new Chief Executive Officer entails a risk that the newly appointed officer may bring changes to the management and operations of the Company. Such a change may affect shareholder value and the competitiveness of the Company in the public market.

Pursuant to an employment agreement between the Company and Michael De Prado, our President & Chief Operating Officer, dated as of July 24, 2020 (the “2020 De Prado Employment Agreement”), Mr. De Prado agreed to resign as the President & Chief Operating Officer of the Company within four months of the effective date of the 2020 De Prado Employment Agreement, which term can be extended by the Board of Directors on a month-to-month basis with the approval of both Dinar and CIMA until a new President & Chief Operating Officer is appointed by the Board of Directors, but continue as a member of the Company’s Board of Directors at the same salary compensation. An Executive Search Committee has been established to evaluate and propose qualified executive candidates for approval by the Board of Directors, including President and Chief Operating Officer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of “forward-looking statements”. Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information currently available to management. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “continue” and “intend,” and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

●	our ability to diversify our operations;

●	our ability to attract key personnel;

●	our ability to operate profitably;

●	our ability to efficiently and effectively finance our operations,;

●	inability to achieve future enrollment levels or other operating results;

●	inability to raise additional financing for working capital;

●	inability to efficiently manage our operations;

●	the inability of management to effectively implement our strategies and business plans;

●	effect of COVID-19;

●	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

●	deterioration in general or regional economic conditions;

●	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate; and

●	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements as anticipated, believed, estimated, expected or intended.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

USE OF PROCEEDS

Assuming the sale of 1,538,461 units in this offering at an assumed offering price of $6.50 per unit (representing the closing price of our common stock on December 22, 2020 after giving effect to a proposed reverse stock split at a ratio of 1-for-2), we estimate that the net proceeds from the sale of the units we are offering will be approximately $8.8 million. If the underwriters fully exercise the over-allotment option, the net proceeds of the units we sell will be approximately $9.9 million. “Net proceeds” is what we expect to receive after deducting the underwriting discount and commission and estimated offering expenses payable by us.

While we expect to use the net proceeds for the purposes described below, the amounts and timing of our actual expenditures will depend upon numerous factors, including potential business and marketplace changes. We anticipate an approximate allocation of the use of net proceeds as follows:

Sales and Marketing	$3,000,000
Purchase of chip-based debit card stock for GPR and Starter cards	$259,700
Repayment of Labrys Note to Labrys Funds LP and Loan from Dinar Zuz LLC(1)	$1,032,600
Research and Development	$125,000
Working capital, accrued salaries and operating expenses	$4,398,942

(1)	The Labrys Note to Labrys Funds LP matures in 12 months and bears an interest rate of 12%. The loan from Dinar matures in 6 months and bears an interest rate of 9%. Both loans were used mainly for working capital purposes.

The expected net proceeds from the sale of the units offered hereby, if added to our current cash, is anticipated to be sufficient to fund our operations for at least 12 months. In the event that our plans change, our assumptions change or prove to be inaccurate, or the net proceeds of this offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail expansion activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this offering.

We cannot predict when the Warrants will be exercised, if at all. If all of the Warrants sold in this offering are exercised for cash, then we will receive approximately an additional $10 million of proceeds. It is possible that all or a portion of the Warrants may expire prior to being exercised, in which case we will not receive any additional proceeds. If we receive proceeds from the exercise of Warrants, we expect to use such proceeds for general corporate purposes.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of the Board, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our Common Stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020:

●	on an actual basis;

●	on a pro forma basis to give effect to the units offered by us in this offering at the public offering price of $6.50 per unit (representing the closing price of our common stock on December 22, 2020 after giving effect to a proposed reverse stock split at a ratio of 1-for-2) after deducting the estimated discounts, non-accountable expense allowance and the estimated offering expenses payable by us.

The tables should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

		As of September 30, 2020 (unaudited) Amounts in U.S. Dollars
Stockholders’ Equity	Actual	Pro forma

Common Stock, $0.001 per share par value, Common Stock, authorized 360,000,000 shares, $0.001 par value; 13,237,958 issued and outstanding as of September 30, 2020	26,000	26,000
Additional paid-in capital	28,237,000	37,053,000
Accumulated/Retained deficit	(24,543,000)	(24,543,000)
Total Shareholders’ Equity	$3,720,000	$12,536,000

The number of issued and outstanding shares as of September 30, 2020 in the table takes into account our anticipated 1-for-2 reverse stock split and excludes:

●	68,452 shares of Common Stock issuable upon exercise of unregistered warrants at a weighted average exercise price of $8.26 per share;

●	95,583 shares of Common Stock upon the vesting of Common Stock awards granted to some of our employees and consultants;

●	45,493 shares of our Common Stock issuable upon exercise of currently outstanding convertible note at a conversion price of $5.50 per share; and

●	169,000 shares of Common Stock issuable upon exercise of unregistered option at a weighted average exercise price of $8.94 per share.

DILUTION

If you purchase units in this offering your interest in our Common Stock will be diluted immediately to the extent of the difference between the assumed public offering price of $6.50 per unit (representing the closing price of our common stock on December 22, 2020 after giving effect to a proposed reverse stock split at a ratio of 1-for-2) and the as adjusted net tangible book value per share of our Common Stock immediately following this offering.

Our net tangible book value as of September 30, 2020 was $(3,930,000), or approximately ($0.30) per share. Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of Common Stock outstanding as of September 30, 2020. Net tangible book value dilution per share to new investors represents the difference between the amount per unit paid by purchasers in this offering and the adjusted net tangible book value per share of Common Stock immediately after completion of this offering.

After giving effect to the sale of the units that we are offering at an assumed public offering price of $6.50 per unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on an as adjusted basis as of September 30, 2020 would have been $0.33 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $5.73 per share of Common Stock to our existing shareholders and an immediate dilution of $6.17 per share of Common Stock to new investors purchasing shares of Common Stock in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share		$6.50
Net tangible book value per share as of September 30, 2020	($0.30)
Increase in net tangible book value per share attributable to new investors	$5.73
As adjusted net tangible book value per share as of September 30, 2020, after giving effect to the offering		$0.33
Dilution per share to new investors in the offering		$6.17

In addition, for purposes of this section, the foregoing does not take into account any of the following, each of which would cause you to experience further dilution:

●	230,769 shares of Common Stock if the underwriters exercise their over-allotment option for shares of Common Stock in full;

●	1,538,461 shares of Common Stock issuable upon exercise of the Warrants offered hereby (or 1,769,230 shares of Common Stock issuable upon exercise of the Warrants if the underwriters exercise their over-allotment option for Warrants in full);

●	123,076 shares of Common Stock issuable upon exercise of the representative’s warrants (or 141,536 shares of Common Stock issuable upon exercise of the representative’s warrants if the underwriters exercise their over-allotment option for Shares in full);

●	(a) 169,000 shares of our Common Stock issuable upon the exercise of outstanding options with a weighted average exercise price of $8.94; (b) 68,452 shares of our Common Stock issuable upon exercise of our currently outstanding warrants with a weighted average exercise price of $8.26; (c) 45,493 shares of our Common Stock issuable upon exercise of currently outstanding convertible note at a conversion price of $5.50 per share and (d) 95,583 shares of our Common Stock issuable upon the vesting of Common Stock granted to some of our employees and consultants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with our financial statements, which are included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this prospectus, and other factors that we may not know.

All share amounts and per share amounts in this prospectus reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-300 shares that was effected on August 8, 2018 and an assumed reverse stock split at a ratio of 1-for-2 shares that will be effected prior to pricing this offering.

OVERVIEW

The Company was incorporated in September 2005 to act as a holding company for its subsidiaries in the technology, telecom and banking industries.

Company Overview

Cuentas, Inc. (the “Company” or “Cuentas”) invests in financial technology and engages in use of certain licensed technology to provide innovative telecommunications, mobility, and remittance solutions to unserved, unbanked, and emerging markets. The Company uses proprietary technology and certain licensed technology to provide innovative telecommunications and telecommunications mobility and remittance solutions in emerging markets. The Company also offers wholesale telecommunications minutes and prepaid telecommunications minutes to consumers through its Tel3 division.

The Company was incorporated under the laws of the State of Florida on September 21, 2005 to act as a holding company for its subsidiaries. Its subsidiaries are Meimoun and Mammon, LLC (100% owned) (“M&M”), Next Cala, Inc (94% owned -was dissolved on July 3, 2020) (“Cala”), NxtGn, Inc. (65% owned-was dissolved on August 24, 2020) (“NxtGn”) and Cuentas Mobile LLC (formerly Next Mobile 360, LLC. - 100% owned). Additionally, Next Cala, Inc. had a 60% interest in NextGlocal Inc. (“Next Glocal”), a subsidiary formed in May 2016 and which was dissolved on September 27, 2019. Tel3, a business segment of Meimoun and Mammon, LLC provides prepaid calling cards to consumers directly and operates in a complimentary space as Meimoun and Mammon, LLC. On October 23, 2017, the Company acquired 100% of the outstanding shares in Limecom, Inc, (“Limecom” and such acquisition, the “Limecom Acquisition”) from Heritage Ventures Limited (“Heritage”). On January 30, 2019, the Company exercised a right to rescind the Acquisition, principally in an effort to reduce the Company’s continuing debt obligations associated with the Acquisition.

Formation of SDI NEXT DISTRIBUTION LLC (“SDI NEXT”)

On December 6, 2017, the Company completed its formation of SDI NEXT DISTRUBUTION LLC (“SDI Next”) in which the Company owns a 51% membership interest, previously announced August 24, 2017 in a letter of intent with Fisk Holdings, LLC (“Fisk Holdings”). Per the Operating Agreement of SDI NEXT the Company and Fisk Holdings will serve as the Managing Members of SDI Next and the Company will contribute a total of $500,000, to be paid per an agreed-upon schedule over a twelve-month period. Fisk Holdings will contribute 30,000 (thirty thousand) active point of sale locations for distribution of retail telecommunications and prepaid financial products and services to include, but not be limited to: prepaid general purpose reload (“GPR”) cards, prepaid gift cards, prepaid money transfer, prepaid utility payments, and other prepaid products. The completed formation of an established distribution business for third-party gift cards, digital content, mobile top up, financial services and digital content, which presently includes more than 31,600 U.S. active Point of Sale locations, including store locations, convenience stores, bodegas, store fronts, etc. The parties agreed that additional product lines may be added with unanimous decision by the Managing Members of SDI Next. During 2018, it was agreed between the parties to distribute the Company’s recently announced CUENTAS GPR card and mobile banking solution aimed to the unbanked, underbanked and financially underserved consumers, making them available to customers at the more than 31,600 retail locations SDI Next presently serves. SDI Next was dissolved on August 22, 2020.

Limecom

On October 23, 2017, the Company acquired 100% of the outstanding interests in Limecom.

On January 29, 2019, the Company and Heritage Ventures Ltd. (“Heritage”) agreed to amend the Share Purchase Agreement, dated September 19, 2017 (the “Limecom Purchase Agreement”) to extend the right of the Company to rescind the same Share Purchase Agreement and to return the stock in Limecom back to Heritage in the following manner:

(a)	The 69,074 shares of the Company issued to Heritage and its stockholders will not be returned to the Company, and the remaining 17,269 shares of the Company in escrow will not be issued to Heritage. Instead, the Company will issue an additional 45,000 shares of the Company as directed by Heritage.

(b)	The $1,807,000 payment obligation under the Limecom Purchase Agreement will be cancelled.

(c)	The Employment Agreement with Orlando Taddeo as International CEO of Limecom will be terminated.

(d)	Heritage, its Stockholders and the current management of Limecom agreed to indemnify and hold harmless Next Group Acquisition, Inc. and the Company from any liabilities (known and unknown) incurred by Limecom (accrued, disclosed or undisclosed by Limecom) up to and including the rescission date.

(e)	Heritage and Limecom’s current management agreed to cooperate with Next Group Acquisition and/or the Company with any information required to be disclosed to the Securities and Exchange Commission (“SEC”) as a part of Cuentas’ SEC disclosure obligations with respect to the rescission.

(f)	Heritage, Limecom and its current management and stockholders agreed to cooperate with Cuentas’ auditors in providing all material information to Cuentas’ auditors as is reasonably required.

(g)	Heritage and the Limecom current management agreed that the intercompany loan in the approximate sum of $231,000 will be cancelled.

(h)	Cuentas agreed to issue 10,370 shares of Cuentas restricted stock to several Limecom employees in exchange for salaries due to them. Those shares will be issued and held in escrow until the full satisfaction of the terms of this Amendment.

(i)	Cuentas agreed to advance the sum of $25,000 toward the payments agreed upon to be paid to American Express, Inc. (“AMEX”) by Limecom, and Limecom agrees to pay the sum of $25,000 to AMEX and the balance of the payments under the Stipulation of Settlement with AMEX as agreed upon by Limecom.

On January 30, 2019, Cuentas sent an executed Rescission Letter to Limecom rescinding the acquisition of Limecom according under the Amendment of the Limecom Purchase Agreement, dated January 29, 2019.

Cuentas fulfilled its obligation to pay $25,000 to AMEX pursuant to the Amendment of the Limecom Purchase Agreement dated January 29, 2019.

Next Communications, Inc. Bankruptcy

The Company has historically received financing from Next Communications, Inc. (“Next Communications”), an entity controlled by our CEO, and has a related party payable balance of approximately $0 and approximately $2,972,000 due to Next Communications as of June 30, 2019 and December 31, 2018. During the first calendar quarter of 2017, Next Communications filed for bankruptcy protection. As a result, the related party payable is being handled by a court appointed trustee as an asset of Next Communications. On January 29, 2019, the United States Bankruptcy Court Southern District of Florida, Miami Division, approved a Plan of Reorganization for Next Communications., whereby the Company would pay $600,000 to a specific creditor in consideration for the forgiveness of the balance of the payable to Next Communications. On March 10, 2019, the Company paid $50,000 to the trust account of the specific creditor, per the order, and on May 10, 2019, the Company paid $550,000 to the same trust account of the specific creditor, per the order, and satisfied its obligation under the Approved Plan of the Reorganization for Next Communications, Inc., that was approved by the United States Bankruptcy Court Southern District of Florida, Miami Division, on January 29, 2019.

Results of operations for the nine months ended September 30, 2020 and 2019

Revenue

Revenues during the nine months ended September 30, 2020 totaled $385,000 compared to $811,000 for the nine months ended September 30, 2019. The Company generated revenues through the sale and distribution of prepaid telecom minutes, digital products and other related telecom services. The Company began generating sales from its Fintech products and services during the third quarter of 2020.

Costs of Revenue

Cost of revenues during the nine months ended September 30, 2020 totaled $620,000 compared to $617,000 for the nine months ended September 30, 2019. Cost of revenue consists mainly of the purchase of wholesale minutes for resale, related telecom platform costs and purchase of digital products. Since the soft launch of the Company’s GPR Product during the second Quarter of 2020, Cost of revenue also consisted from cost related to the sale of the Company’s GPR Card in the amount of $195,000.

Operating Expenses

Operating expenses totaled $4,683,000 during the nine months ended September 30, 2020 compared to $1,663,000 during the nine months ended September 30, 2019 representing a net increase of $3,020,000. The increase in the operating expenses is mainly due to the increase in the amortization expense of intangible assets in the amount of $1,350,000

Other Income

The Company recognized other income of $383,000 during the nine months ended September 30, 2020 compared to an income $2,349,000 during the nine months ended September 30, 2019. The net change from the prior period is mainly due to the change in our stock-based liabilities and other income in the amount of approximately $2,362,000 due to the satisfaction of the Company’s obligation under the Approved Plan of the Reorganization for Next Communications, Inc., that was approved by the United States Bankruptcy Court Southern District of Florida Miami Division on January 29, 2019 pursuant to which we paid $600,000 to satisfy an obligation of approximately $2,962,000. Gain from Change in Fair Value of stock-based liabilities for the nine-month period ended September 30, 2020 was $307,000 as compared to a loss of $133,000 for the nine-month period ended September 30, 2019. The gain (loss) is attributable to the decrease in the Fair Value of our stock-based liabilities mainly due to the decrease (increase) in the price of share of our common stock.

Net Income (Loss)

We incurred a net loss of $5,153,000 for the nine-month period ended September 30, 2020, as compared to a net income of $853,000 for the nine-month period ended September 30, 2019.

Results of operations for the three months ended September 30, 2020 and 2019

Revenue

Revenues during the three months ended September 30, 2020 totaled $134,000 compared to $247,000 for the three months ended September 30, 2019. The Company generated revenues through the sale and distribution of prepaid telecom minutes, digital products and other related telecom services. The Company began generating sales from its Fintech products and services during the third quarter of 2020.

Costs of Revenue

Cost of revenues during the three months ended September 30, 2020 totaled $237,000 compared to $150,000 for the three months ended September 30, 2019. Cost of revenue consists mainly of the purchase of wholesale minutes for resale, related telecom platform costs and purchase of digital products. Cost of revenue also consisted from cost related to the sale of the Company’s GPR Card in the amount of $118,000 due to additional developments and testing that the Company conducted on its GPR product.

Operating Expenses

Operating expenses totaled $983,000 during the three months ended September 30, 2020 compared to $663,000 during the three months ended September 30, 2019 representing a net increase of $320,000. The increase in the operating expenses is mainly due to the increase in the amortization expense of intangible assets in the amount of $450,000.

Other Income

The Company recognized other loss of $53,000 during the three months ended September 30, 2020 compared to a loss of $126,000 during the three months ended September 30, 2019.

Results of operations for the years ended December 31, 2019 and 2018

Revenue

The Company generates revenues through the sale and distribution of prepaid telecom minutes and other related telecom services.

	Year ended December 31,
	2019	2018
	Thousands	Thousands
Revenue from sales	$967	$24,983
Revenue, sales to related parties	-	49,667
Total revenue	$967	$74,650

Revenues during the year ended December 31, 2019 totaled $967,000 compared to $74,650,000 for the year ended December 31, 2018. The decrease in the total revenue is mainly due to the rescission of the Limecom Acquisition, which was consolidated for the year ended December 31, 2018, and not consolidated in the year ended December 31, 2019. The Company no longer owns Limecom as of January 2019.

The Company did not generate sales from its Fintech products and services during the year ended December 31, 2020, due to additional developments and testing that the Company conducted on its GPR product.

Costs of Revenue

Costs of revenue consists of the purchase of wholesale minutes for resale and related telecom platform costs. Cost of revenues during the year ended December 31, 2019 totaled $808,000 compared to $74,177,000 for the year ended December 31, 2018. The decrease in the total Cost of Revenue is mainly due to the rescission of the Limecom Acquisition.

Operating Expenses

Operating expenses totaled $2,305,000 during the year ended December 31, 2019 compared to $5,686,000 during the year ended December 31, 2018 representing a net decrease of $3,381,000. The decrease in the operating expenses is mainly due to Loss on disposal and impairment of assets in the amount of $1,917,000 that the Company recorded in 2018 and the rescission of the Limecom Acquisition which was consolidated for the full twelve months ended December 31, 2018 and not consolidated in the twelve-month period ended December 31, 2019.

Other Income

The Company recognized other income of $860,000 during the year ended December 31, 2019 compared to an income $1,628,000 during the year ended December 31, 2018. The net change from the prior period is mainly due to other income in the amount of $2,362,000 from the satisfaction of the Company’s obligation under the Approved Plan of the Reorganization for Next Communications, Inc., that was approved by the United States Bankruptcy Court Southern District of Florida, Miami Division, on January 29, 2019 (the “Next Communications Reorganization”), pursuant to which we paid $600,000 to satisfy an obligation of approximately $2,962,000. It is also due to the change in the gain recognized on the fair value measurement of our derivative and stock-based liabilities. The fair value measurements related to derivative liabilities is driven by market inputs and inherently subject to volatility. Loss from Change in Fair Value of stock-based liabilities for year ended December 31, 2019 was $560,000 as compared to a gain of $2,314,000 for the year ended December 31, 2018.

Net Loss

We incurred a net loss of $1,320,000 for the year ended December 31, 2019, as compared to a net loss of $3,562,000 for the year ended December 31, 2018 for the reasons described above.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

On November 12, 2020, the Company issued a convertible promissory note to Arie Ghershony in the amount of $250,000, which matures on November 12, 2021. Interest accrues from the date of the note on the unpaid principal amount at a rate equal to 10.00% per annum, calculated as simple interest. The holder may elect to convert all or any part of the then outstanding principal and accrued but unpaid interest due under the note into shares of Common Stock until maturation. The conversion price of the note is $5.50 per share, which may be proportionately adjusted as appropriate to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Common Stock of the Company without the payment of consideration to the Company therefor at any time prior to conversion.

As of September 30, 2020, we had cash and cash equivalents of $343,000 as compared to $16,000 as of December 31, 2019. As of September 30, 2020, we had a working capital deficit of $3,846,000 thousand, as compared to a deficit of $3,752,000 as of December 31, 2019. The increase in our working capital deficit was mainly attributable to the increase of $521,000 in our Accounts Payables and $354,000 in our loans from related parties which mitigated by decrease of $727,000 in our stocked based liabilities.

As of December 31, 2019, the Company had $16,000 of cash, total current assets of $165,000 and total current liabilities of $3,917,000 creating a working capital deficit of $3,752,000. Current assets as of December 31, 2019 consisted of $16,000 of cash, marketable securities in the amount of $1,000, related parties of $54,000 and other current assets of $94,000.

As of December 31, 2018, the Company had $154,000 of cash, total current assets of $4,033,000 and total current liabilities of $11,581,000 creating a working capital deficit of $7,548,000. Current assets as of December 31, 2018 consisted of $154,000 of cash, marketable securities in the amount of $79,000, accounts receivable net of allowance of $3,673,000, related parties of $36,000 and other current assets of $91,000.

The decrease in our working capital deficit was mainly attributable to the decrease of $1,659,000 in our trade account payables and decrease of $4,927,000 in our short-term related parties’ payables, which was mitigated by a decrease of $3,673,000 in our trade account receivables.

Net cash used in operating activities was $1,372,000 for the nine-month period ended September 30, 2020, as compared to cash used in operating activities of $1,068,000 for the nine-month period ended September 30, 2019. The Company’s primary uses of cash have been for professional support and working capital purposes.

Net cash used in operating activities was $1,315,000 for the year ended December 31, 2019, as compared to cash used in operating activities of $517,000 for the year ended December 31, 2018. The Company’s primary uses of cash have been for professional support, marketing expenses and working capital purposes.

Net cash used in investing activities was $0 for the year ended December 31, 2019, as compared to net cash generated from investing activities of $9,000 for the year ended December 31, 2018.

Net cash provided by financing activities was approximately $1,699,000 for the nine-month period ended September 30, 2020, as compared to net cash provided by financing activities was approximately $979,000 for the nine-month period ended September 30, 2019. We have principally financed our operations in 2020 through the sale of our common stock to private investors, issuance of convertible loans debt and loans from our shareholders. On September 11, 2020, the Company issued the Labrys Note to Labrys Funds LP (“Labrys”). The Labrys Note bears interest at a rate of 12% per annum, and matures on September 2, 2021. Payment of principle and interest starts after 3 months with ability to extend for up to 2 months and the loan principal becomes payable on maturity. The Labrys Note bears an original issue discount in the amount of $60,500, and the issuing expenses were $40,000, resulting in net proceeds of $505,000. The Company also issued 70,906 shares of its Common Stock to Labrys. Out of those, 16,500 shares of Common Stock were issued in consideration of a Commitment fee and the balance are subject to return to the Company once the Labrys Note is paid in full, if there were no defaults. In the event of a default, as defined in the Labrys Note, Labrys has the right, to convert all or any portion of the then outstanding and unpaid principal amount and interest into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the date of the Labrys Note, or any shares of capital stock or other securities of the Company into which such Common Stock shall be changed or reclassified, at the conversion price as set forth in the Labrys Note. Due to our operational losses, we have principally financed our operations through the sale of our Common Stock and the issuance of convertible debt.

Net cash provided by financing activities was approximately $1,177,000 for the year ended December 31, 2019, as compared to approximately $587,000 for the year ended December 31, 2018. We have principally financed our operations in 2019 through the sale of our Common Stock and the issuance of debt.

On September 2, 2020, the Company issued the Labrys Note, which bears interest at a rate of 12% per annum and matures on September 2, 2021. On December 2, 2020, the Company paid the First Amortization Payment Extension Fee of $12,500.00 and will make the first of 10 equal monthly payments of $67,760.00 on January 15, 2021 and by the 15th of each subsequent month.

The Labrys Note bears an original issue discount in the amount of $60,500, and the issuing expenses were $40,000, resulting with net proceeds of $505,000. The Company also issued 70,906 shares of its Common Stock pursuant to the Labrys Note. Out of those, 16,500 shares of Common Stock were issued in consideration of Commitment fee and the balance are subject to return to the Company once the Labrys Note is paid in full if there were no defaults.

Due to our operational losses, we have principally financed our operations through the sale of our Common Stock and the issuance of convertible debt. The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended December 31, 2019, contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Despite the capital raise that we have conducted, the above conditions raise substantial doubt about our ability to continue as a going concern. Although we anticipate that cash resources will be available to the Company through its current operations, we believe existing cash will not be sufficient to fund planned operations and projects investments through the next 12 months. Therefore, we are still striving to increase our sales, attain profitability and raise additional funds for future operations. Any meaningful equity or debt financing will likely result in significant dilution to our existing shareholders. There is no assurance that additional funds will be available on terms acceptable to us, or at all.

Since inception, we have financed our cash flow requirements through issuance of Common Stock, related party advances and debt. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations. Additionally, we anticipate obtaining additional financing to fund operations through Common Stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next 12 months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, implement and successfully execute our business and marketing strategy surrounding the Cuentas Mastercard, continually develop and upgrade our website, respond to competitive developments, lower our financing costs and specifically our accounts receivable factoring costs, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Off-balance Sheet Arrangements

As at September 30, 2020, we had no off-balance sheet arrangements of any nature.

Impact of Inflation

The Company does not expect inflation to be a significant factor in operation of the business.

Critical Accounting Policies

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements, which we discuss under the heading “Results of Operations”. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.

We set forth below those material accounting policies that we believe are the most critical to an investor’s understanding of our financial results and condition and that require complex management judgment.

Unaudited Interim Financial Statements

The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiaries, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements presented herein have not been audited by an independent registered public accounting firm but include all material adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial condition, results of operations and cash flows for the for six-months ended June 30, 2020. However, these results are not necessarily indicative of results for any other interim period or for the year ended December 31, 2020. The preparation of financial statements in conformity with GAAP requires the Company to make certain estimates and assumptions for the reporting periods covered by the financial statements. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Actual amounts could differ from these estimates.

Certain information and footnote disclosures normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission (“SEC”). The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020 (the “Annual Report”). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with US GAAP. The consolidated financial statements of the Company include the Company and its wholly-owned and majority-owned subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates. Estimates are used when accounting for intangible assets, going concern and stock-based compensation.

Deferred Revenue

Deferred revenue is comprised mainly of unearned revenue related to prepayments from retail consumers for telecommunications minutes. Revenue allocated to remaining performance obligations represent contracted revenue that has not yet been recognized (“contracted not recognized”). The Company expects to recognize 100% of the Contracted not recognized revenue over the next 12 months.

Derivative and Fair Value of Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, notes payables, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.

Fair value, as defined in ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

●	Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

●	Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earning are reported in the statement of income.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity.

Recent Accounting Standards announced

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments apply to reporting entities that are required to make disclosures about recurring or nonrecurring fair value measurements and should improve the cost, benefit, and effectiveness of the disclosures. ASU 2018-13 categorized the changes into those disclosures that were removed, those that were modified, and those that were added. The primary disclosures that were removed related to transfers between Level 1 and Level 2 investments, along with the policy for timing of transfers between levels. In addition, disclosing the valuation processes for Level 3 fair value measurements was removed. The amendments are effective for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company notes that this guidance will impact its disclosures beginning January 1, 2020.

In June 2016, FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. In November 2018, FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which amends the scope and transition requirements of ASU 2016-13. Topic 326 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. Topic 326 will originally become effective for the Company beginning January 1, 2020, with early adoption permitted, on a modified retrospective approach. As a smaller reporting company, the effective date for the Company has been delayed until fiscal years beginning after December 15, 2022, in accordance with ASU 2019-10, although early adoption is still permitted. This standard is not expected to have a material impact to the Company’s consolidated financial statements after evaluation.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022, though early adoption is permitted, including adoption in any interim period for which financial statements have not yet been issued. This standard is not expected to have a material impact to the Company’s consolidated financial statements after evaluation.

BUSINESS

The Company

The Company is a corporation incorporated under the laws of Florida on September 21, 2005, which focuses on the business of using proprietary technology to provide e-banking and e-commerce services delivering mobile banking, online banking, prepaid debit and digital content services to the unbanked, underbanked and underserved communities. The Company’s exclusivity with CIMA’s proprietary software platform enables Cuentas to offer comprehensive financial services and additional robust functionality that is absent from other GPR.

Operating Subsidiaries. The Company’s business operations are conducted primarily through its subsidiaries, described elsewhere in this report.

Properties. The Company’s headquarters are located in Miami, Florida.

Our Business

The Fintech Card is a GPR integrated into a proprietary robust ecosystem that protects customers by depositing their funds in an FDIC insured bank account at the Issuing Bank. The comprehensive financial services include:

Direct ACH Deposits	ATM Cash Withdrawal	Bill Pay and Online Purchases
Debit Card Network Processing	Peer to Peer Payments	Cash Reload at over 50,000 retailers
Online banking	Major Transit Authority Tokens	Discounted Gift Cards

The Ecosystem includes a mobile wallet for digital currency, stored value card balances, prepaid telecom minutes, loyalty reward points, and purchases made in the Cuentas Virtual Marketplace. The Fintech Card is integrated with the Los Angeles Metro, Connecticut Transit Authority and Grand Rapids Transit system to store mass transit currency and pay for transit access via the Cuentas Digital Wallet

The Fintech Card stores products purchased in the Cuentas Virtual Market Place where Tier-1 retailers, virtual in-game currencies, Amazon Cash, and cellular telecom prepaid minutes “top ups”. Additionally, well-known brand name restaurants sell discounted prepaid gift cards in the Cuentas Virtual Marketplace.

The Latino Market

The name “Cuentas” is a Spanish word that has multiple meanings and was chosen for strategic reasons, to develop a close relationship with the Spanish speaking population. It means “Accounts” as in bank accounts and it can also mean “You can count on me” as in “Cuentas conmigo”. Additionally, it can be used to “Pay or settle accounts” (saldar cuentas), accountability (rendición de cuentas), to be accountable (rendir cuentas), and other significant meanings.

The U.S. Latino population numbers 43.8 million U.S. Immigrants, according to the 2017 FDIC Survey. It excludes immigrants, illegal aliens and undocumented individuals. The FDIC defines the “unbankable” as those adults without an account at a bank or other financial institution and are considered to be outside the mainstream for one reason or another. The Federal Reserve estimated that there were approximately 55 million unbanked or underbanked adult Americans in 2018, which account for 22 percent of U.S. households. The Latino demographic is more distrusting of banking institutions and generally have more identification, credit, and former bank account issues more so than any other U. S. minority.

The Fintech Card is uniquely positioned to service the Latino demographic with comprehensive financial products that do not require any visits to bank branches, and our fees are completely transparent via the Cuentas Digital Wallet and online banking. Most importantly our strategic banking partner, Sutton Bank, is able to use various forms of U.S. and some foreign government issued identification to confirm qualification.

Products

The Cuentas General-Purpose Reloadable Card

The Cuentas Mastercard acts as a comprehensive banking solution marketed toward the 20 million+ unbanked U.S. Latino community (The unbanked is described by the FDIC as those adults without an account at a bank or other financial institution and are considered to be outside the mainstream for one reason or another. The Federal Reserve estimated that there were approximately 55 million unbanked or underbanked adult Americans in 2018, which account for 22 percent of U.S. households). The Cuentas Mastercard is uniquely enabling access to the U.S. financial system to those without the necessary paperwork to bank at a traditional financial institution while enabling greater functionality than a traditional bank account. This proprietary GPR card allows consumers that reside in the U.S. to acquire a Cuentas Mastercard using their SSN or ITIN together with their U.S. or Foreign Passport, Driver’s License, Matricula Consular or certain US Residency documentation. The Cuentas Mastercard’s funds are protected in an FDIC-insured bank account at the Issuing Bank. Functionality includes ATM withdrawals, direct deposit, cash reload, fee free Cuentas App to Cuentas App fund transfers and mobile banking capabilities, among other key features such as purchasing discounted gift cards and adding “mass transit credits” to digital accounts (available in California, Connecticut, Michigan and other cities in the future). Upcoming Cuentas App upgrades should also include international remittance and other services. Consumers are able to use funds in their account to purchase 3rd party digital and gift cards (many at discounted prices), U.S. and International mobile phone top-ups, mass transportation and tolling access (select markets - CT, Grand Rapids-MI, LA, etc.) as well as digital content for virtual gaming, dining, shopping and cash reloads.

The Cuentas App is available for download now on the Apple App Store and on the Google Play Store for Android, allows consumers to easily activate their Cuentas Mastercard, review their account balance and conduct certain financial transactions. Cuentas is introducing fee free fund transfers to friends, family and vendors that have their own Cuentas App, which will be a very useful feature to compete with other popular Apps that charges fees for immediate fund transfers and availability on the same day.

The Cuentas Business Model

The Cuentas business model leverages profitability from multiple revenue sources, many of which are synergistic market segments.

The Cuentas Mastercard has several revenue centers. The Company will receive a one-time activation charge for each activated Cuentas Mastercard and a monthly recurring charge. These charges were designed to be very reasonable to both consumers and the Company. In addition to these charges, Cuentas will receive a commission each time funds are loaded and reloaded to the Cuentas Mastercard. Additional fees as seen in the following short form table are designed to cover costs and potentially provide another revenue stream.

The Cuentas Digital Wallet produces recurring profits and is an integral part of the Cuentas offering. It will produce revenue each time that consumers purchase third party gift cards, digital access, mass transit tickets, mobile phone topups (U.S. and International) with most at discounted prices. The actual discount is shown to the consumer and is immediately applied to their purchase, so smart shoppers will be able to get everyday products and services at discounted prices.

The Cuentas Digital Wallet is projected to add several new, profitable, mass market services including bill pay and international remittances.

Cuentas also offers rewards for free long distance calling to its cardholders (“Cuentas Rewards”) who earn value with certain transactions. Our target demographic uses both internet and prepaid calling services to communicate with family members around the U.S. and in their country. This added benefit is designed, at a very low cost, to provide extra benefits to our cardholders, which should help to maintain and solidify valuable relationships with them.

Prepaid Debit Card Market Overview

The Research and Markets report titled “Prepaid Card Market: Payment Trends, Market Dynamics, and Forecasts 2020 - 2025” released in January 2020 states that, “[i]n the United States, prepaid cards remain the preferred choice for the unbanked market segment....” It also states that “[t]he move towards a cashless society is substantial, further driving the prepaid card market.”

Major competitors to Cuentas are Green Dot, American Express Serve, Netspend Prepaid, Starbucks Rewards, Walmart Money card and Akimbo Prepaid.

Cuentas is strategically positioned in the marketplace to have a lower monthly fee and lower reload fees than most cards. Additional benefits and features should move the Cuentas Mastercard ahead of other offerings as consumers realize the value of the Cuentas Digital Wallet and the Cuentas Rewards program.

The Cuentas Technology platform

The Cuentas technology platform is comprised of CIMA Group’s Knetik and Auris software platforms (the “CIMA Licensed Technology”). The platform is built on a powerful integrated component framework delivering a variety of capabilities accessible by a set of industry standard REST-based API endpoints. In addition to handling electronic transactions such as deposits and purchasing, the platform will have the capability of organizing virtual currencies into wallets, essentially future proofing it in today’s evolving financial environment. It enables the organizing of the user’s monetary deposits into a tree-based set of wallets, through strictly enforced user permissions, to delineate proper controls in a tiered monetary asset organizational structure, thus providing a sound basis for family and/or corporate control and distribution of funds across individuals.

The Platform also contains a sound and proven gamification engine, capable of driving user behaviors in a manner that entices and rewards using incentivization based on proven behavioral science patterns. At the heart of this gamification engine lies a proven and robust rules engine that can easily integrate and modify process flows and orchestrations between disparate platforms, allowing for a quick and easy integration of complex, orchestrated integrations between internal process automation and invocations of external systems. The platform will provide Android and iOS software for users to execute a wide variety of transactions including, but not limited to, account balances, account transfers and in-app purchases. User messaging are also integrated and are achieved via SMS, email, in-app messaging, and voice.

The user management application uses rich metadata CRM and single-Sign-On (SSO) to track user behavior and personalize the user experience. It is fully integrated with our Strategic Partners, scalable and manages the digital ecosystem entitlements. The platform can process both physical and virtual goods, digital assets, real time currency value exchange, virtual currency support with current exchange rates and support nontraditional assets, in addition to credit card, POS, Debits, and digital wallet management.

The user management application uses rich metadata CRM and single-Sign-On (SSO) to track user behavior and personalize the user experience. The unique rules engine is capable of all aspects of gamification: badging, questing, leveling, points consumption, leader boards, loyalty and reward points and personalization with tracking and messaging to support behavior management. Business intelligence is used for reporting and communication of product management via Rate Deck Management, Pinless ANI Recognition, IV and Call Flows and Access Number Management. The platform has redundant reporting for enhanced billing and fraud control and integrates customer service with Business Intelligence and platform integrity

The graphic below illustrates Cuentas’ strategic agreements with Sutton Bank and InComm, Sutton Bank is the Issuer of the Cuentas Mastercard while the InComm “Processor” relationship provides access to many third party products and services.

Strategic Partners

Sutton Bank

Sutton is our issuing bank for the Fintech Card. Sutton provides online banking, direct deposit, bank accounts, and debit functionality for our Cuentas Mastercards. Sutton is responsible for know your client (KYC) and AML (Anti Money Laundering) compliance and enables customers to open Cuentas Prepaid Mastercard accounts electronically with non-conventional documentation that may not be accepted at traditional banks. They accept over 13 forms of identification, which, when used together with either Social Security or ITIN, can be used for confirmation of identity: Passport, Driver’s License, Matricula Consular, US Residency documentation, among others.

Interactive Communications International, Inc.

On July 23, 2019, the Company entered into the InComm PSA with InComm to power and expand the Company’s GPR card network. InComm distributes gift and GPR cards through many major U.S. retailers and has long standing partnerships with over 1,000 of the most recognized brands that are eligible for Cuentas’ Discount Purchase Platform.

Under the InComm PSA, InComm will act as prepaid card processor and through its VanillaDirect network, expand the Company’s ability for cardholders to reload their Prepaid Cuentas Mastercards through a nationwide network of retailers. VanillaDirect is currently available at major retailers such as: Walmart, 7-Eleven, Walgreens, CVS Pharmacy, Rite Aid and many more. In addition, the Company is planning to implement the VanillaDirect cash reload services into up to 31,600 U.S. locations through which it has access.

Under the InComm PSA, InComm will provide processing services, telephone support, data storage services, account Servicing, reporting, output and hot carding services to the Company. Processing services will consist mainly of authorization and transaction processing services whereby InComm will process authorizations for transactions made with or on a prepaid product, and any payments or adjustments made to a prepaid product. InComm will also process Company’s data and post entries in accordance with the specifications. Data storage services will consist mainly of storage of the Company’s data in a format that is accessible online by Company through APIs designated by InComm, subject to additional API and data sharing terms and conditions. InComm will also provide Web/API services for prepaid Cuentas GPR applications and transactions.

In consideration for InComm’s services the company will pay an initial program setup and implementation fees in the amount of $500,000, of which, $300,000 has already been paid in 2020. Cuentas will then pay $50,000 each year at the beginning of the second, third, fourth and fifth anniversary of the agreement. In addition, the Company will pay a minimum monthly fee of $30,000 starting October 2020, $50,000 during the second year following the launch of the Cuentas Mastercard and $75,000 thereafter. The Company will also pay 0.25% of all funds added to the Cuentas Mastercards, excluding Vanilla Direct Reload Network and an API Services fee of $0.005 per transaction. The Company may pay other fees as agreed between the Company and InComm.

The below graphic illustrates the elements that Cuentas has strategically developed to provide marketplace advantages.

The Cuentas Competitive GPR Advantages

Cuentas strategic overview to augment growth and minimize churn is illustrated below. The goal is to offer the consumer a One Stop Shop, easy to use, mobile wallet that can solve many of their daily needs and desires while saving them time and money.

The Cuentas ECO System

The Western Union Company

On December 8, 2020, the Company entered into an Agency Agreement with Western Union whereby the Company is appointed as Western Union’s delegate and authorized to offer Western Union Money Transfer Services. This cooperation would allow Cuentas cardholders to transfer money internationally via the Western Union network directly from the Cuentas Mobile App. Western Union has been providing money transfer services around the world for more than a century and currently has more than 500,000 Agent locations worldwide.

Recent Developments

License Agreement with CIMA

On December 31, 2019, the Company entered into the CIMA License Agreement. Pursuant to the CIMA License Agreement, the Company has an exclusive, non-transferable, non-sublicensable, royalty-free license to access and use the CIMA Licensed Technology in the form provided to the Company via the Hosting Services (as defined in the CIMA License Agreement) and solely within the Fintech space for the Company’s business purposes. Under the CIMA License Agreement, CIMA received a one-time licensing fee in the amount of $9,000,000 in the form of a convertible note that may be converted, at the option of CIMA, into up to 25% of the total shares of Common Stock of the Company on a fully diluted basis as of December 31, 2019. Pursuant to the CIMA License Agreement, the Company shall pay CIMA annual fees for the maintenance and support services in accordance with the following schedule: (i) for the first calendar year from the CIMA Transaction Closing, $300,000 to be paid on June 30, 2020; (ii) for the second calendar year from the CIMA Transaction Closing, $500,000 to be paid on December 31, 2020; (iii) for the third calendar year from the CIMA Transaction Closing, $700,000 to be paid on December 31, 2021; (iv) for the fourth (4th) calendar year from the CIMA Transaction Closing, $1,000,000 to be paid on December 31, 2022; (v) for the fifth (5th) calendar year from the CIMA Transaction Closing, $640,000 to be paid on December 31, 2022; and (vi) for each calendar year thereafter, $640,000 to be paid on the anniversary date.

Advisory and Consulting Agreement

On November 20, 2020, the Company entered into an advisory agreement with Jeffrey Wattenberg, effective as of December 1, 2020 (the “Advisory Agreement”), pursuant to which Mr. Wattenberg will provide certain management consulting services to the Company in relation to the operations of the Company, its management, strategic planning, marketing and financial matters until April 30, 2021. In exchange for such advisory services, the Company agreed to pay Mr. Wattenberg a cash fee in the amount of $25,000, payable in five equal installments of $5,000 each with the first payment due on the effective date of the Advisory Agreement and monthly thereafter for the balance of the term. In addition, upon the effective date, the Company issued to Mr. Wattenberg a five-year warrant to acquire up to 50,000 shares of common stock of the Company, exercisable at any time at $7.00 per share, on a cash or cashless basis.

On December 15, 2020, the Company entered into a consulting agreement with Juan Martin Gomez, who is currently the chief executive officer and a 25% shareholder of CIMA (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Martin will have access to the Company’s facilities once a week and provide consulting services to the Company, including support for marketing and corporate structuring, for a term of one year, which term may be extended upon satisfactory performance of his duties. In exchange for his consulting services, the Company will pay Mr. Martin a monthly fee of $5,000.

Purchase Agreement

Contemporaneously with the Transaction Closing, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) by and between the Company, CIMA and Dinar, pursuant to which the Company made and sold (i) to CIMA a 3% convertible promissory note (the “CIMA Convertible Promissory Note”) in the principal amount of $9,000,000 and (ii) a warrant to each of (a) CIMA (the “CIMA Warrant”) and (b) Dinar (the “Dinar Warrant”), to purchase from the Company an aggregate of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, equal to twenty-five percent (25%) of shares of Common Stock or any other equity issued upon the conversion of the Series B preferred stock. The Purchase Agreement contained customary representations, warranties, covenants, and conditions, including indemnification. Among other conditions to closing, the Company has agreed to take all necessary steps to amend and restate its Articles of Incorporation and to amend and restate its Bylaws.

On December 31, 2019 and pursuant to the CIMA Convertible Promissory Note, CIMA exercised its option to convert the Convertible Promissory Note into 878,739 shares of Common Stock of the Company.

Warrants

Contemporaneously with the Transaction Closing, the Company made and sold a warrant to each of (a) CIMA (the “CIMA Warrant”) and (b) Dinar (the “Dinar Warrant”), each in accordance with the Purchase Agreement. Pursuant to the CIMA Warrant and Dinar Warrant, upon exercise, each of CIMA and Dinar shall be entitled to purchase from the Company, in the aggregate, an amount of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to twenty-five percent (25%) of total outstanding shares of the Company on a fully-diluted basis (taking into account any warrants, options, debt convertible into shares or other rights underlying shares of the Company) as of the conversion date; provided, however, that each of the CIMA Warrant and Dinar Warrant shall increase to include 25% of any additional shares (or warrants, options, debt convertible into shares or other rights underlying shares of the Company) of the Company only to the extent such shares are issued in breach of the Voting Agreement (as defined below). Pursuant to their terms, the CIMA Warrant and Dinar Warrant were exercisable, in whole and not in part during the term commencing on December 31, 2019 and ending on the earlier of (a) thirty (30) days following the date on which the Company amends and restates its Articles of Incorporation, which is amendment and restatement is filed with and accepted by the Secretary of State of the State of Florida or (b) upon a Change of Control, as defined in such warrants. At that point the Warrants are automatically exercised. On September 17, 2020, the Company issued 2,500,000 of its Common Stock to each of Dinar and CIMA, under the automatic exercise of the warrants.

Voting Agreement

Contemporaneously with the CIMA Transaction Closing, on December 31, 2019, the Company entered into a Voting Agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, each of CIMA, Dinar and Mr. De Prado shall have the right to designate one director to the Board, and Mr. Maimon will have the right to designate two directors to the Board as promptly as practicable after the CIMA Transaction Closing. At each meeting of the Company’s shareholders at which the election of directors is to be considered, each of CIMA, Dinar, Mr. Maimon and Mr. De Prado shall have the right to designate one nominee for election at such meeting. Additionally, the Company has granted CIMA board observer rights whereby CIMA shall have the right to invite one representative to attend all meetings of the Board in a non-voting observer capacity. The size of the Board and appointee rights are subject to change in the event that the Company’s shares of Common Stock become listed on Nasdaq. Furthermore, pursuant to the Voting Agreement, each of Mr. Maimon and Mr. De Prado appointed each of CIMA and Dinar as their proxy and attorney-in-fact, with full with full power of substitution and resubstitution, to vote or act by written consent with respect to the shares of Voting Stock (as defined in the Voting Agreement) representing each individual’s pro rata percentage of the CIMA Proxy Stock and Dinar Proxy Stock (each as defined in the Voting Agreement), as may be recalculated from time to time subject to the terms and conditions of the Voting Agreement until the CIMA Warrant and Dinar Warrant are exercised, respectively. CIMA’s rights under the Voting Agreement automatically terminate upon the earliest to occur of: (a) the termination of the CIMA License Agreement; (b) the payment in full of all outstanding principal, accrued and unpaid interest, and all other amounts required to be paid by the Company to CIMA under the Debenture in cash and not as a result of the conversion of the debenture in the principal amount of $9,000,000 that is convertible into Common Stock of the Company (the “Debenture”); or (c) after the conversion of the Debenture into Common Stock of the Company, the date on which CIMA ceases to own 5% or more of the issued and outstanding Common Stock of the Company. Dinar’s rights under the Voting Agreement automatically terminate when Dinar ceases to own 5% or more of the issued and outstanding Common Stock of the Company.

Pledge Agreement

The Company also entered into an Asset Pledge Agreement with CIMA (the “Pledge Agreement”) pursuant to which the Company unconditionally and irrevocably pledged all of its rights, title and interest in and to the Licensed Technology and any rights and assets granted pursuant to the License Agreement to CIMA as a guarantee for the full and punctual fulfillment of its obligations under certain provisions of the Voting Agreement entered into by and among the Company, Arik Maimon, Michael De Prado, Dinar, and CIMA concurrently therewith, which terms expire upon the exercise of the CIMA Warrant and Dinar Warrant, respectively, and the issuance of the securities under the CIMA Convertible Promissory Note and the CIMA Warrant. This occurred September 21, 2020 and the Pledge Agreement expired.

Side Letter Agreement

Contemporaneously with the CIMA Transaction Closing, the Company entered into a side letter agreement (the “CIMA Side Letter”), dated December 31, 2019, by and among the Company, Mr. Maimon, Mr. De Prado, Dinar and CIMA. Pursuant to the CIMA Side Letter, for as long as the CIMA License Agreement is in effect, the convertible promissory note (the “CIMA Convertible Note”) is outstanding and unpaid, or CIMA is a shareholder of the Company and owns at least 5% of the Company’s Common Stock, in addition to any other vote or approval required under the Company’s articles of incorporation, bylaws, or any other agreement, each as amended from time to time, the Company has agreed not to take certain actions without certain approval thresholds of the directors appointed by CIMA, Dinar, Mr. Maimon and Mr. De Prado. These negative covenants restrict, among other things, the Company’s ability to incur additional debt, alter certain employment agreements currently in place, enter into any consolidation, combination, recapitalization or reorganization transactions, and issue additional capital stock. Additionally, pursuant to the CIMA Side Letter, upon conversion of the CIMA Convertible Note by CIMA, Cuentas shall have the primary right of first refusal, and each of Dinar, Mr. De Prado and Mr. Maimon have a secondary right of first refusal, to purchase any shares of Common Stock that CIMA intends to sell to the bona fide third party purchaser on the same terms and conditions as CIMA would have sold such shares of the Common Stock to any third party purchaser. Further, CIMA has a co-sale right to participate in a sale of shares of the Common Stock, in the event that Mr. De Prado, Mr. Maimon or any other director or officer of the Company holding greater than 1% of the Common Stock (on a fully diluted basis) proposes to sell any of his, her or its shares of Common Stock. In addition, CIMA and/or Dinar have been granted certain information rights, subject to their continued ownership of the CIMA Convertible Note or of 5% or more shares of the Company’s issued and outstanding Common Stock. Furthermore, pursuant to the CIMA Side Letter, upon a successful up-listing of the Company’s shares on Nasdaq, and once the market capitalization of the Company is greater than $50 million for a period of 10 consecutive trading days, each of Mr. Maimon and Mr. De Prado will have a right to earn a special bonus in the amount of $500,000 each.

Entrance into a Prepaid Card Program Management Agreement with Sutton Bank (“Sutton”)

On September 27, 2019, we entered into a Prepaid Card Program Management Agreement (the “PCPMA”) with Sutton. The PCPMA provides that Sutton operates a prepaid card service and is an approved issuer of prepaid cards on the Discover, Mastercard, and Visa networks and provides services in connection with card transactions processed on one or more networks. The PCPMA designates Cuentas to become manager of the Cuentas Mastercard management program, a GPR debit card program subject to the terms and conditions of the PCPMA.

Entrance into a Prepaid Services Agreement (PSA) with Interactive Communications International, Inc.

On July 23, 2019, the Company entered into the InComm PSA with InComm to power and expand the Company’s GPR card network. Per the InComm PSA, InComm, through its VanillaDirect network, will act as prepaid card processor and expand the Cuentas Mastercard network. VanillaDirect is currently available at major retailers such as: Walmart, 7-Eleven, Walgreens, CVS Pharmacy, Rite Aid and many more. In addition, the Company will implement the VanillaDirect cash reload services into its 31,600 U.S. locations under SDI NEXT.

The Cuentas Mastercard provides comprehensive solution for the approximately 20 million unbanked community members in the United States, uniquely enabling access to the U.S. financial system to those without the necessary documentation to bank with the traditional financial institutions in the U.S. The Cuentas Mastercard will provide an FDIC -insured bank account and electronic wallet. The Cuentas FDIC -insured bank account will be embed with functionality such as: international remittance, bill pay, ATM, direct deposit, cash reload and mobile banking capabilities. The Cuentas Digital Wallet will have unique features such as, digital content, gaming, internet shopping, tolling and public transportation, food and restaurants as well as mobile topups.

Under the InComm PSA, InComm will provide processing services, data storage services, account servicing, reporting, output and hot carding services to the Company. Processing services will consist mainly of authorization and transaction processing services whereas InComm will process authorizations for transactions made with or on a prepaid product, and any payments or adjustments made to a prepaid product. InComm will also process Company’s data and post entries in accordance with the specifications. Data storage services will consist mainly of storage of the Company’s data in a format that is accessible online by Company through APIs designated by InComm, subject to additional API and data sharing terms and conditions. InComm will also provide Web/API services for prepaid Cuentas GPR applications and transactions.

In consideration for InComm’s services, the Company paid the initial installment of $300,000 for program setup implementation fees and will then pay $50,000 at the beginning of the second, third, fourth and fifth anniversary of the agreement, for a total of $500,000. In addition, the Company will pay a minimum monthly fee of $30,000 starting on the fourth month of the first year following the launch of the Cuentas Mastercard, $50,000 during the second year following the launch of the Cuentas Mastercard and $75,000 then after. The Company will as also pay 0.25% of all funds added to Cuentas Mastercards excluding Vanilla Direct Reload Network and an API Services fee of $0.005 per transaction. The Company may pay other fees as agreed between the Company and InComm in the future.

Cuentas Mobile

Cuentas Mobile. Cuentas Mobile is our MVNO, which provided NextMobile branded mobile phones and prepaid voice, text, and data mobile phone services to a customer base currently consisting of approximately 1,000 subscribers. The brand name of these services is being migrated to Cuentas Mobile. Cuentas Mobile operates this business pursuant to contracts with Sprint Corporation which allow Cuentas Mobile to use Sprint’s network infrastructure to operate a virtual telecommunications network providing voice, text, and data services of essentially the same quality as those Sprint provides to its own retail subscribers. MVNOs such as Cricket, Boost, Simple and Lyca Moble have been successful at creating brands, without owning the towers, hardware or network. Cuentas is currently reactivating distribution projects through grass roots retailers that normally interact with Cuentas’ target audience, specifically offering low cost mobile phone service with the ability to make international calls to specific Spanish speaking countries in Central and South America.

CUENTAS Mobile
is the cleverest way to live your mobile lifestyle. We are the only mobile service to provide mobile data plus US and international calling minutes with your mobile plan. There are no limits to your mobile lifestyle with CUENTAS MOBILE.

Graphic Description: Sample of creative message planned for future advertising campaign.

We believe that our potential customers worldwide will migrate away from legacy telephone and banking systems to enhanced mobility solutions, the Company’s technological advantage and the synergies created by its unique combination of reloadable bank card and mobile virtual network operator rights will make its products increasingly useful to un-banked, under-banked, under-served and other emerging niche markets.

M&M

M&M. M&M is a retail provider of domestic and international long-distance voice, text, and data telephony services to consumers in the United States and throughout the world. M&M holds International and Domestic Section 214 authority issued by the FCC. M&M operates the retail Tel3 business as a separate division.

The Transmission Medium. M&M uses both private and public Internet services to function as the backbone of the M&M Network.

Regulatory Compliance

We operate in an ever-evolving and complex legal and regulatory environment. We, the products and services that we offer and market, and those for which we provide processing services, are subject to a variety of federal, state and foreign laws and regulations, including, but not limited to: federal communications laws and regulations; foreign jurisdiction communications laws and regulations; federal anti-money laundering laws and regulations, including the Patriot Act, the BSA, anti-terrorist financing laws and anti-bribery and corrupt practice laws and regulations in the U.S., and similar international laws and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act in Canada; state unclaimed property laws and money transmitter or similar licensing requirements; federal and state consumer protection laws, including the CARD Act, and the Dodd-Frank Act, and regulations relating to privacy and data security; and foreign jurisdiction payment services industry regulations.

Employees

As of December 31, 2020, our management team consisted of the Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer. We had an additional three full-time employees: our compliance officer, IT Director and VP Retail Operations for the United States market.

Properties

We currently lease office space at 19 W. Flagler St, Suite 902, Miami, FL 33130 as our principal offices. We believe these facilities are in good condition but may need to expand our leased space as our business efforts increase.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On December 20, 2017, a complaint was filed by J. P. Carey Enterprises, Inc. (“JP Carey”) alleging a claim for $473,000 related to Franjose Yglesias-Bertheau, a former Vice President of PLKD. Even though the Company made the agreed payment of $10,000 on January 2, 2017, and issued 6,001 shares of Common Stock as conversion of the $70,000 note as agreed in its settlement agreement, JP Carey alleges damages that the Company claims are without merit because JP Carey received full compensation as agreed. The Company is in the process of defending itself against these claims. The Company has not accrued losses related to this claim due to the early stages of litigation. On January 29, 2019, the Company was served with another complaint by JP Carey claiming similar issues as to the previous complaint, with the new claimed damages totaling $1,108,037.85. JP Carey and the Company filed motions for a summary judgment. On June 23, 2020, the case was transferred to the Business Court at the request of the Superior Court Judge previously assigned to the case. Judge Ellerbe from the Business Court has been assigned as the new judge. On October 1, 2020, the court granted the Company’s motion for summary judgment and denied JP Carey’s motion for summary judgment. On October 30, 2020, JP Carey filed a notice of appeal to the trial court’s October 1 and 7, 2020 orders granting summary judgment in favor of Cuentas. The current briefing schedule calls for briefing in the appeal to be completed during the first quarter of 2021. Oral argument may be held, but no date for it has been set yet. On November 16, 2020, Cuentas filed a motion seeking payment from JP Carey of $140,970.82 in attorney fees and costs accrued as of November 13, 2020. JP Carey’s response brief was due on December 21, 2020 and thereafter Cuentas may reply. The trial court has not yet set a date to hear this motion.

On October 23, 2018, Cuentas was served by Telco Cuba Inc. for an amount in excess of $15,000 but the total amount was not specified. The Company was served on December 7, 2018, with a complaint alleging damages including unspecified damages for product, advertising and other damages in addition to $50,000 paid to Defendants. Cuentas has hired an attorney and has taken steps to defend itself vigorously in this case. Depositions are in process of being scheduled.

On October 25, 2018, the Company was served with a complaint by former company Chief Financial Officer, Michael Naparstek, claiming breach of contract for 833,333 shares (pre 2018 reverse stock split), $25,554 of compensation and $8,823 of expenses. This case was withdrawn in Palm Beach County and on January 11, 2019, a similar complaint was filed in Miami-Dade County. During the recent mediation, the Parties reached an understanding of full settlement amount of $2,500. The Company has deposited the settlement amount to an escrow account of its counsel until a stipulation of settlement will be executed by both parties.

On November 7, 2018, the Company and its now former subsidiary, Limecom, were served with a complaint by IDT Domestic Telecom, Inc. for telecommunications services provided to Limecom during 2018 in the amount of $50,000. The Company has no accrual expenses as of December 31, 2019, related to the complaint given the early nature of the process. Limecom was a subsidiary of the Company during this period but since the Limecom Acquisition was rescinded on January 30, 2019, and Limecom agreed to indemnify and hold harmless Cuentas from this and other debts. Cuentas hired an attorney and is defending itself vigorously in this case. A court ordered mandatory arbitration session took place and the arbitration findings were issued on June 19, 2020, and a request for trial de novo was filed on July 16, 2020, in order to have the matter docketed on the calendar. The motion for summary judgment filed by Cuentas Inc. with the court initially set for October 16, 2020 was heard on October 30, 2020 at 11am after being rescheduled by the court. Oral arguments were held over the phone via conference call. The court came to the determination that while not indicative of success at trial, the court denied Plaintiff’s motion for summary judgment. As of this time there is a current trial date set as of now for March 15, 2021

On May 1, 2019, the Company received a notice of demand for arbitration from Secure IP Telecom, Inc. (“Secure IP), who allegedly had a Reciprocal Carrier Services Agreement (RCS) exclusively with Limecom and not with Cuentas. The arbitration demand originated from another demand for arbitration that Secure IP received from VoIP Capital International (“VoIP”) in March 2019, demanding $1,052,838.09 in damages allegedly caused by unpaid receivables that Limecom assigned to VoIP based on the RCS. On June 5, 2020, SecureIP filed a complaint against Limecom, Heritage Ventures Limited (“Heritage”), an unrelated third party and owner of Limecom, and the Company. The complaint primarily concerns alleged indebtedness owed SecureIP by Limecom. SecureIP also alleges that Cuentas received certain transfers of funds which it alleges may be an avoidable transfer under Florida Statute §725.105 up to $1,052,838.09. Cuentas is contemplating filing a motion to dismiss the complaint and disputes that it received the alleged $1,052,838.09 from Limecom. Moreover, to the extent Cuentas has exposure for any transfers from Limecom, both Limecom and Heritage have indemnified Cuentas for any such liability. The Company will vigorously defend its position to be removed as a named party in this action due to the fact that Cuentas rescinded the Limecom Acquisition on January 30, 2019.

MANAGEMENT

Set forth below is information regarding our current directors and executive officers. Each director holds his office until he resigns or is removed and his successor is elected and qualified

Name	Age	Position

Arik Maimon	45	Chief Executive Officer and Chairman of the Board of Directors

Ran Daniel	52	Chief Financial Officer

Michael De Prado	51	President and Director

Adiv Baruch	57	Director

Richard J. Berman	77	Director

Yochanon Bruk	42	Director

Jeff Lewis	61	Director Upon Effectiveness

David B. Schottenstein	37	Director Upon Effectiveness

Arik Maimon, our Chairman, is a founder of the Company and has served as its CEO from since inception (Mr. Maimon’s employment agreement expired in November 2020 but has been extended 90 days). In addition to co-founding the Company, Mr. Maimon founded the Company’s subsidiaries Cuentas Mobile, and M&M. Prior to founding the Company and its subsidiaries, Mr. Maimon founded and ran successful telecommunications companies operating primarily in the United States and Mexico. In 1998, Mr. Maimon founded and ran a privately-held wholesaler of long-distance telecommunications services which, later, under Mr. Maimon’s management, grew from a start up to a profitable enterprise with more than $100 million in annual revenues. Mr. Maimon serves on the Company’s Board of Directors due to the perspective and experience he brings as our co-founder, Chairman, CEO, and as our largest stockholder.

Ran Daniel has served as Chief Financial Officer since November 23, 2018. He has over 20 years of financial and business management experience, accounting, auditing, business forecasting, M&A, due diligence, SEC regulations and internal control experiences. He was responsible for the financial and accounting functions in several companies and has extensive experience working as a CFO in both rapidly growing companies and publicly traded companies. He has worked with real estate, fashion, high-tech companies as well as remote institutional and high net worth individuals. Ran is licensed as a CPA, CFA and is admitted to practice law in New York. Mr. Daniel is licensed as a Certified Public Accountant (CPA) in the United States and Israel, admitted to practice law in the State of New York. Mr. Daniel holds a Bachelor of Economics, a Bachelor of Accounting and an MBA in Finance from the Hebrew University, as well as a Graduate Degree in Law from the University of Bar-Ilan.

Michael A. De Prado is a founder of the Company and has served as its President from its inception (Mr. De Prado’s employment agreement expired in November 2020 but has been extended 90 days). Prior to founding the Company, Mr. De Prado spent 20 years in executive positions at various levels of responsibility in the banking, technology, and telecommunications industries. As President of Sales at telecommunications company Radiant/Ntera, Mr. De Prado grew Radiant/Ntera’s sales to more than $200 million in annual revenues. At theglobe.com, Mr. De Prado served as President, reporting directing to Michael S. Egan. Mr. De Prado serves on the Company’s Board of Directors due to the perspective and experience he brings as our co-founder, President, and COO.

Adiv Baruch has been a director of the Company since May 2016. Mr. Baruch is a global leader anchors in the Israeli high-tech industry as well as the Chairman of Israeli Export and International cooperation Institute and several private and public companies. Adiv has over 28 years of experience in equity investment and operation management under distress. Also Mr. Baruch serves as chairman of Jerusalem Technology Investments Ltd. He also currently serves as Chairman of Maayan Ventures, a platform for investments in innovative technology companies. Mr. Baruch has served as a director of the Bank of Jerusalem, and he served as CEO of BOS Better Online Solutions, which, under this leadership, grew into a highly-successful company traded on Nasdaq under the symbol BOSC. Throughout his career, he has championed development and support of new talent in the high tech and entrepreneurial arenas. He is a Technion graduate and the Chairman of the Institute of Innovation and Technology of Israel.

Richard J. Berman has served as a Director of the Company since September, 2018. Mr. Berman’s career spans over 35 years of venture capital, senior management and merger and acquisitions experience. He possesses a strong track record of providing senior leadership as an executive and Board member of public and private companies, with extensive experience in many business sectors including finance, technology, retail, bio-science and real estate. Richard currently serves as a Director of four public companies: Advaxis, Inc., Catasys, Inc., Cryoport Inc and Immuron. He also served as a Director or Officer of more than a dozen public and private companies, including Chairman of National Investment Managers, a company with $12 billion in pension administration assets, from 2006 to 2011.Mr. Berman has a strong track record of providing corporate leadership in the financial services sector, serving as Director of two leading private companies, Strategic Funding Source, an alternative lender to small businesses; and Honor Capitol, an organization that provides auto and home insurance loans to consumers.

Yochanon Bruk is the managing partner of Dinar Zuz LLC and has served as a Director of the Company since December 2019. Mr. Bruk joined Felman Trading in August 2009 as Logistics Manager and was appointed Corporate Logistics & Transportation Manager in 2011. In this role, he oversees the logistical operations and international distribution networks to ensure the seamless transportation of materials for Felman Production, CCMA, and a number of European-based companies that operate alongside Felman Trading.

Jeff Lewis will join our Board of Directors as of the effective date of the registration statement of which this prospectus forms a part. Mr. Lewis currently serves as Senior Vice President—Payments and Prepaid of Sutton Bank and has been at Sutton Bank since April 2017. Prior to joining Sutton Bank, Mr. Lewis was a Vice President, General Manger Financial Services at InComm since November 2012. Mr. Lewis has 25 years of payment industry experience with knowledge and experience in networks, card processing, payment processing and program management disciplines. Previously, Mr. Lewis also held key executive positions at Discovery Inc., FIS Global and Metavante Technologies Inc. where he developed a strong background in technology, regulatory and payment processing.

David B. Schottenstein will join our Board of Directors as of the effective date of the registration statement of which this prospectus forms a part. Mr. Schottenstein is currently the Chief Executive Officer of Privé Revaux, an eyewear company, since June 2017 and has previously served as the Chief Executive Officer of DSCN Capital, an investment fund. He received his Rabbinic degree from Oholei Torah in 2002.

In order to meet the independents requirement of a majority of the members of the Board has agreed to raise the number of directors on the Board of the company to 11 and to fill such vacancies with independent directors meeting the Nasdaq requirements.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Indemnification of Directors and Officers

Our Amended and Restated Articles and Amended and Restated Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Florida law.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board following the next annual meeting of shareholders and until their successors have been elected and qualified. Currently, pursuant to the Voting Agreement, Dinar, Mr. De Prado and CIMA each have the right to appoint one director to the Board.

At each meeting of the Company’s shareholders at which the election of directors is to be considered, each of CIMA, Dinar, Mr. Maimon and Mr. De Prado have the right to designate one nominee for election at such meeting, and Mr. Maimon has the right to appoint two directors for a total of five Board members. Upon uplisting to Nasdaq, the Board will expand to 11 members with the same appointment rights as before with six additional independent board members elected by the shareholders of the Company pursuant to the Amended and Restated Articles and Amended and Restated Bylaws, each as further amended from time to time.

Involvement in Certain Legal Proceedings

No executive officer or director of the Corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him/her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of the Company has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No executive officer or director of the Company is the subject of any pending legal proceedings.

Advisors to Management Team

On November 20, 2020, the Company entered into the Advisory Agreement, pursuant to which Mr. Wattenberg will provide certain management consulting services to the Company in relation to the operations of the Company, its management, strategic planning, marketing and financial matters until April 30, 2021. In exchange for such advisory services, the Company agreed to pay Mr. Wattenberg a cash fee in the amount of $25,000, payable in five equal installments of $5,000 each with the first payment due on the effective date of the Advisory Agreement and monthly thereafter for the balance of the term. In addition, upon the effective date, the Company issued to Mr. Wattenberg a five-year warrant to acquire up to 50,000 shares of common stock of the Company, exercisable at any time at $7.00 per share, on a cash or cashless basis.

On December 15, 2020, the Company entered into a consulting agreement with Juan Martin Gomez, who is currently the chief executive officer and a 25% shareholder of CIMA (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Martin will have access to the Company’s facilities once a week and provide consulting services to the Company, including support for marketing and corporate structuring, for a term of one year, which term may be extended upon satisfactory performance of his duties. In exchange for his consulting services, the Company will pay Mr. Martin a monthly fee of $5,000.

Board Committees and Director Independence

Director Independence

Of our current directors, we have determined that Messrs. Berman, Baruch, Lewis and Schottensten are “independent” as defined by applicable rules and regulations.

Board Committees

Our Board of Directors has established two standing committees—Audit and Compensation. All standing committees operate under a charter that has been approved by our Board of Directors. In addition, in lieu of a Nominating and Corporate Governance committee, our Board of Directors has designated the independent directors of the Board of Directors by resolution to select, or recommended for the Board of Director's selection, any and all nominees to the Board of Directors (see Nomination of Directors below).

Audit Committee

Our Board of Directors has an Audit Committee, composed of Messrs. Berman and Baruch, each of whom are independent directors as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Mr. Berman serves as chairman of the committee. The Board has determined that Mr. Berman is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which will be reviewed annually) and performs several functions. The Audit Committee:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and fees therefor to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our annual report on Form 10-K and quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the board; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

The Audit Committee has a charter, which will be reviewed annually.

Compensation Committee

Our Board of Directors has a Compensation Committee composed of Messrs. Berman and Baruch, each of whom are independent in accordance with rules of Nasdaq. Mr. Berman will serve as the chairman of the committee upon the consummation of this offering. Our Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists the Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter, which will be reviewed annually.

Nomination of Directors

Our Board of Directors, by resolution of the full Board of Directors addressing the nominations process and such related matters as may be required under the federal securities laws, has charged the independent directors constituting a majority of our Board of Directors with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. The independent directors will consider director nominees recommended by security holders.

Code of Business Conduct and Ethics and Insider Trading Policy

Our Board of Directors has adopted a Code of Ethical Conduct and an Insider Trading Policy.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2020, and December 31, 2019. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2020.

The following table sets forth certain information concerning the annual compensation of our Chief Executive Officer and our other executive officers during the last two fiscal years.

(a) Name and Principal Position	(b) Year	(c) Salary	(d) Bonus	(f) Option Awards	(g) Non-equity incentive plan compensation	(h) Nonqualified deferred compensation earnings	(i) All Other Compensation	(j) Total Compensation
Arik Maimon	2020	$295,000	$-	$-	$-	$-	$5,000	$300,000
CEO	2019	180,000	$93,740	$-	$-	$-	$10,000	$283,740

Michael De Prado	2020	$265,000	$-	$-	$-	$-	$4,000	$269,000
President	2019	130,000	$93,740	$-	$-	$-	$6,000	$229,740

Ran Daniel	2020	$162,000	$-	$-	$-	$-	$-	$162,000
CFO	2019	$175,500	$-	$102,991	$-	$-	$-	$278,491

Outstanding Equity Awards at Fiscal Year End.

As of December 31, 2020, there were 169,000 stock options issued with a weighted average exercise price of $8.94, all of them exercisable. As of December 31, 2019, there were 93,522 stock options issued with a weighted average exercise price of $14.56 and 78,522 exercisable with a weighted average exercise price of $16.20.

On July 24, 2020, the Compensation Committee (the “Compensation Committee”) of our Board approved the amendments to the employment agreements with each of Mr. Maimon and Mr. De Prado. The New Employment Agreements shall supersede the terms of the Pre-existing Employment Agreements.

Pursuant to the terms of the New Employment Agreements, among other things:

(1)	Mr. De Prado will receive the following compensation: (1) (a) a base salary of $265,000 per annum which will continue after appointment of a new President as a Special Board Compensation for a total of 18 months, which may be extended from year to year for an additional 12 months (for up to 36 months in total) (e) participation in the Company’s employee benefits plan; (f) participation in the Company’s Funding and Change in Control Bonus Plans, if and when in effect, as described below in section 5.

(2)	Mr. Maimon will receive the following compensation: (a) a base salary of $295,000 per annum, which will continue after appointment of a new CEO because Mr. Maimon will continue as Chairman of the Board at the same salary level. This compensation will be classified as Special Board Compensation for a total of 18 months, which may be extended from year to year for an additional 12 months (for up to 36 months in total) (e) participation in the Company’s employee benefits plan; (f) participation in the Company’s Funding and Change in Control Bonus Plans, if and when in effect, as described below in section 5.

(3)	Each of Mr. De Prado and Mr. Maimon will be employed for an initial term of four months which can be extended up to an 18 month period as a Special Board Compensation unless either party terminates the New Employment Agreements. The terms of the New Employment Agreements expired in November 2020 and were extended 90 days.

(4)

Upon the successful up-listing of the Company’s shares of Common Stock, to Nasdaq, each executive would be entitled to receive a $250,000 bonus if the market capitalization is in excess of a certain amount.

(5)	The Executives shall be entitled to a bonus payment in connection with the Change in Control of the Company (the “Change in Control Bonus”). The Change in Control Bonus for the Executive will be based upon a Bonus Percentage (as set forth in the chart below) based upon the cash consideration received by the stockholders of the Company in the Change in Control transaction (minus any expenses, holdback provisions or other deductions from the purchase price), as determined in the sole discretion of the Board.

(a)         The Bonus Percentage in relation to the cash consideration received by the stockholders is as follows:

Bonus Percentage	Cash Consideration Received by Stockholders
0%	Less than $150 million
1% (one percent)	$150 million or more
2.5% (two and one-half percent)	$250 million or more
3.75% (three and three-fourths percent)	$500 million or more
5% (five percent)	$1 Billion or more

(6)	The Executives are entitled to participate in the Company’s employee benefit, pension and/or profit-sharing plans, and the Company will pay certain health and dental premiums on their behalf.

(7)	Each of the Executives are entitled to certain travel and expense reimbursement.

(8)	The Executives have agreed to a one-year non-competition agreement following the termination of their employment.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the our Common Stock as of January 12, 2021 (taking into account the reverse stock split), with respect to: (i) each person known to us to be the beneficial owner of more than five percent of our Common Stock; (ii) all directors; (iii) all named executive officers; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of Common Stock subject to options or Warrants that are exercisable as of the date of this prospectus or are exercisable within 60 days of such date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

Name of beneficial owner	Amount and nature of beneficial ownership of Common Stock	Percentage of outstanding Common Stock Before the Offering (1)	Amount and nature of beneficial ownership of Common Stock Following the Offering	Percentage of Outstanding Common Stock Following the Offering (1)
Officers, Directors and Director Nominees
Arik Maimon (2)	2,111,109	15.56%	2,111,109	13.97%
Michael De Prado (3)	997,787	7.35%	997,787	6.60%
Adiv Baruch (4)	29,167	*	29,167	*
Ran Daniel (5)	25,000	*	25,000	*
Richard J. Berman (6)	27,500	*	27,500	*
Yochanon Bruk (Dinar Appointee) (7)	3,379,239	24.90%	3,379,239	22.37%
Jeff Lewis (9)	8,334	*	8,334	*
David B. Schottenstein	—	—	—	—
Significant Stockholders
Dinar Zuz LLC (7)	3,379,239	24.90%	3,379,239	22.37%
CIMA Telecom Inc. (8)	3,379,239	24.90%	3,379,239	22.37%
Huseyin Kizanliki	1,359,302	10.02%	1,359,302	9.00%
All directors and executive officers as a group (8 persons)	6,578,236	48.41%	6,578,236	43.48%

*	Less than 1%

(1)	Applicable percentages based on 13,327,958 shares of Common Stock outstanding before the offering and 14,776,419 shares of Common Stock outstanding after the offering (based on the assumed offering price and without giving effect to the exercise of any Warrants or the underwriters’ over-allotment option) as of January 12, 2021. It also includes the following: (a) 169,000 shares of our Common Stock are issuable upon the exercise of outstanding options granted; (b) 68,452 shares of our Common Stock issuable upon exercise at a weighted average exercise price of $8.27 of our currently outstanding warrants; (c) 45,493 shares of our Common Stock issuable upon exercise of currently outstanding convertible notes at a weighted average exercise price of $5.50 and (d) 50,000 shares of our Common Stock issuable upon the vesting of Common Stock granted to some of our employees and consultants. It does not include 45,833 shares of our Common Stock issuable upon the vesting of Common Stock granted to some of our employees and consultants.

(2)

Arik Maimon is our Chief Executive Officer. Consists of (i) 2,026,109 shares of Common Stock, (ii) 30,000 stock options, exercisable until September 12, 2023 with an exercise price of $6 per share and (iii) 55,000 stock options, exercisable until March 29, 2025 with an exercise price of $11.48 per share Mr. Maimon’s address is 19 W. Flagler St, Suite 902, Miami, Florida 33130.

(3)	Michael De Prado is our President and Chief Operating Officer. Consists of (i) 953,787 shares of Common Stock and (ii) 44,000 stock options, exercisable until March 29, 2025 with an exercise price of $11.48 per share. Mr. De Prado’s address is 19 W. Flagler St, Suite 902, Miami, Florida 33130.

(4)	Adiv Baruch is our director. Consists of 29,167 shares of Common Stock. Mr. Baruch’s address is 19 W. Flagler St, Suite 902, Miami, Florida 33130.

(5)	Ran Daniel is our Chief Financial Officer. Consists of 25,000 stock options, exercisable until April 6, 2024 with an exercise price of $4.18 per share. Mr. Daniel’s address is 19 W. Flagler St, Suite 902, Miami, Florida 33130.

(6)	Richard Berman is our director. Applicable percentages based on 12,500 shares of Common Stock outstanding before the offering and 15,000 shares upon exercise of stock options.

(7)	Pursuant to a Schedule 13G filed by Dinar with the SEC on March 5, 2020, Dinar is the beneficial owner of the shares reported therein, and Yochanon Bruk (also known as Jonathan Brook) is the sole manager of Dinar and exercises voting and investment power over the shares of Common Stock. As a result Dinar and Yochanon Bruk may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares reported therein. Yochanon Bruk does not own any shares.

(8)	Pursuant to a Schedule 13G filed by CIMA with the SEC on January 10, 2020, CIMA is the beneficial owner of the shares disclosed therein. Juan M. Gomez is the CEO.

(9)	Jeff Lewis will become a director upon effectiveness of the registration statement that this prospectus forms a part. Consists of 8,334 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On occasion we may engage in certain related party transactions. All prior related party transactions were approved by a majority of the disinterested directors. Upon the consummation of offering, our policy is that all related party transactions will be reviewed and approved by the Audit Committee of our Board prior to our entering into any related party transactions.

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2018, to which we were a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest

From February 28, 2019 thru March 3, 2020, the Company received a total investment of $2,500,000 from Dinar pursuant to a convertible promissory note. Dinar fully converted the note in exchange for 878,739 shares. Dinar received 2,500,000 additional shares on August 21, 2020 pursuant to which their anti-dilution rights expired.

On December 31, 2019, the Company entered into a series of integrated transactions to license the Platforms from CIMA, through CIMA’s wholly owned subsidiaries. See the section entitled “Business – Recent Developments – License Agreement with CIMA” for more information.

Pursuant to the Side Letter Agreement, dated December 31, 2019, it was agreed by and among Dinar, CIMA, Arik Maimon and Michael De Prado that the Company will borrow up to $462,000 from Dinar at an annual interest rate of nine percent (the “Second Dinar Note”). As of the date of this prospectus, the Company borrowed $355,000 under the Second Dinar Note.

On December 15, 2020, the Company entered into a consulting agreement with Juan Martin Gomez, who is currently the chief executive officer and a 25% shareholder of CIMA (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Martin will have access to the Company’s facilities once a week and provide consulting services to the Company, including support for marketing and corporate structuring, for a term of one year, which term may be extended upon satisfactory performance of his duties. In exchange for his consulting services, the Company will pay Mr. Martin a monthly fee of $5,000.

On August 17, 2020, at the Shareholders Meeting, the shareholders voted to approve the adoption of the Amended and Restated Articles to provide for a reclassification of all Series B Preferred Stock into Common Stock on a one-to-one basis (not giving effect to the contemplated 1-for-2 reverse stock split). In connection with this meeting, Mr. Maimon received 1,825,598 shares of Common Stock of the Company, and Mr. De Prado received 804,128 shares of Common Stock of the Company in connection with the conversion of Preferred B shares. Pursuant to the Voting Agreement, CIMA and Dinar were each granted a proxy by Messrs. Maimon and De Prado, to vote, in the aggregate, 25% of the voting power of the Series B Preferred Shares until such Series B Preferred Shares are converted into shares of the Common Stock. After such conversion, CIMA and Dinar would no longer be entitled to such voting proxy rights but would be entitled to receive shares of Common Stock from the Company to maintain their 25% interest in the Company pursuant to their agreements with the Company dated December 31, 2019, until after the conversion of the Series B Preferred Stock. Accordingly, each of Dinar and CIMA received 2.5 million shares. In addition, the Company issued 2,500,000 of Common Stock to each of Dinar and CIMA upon automatic exercise of the Warrants As a result, the Purchase Agreement, Pledge Agreement, and the respective notes, warrants and Voting agreements are no longer in effect.

On July 24, 2020, the Compensation Committee approved the amendments to the employment agreements with each of Mr. Maimon and Mr. De Prado. The New Employment Agreements shall supersede the terms of the Pre-existing Employment Agreements. See the section entitled “Executive Compensation” for more information.

In connection with this offering, the Board of Directors of the Company determined that upon effectiveness of the registration statement of which this prospectus forms a part, the Company will waive the lock-up and leak-out provision included in our Amended and Restated Articles as it relates to the prior holders of our Series B Preferred Stock and the holders of anti-dilution shares issued in connection with the conversion of the Series B Preferred Stock. Stockholders impacted by this determination include Mr. Maimon, Mr. De Prado, Dinar, CIMA and Huseyin Kizanliki.. While each of these related parties has agreed to enter into a lock-up agreement in connection with this offering, the shares of common stock received upon conversion of the Series B Preferred Stock and anti-dilution shares may be transferred or sold in accordance with the law subject to the terms of such lock-up agreements.

Statement of Policy

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past three fiscal years, other than as set forth above and herein, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

DESCRIPTION OF SECURITIES

General

Our Amended and Restated Articles authorizes the issuance of up to 410,000,000 shares, of which 360,000,000 shall be shares of Common Stock, $0.001 par value per share, and 50,000,000 shall be shares of Preferred Stock, $0.001 par value per share. As of the date of this prospectus, we have 13,237,958 shares of Common Stock issued and outstanding and 0 shares of Series B preferred stock issued and outstanding. As described elsewhere in this prospectus, this summary takes into account an anticipated 1-for-2 reverse stock split to occur immediately prior to the offering.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for dividend payments. All outstanding, shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of Common Stock have no preferences or rights of cumulative voting, conversion, or pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our Amended and Restated Articles authorizes the issuance of 50,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by the Board. In 2015, we designated 10,000,000 shares of preferred stock as Series B preferred stock. They were converted into 5,000,000 shares of Common Stock. Accordingly, as of the date of this prospectus, there are 40,000,000 shares of blank check preferred stock available for future designation. Accordingly, the Board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control.

Series B Preferred Stock

On August 21, 2020, in connection with the Shareholders Meeting, the Company filed with the Secretary of State of the State of Florida the Amended and Restated Articles to, among other things, cause all outstanding shares of Series B Preferred Stock to be converted into shares of the Common Stock. In connection with the conversion of these shares, the Company issued an additional 5,000,000 shares to each of CIMA and Dinar Stock to cover certain anti-dilution rights.

The converted shares and anti-dilution shares were subject to a 12 -month lock-up whereby the holders of such converted shares and anti-dilution shares were not permitted to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of their converted shares or anti-dilution shares for 12 months from the date of filing the Amended and Restated Articles with the Florida Secretary of State. Upon effectiveness of the registration statement of which this prospectus forms a part, the Company will waive the lock-up and leak-out provision included in our Amended and Restated Articles as it relates to the prior holders of our Series B Preferred Stock and the holders of the anti-dilution shares. Accordingly, the shares of common stock received upon conversion of the Series B Preferred Stock and the anti-dilution may be transferred or sold in accordance with the law (subject to any lock-up agreements agreed to by such holders in connection with this offering). We expect holders of approximately 8.9 million of the 10 million shares to be subject to a lock-up agreement in connection with this offering.

Warrants

The warrants issued in this offering entitle the registered holder to purchase share of Common Stock at a price equal to $        per share (100% of the assumed offering price), subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at prices below its exercise price.

The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common shares issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common shares issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common shares after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

The exercise price per whole share of Common Share purchasable upon exercise of the Warrants is $6.50 which is 100% of assumed public offering price of the Units. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

No fractional shares of Common Stock will be issued upon exercise of the Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

The Warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Florida Anti-Takeover Law and Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Florida Anti-Takeover Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

●	The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●	The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our Amended and Restated Articles to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) the Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Amended and Restated Articles and Bylaws

Our Amended and Restated Articles and Amended and Restated Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●	they provide that special meetings of shareholders may be called by the Board, on the call of its Board or the person or persons authorized to do so by the Amended and Restated Bylaws, or at the request in writing by shareholders of record owning at least 25% of the issued and outstanding voting shares of Common Stock; and

●	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board.

Limitations of Liability for Officers and Directors

Pursuant to the Florida Statutes, our Amended and Restated Articles exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in our best interests.

Indemnification of Officers and Directors

Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Florida corporate law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our Common Stock as well as our ability to raise equity capital in the future.

After giving effect to the closing of this offering (and giving effect to the anticipated 1-for-2 reverse stock split), 14,776,419 shares of Common Stock will be outstanding assuming an initial public offering price of $6.50 per unit (excluding the exercise of any Warrants and the exercise of the underwriters’ over-allotment option). All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Of the remaining 13,237,958 shares of Common Stock outstanding after this offering that were not sold in this offering, approximately 11,365,249 shares of Common Stock will be restricted as a result of securities laws or lock-up agreements (see “Lock-up Agreements” below) and approximately 1,872,709 shares of Common Stock will be freely tradable.

Rule 144

In general, under Rule 144 as currently in effect, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. A person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding, which will equal approximately 147,764 shares immediately after this offering; and

●	the average weekly trading volume of our Common Stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our Common Stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of approximately 11,143,016 of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

Our executive officers, directors and stockholders holding 3.5% or more of our Common Stock, holding an aggregate of approximately 11,143,016 shares of our capital stock and securities convertible into or exchangeable for our capital stock, have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Maxim Group LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our capital stock. Maxim Group LLC may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

UNDERWRITING

Maxim Group LLC (“Maxim”) is acting as sole book-runner and as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Name of Underwriter	Number of Units
Maxim Group LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the units being offered to the public, other than those covered by the over-allotment option described below, if any of these units are purchased.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase, based on the assumed offering price, up to an additional 230,769 shares of Common Stock and/or up to an additional 230,769 Warrants, in each case, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering and may exercise this option to purchase additional shares and/or Warrants. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of Common Stock and/or Warrants.

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Unit	Total (No Exercise)	Total (Full Exercise)
Public offering price	$	$	$
Underwriting discounts and commissions (8%)
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the Units offered by us to the public at the public offering price per Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of $___ per unit. After the initial offering, the public offering price and concession to dealers may be changed.

We have agreed to pay the underwriters a cash fee equal to eight percent (8%) of the aggregate gross proceeds from the sale of the securities offered hereby.

We have agreed to reimburse Maxim for its out of pocket accountable expenses, including Maxim’s legal fees, for up to $100,000 in connection with the offering. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately                , all of which are payable by us.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) Warrants to purchase up to a total 8% of the units sold in the offering (including 8% of any shares of Common Stock purchased upon exercise of the over-allotment option). The Representative’s warrant will have a term of three years from the effective date of this prospectus and an exercise price per share equal to 125% of the public offering price per share price. Pursuant to FINRA Rule 5110(g), the Representative’s warrant and any shares issued upon exercise of the Representative’s warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period. The Representative’s warrant will provide for cashless exercise. The Representative’s warrants will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at our expense, an additional demand registration at the Warrant holders’ expense, and unlimited “piggyback” registration rights for a period of three years after the effective date of this prospectus at our expense.

Determination of Offering Price

The offering price has been negotiated between the representatives of the underwriter and us. In determining the offering price of the units, the following factors were considered:

●	prevailing market conditions;

●	our historical performance and capital structure;

●	estimates of our business potential and earnings prospects;

●	an overall assessment of our management; and

●	the consideration of these factors in relation to market valuation of companies in related businesses.

Our Common Stock is currently trading on the OTCQB under the symbol “CUEN.” On January 11, 2021, the closing price of our Common Stock was $3.00 ($6.00 giving effect to the anticipated 1-for-2 reverse stock split). We have applied to have our Common Stock listed on the Nasdaq under the symbol “CUEN” and our Warrants under the symbol “CUENW”.

Lock-Up Agreements

We and each of our officers, directors and holders of 3.5% of more of our outstanding Common Stock as of the effective date of this prospectus (and all holders of securities exercisable for or convertible into shares of Common Stock) have agreed to enter into customary “lock-up” agreements in favor of Maxim pursuant to which such persons and entities have agreed, for a period of six months from the effective date of this prospectus, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Maxim’s prior written consent, including the issuance of shares of Common Stock upon the exercise of currently outstanding options approved by Maxim.

Maxim may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of 12 months from the commencement of sales of this offering, to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent with at least 15% of the economics for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) of the Company, or any successor to or any subsidiary of the Company.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

We have agreed to issue to Maxim, warrants to purchase up to 20,237 common stock as compensation for services rendered by Maxim in connection with a private placement for which Maxim acted as agent. The warrants will have an exercise price of $8.00 per share.

The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Maxim (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Equity for a period of six months from the effective date of the registration statement of which this prospectus forms a part, except to any FINRA member participating in the offering and their bona fide officers or partners.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of shares Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our securities during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The Common Stock and Warrants may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Common Stock or Warrants must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Common Stock and Warrants hereunder is directed only at, (i) a limited number of persons in accordance with the Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

EXPERTS

The December 31, 2019 and 2018 financial statements of our company appearing in this prospectus have been included herein in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Halperin Ilanit, CPA, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Halperin Ilanit, CPA as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon by AM Law. The validity of the units and Warrants offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, New York, New York. Loeb & Loeb LLP, New York, New York is representing the underwriters in this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

CUENTAS INC.

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

CUENTAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands except share and per share data)

	September 30, 2020	December 31, 2019
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	343	16
Marketable securities	2	1
Trade account receivables	2	-
Related parties	56	54
Other current assets	2	94
Total current assets	405	165

Property and Equipment, net	5	5
Intangible assets	7,650	9,000
Total assets	8,060	9,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	2,044	1,525
Other accounts liabilities	700	741
Deferred revenue	611	537
Notes and Loan payable (note 4)	514	109
Convertible Note	-	250
Related parties’ payables	12	10
Loans from related parties	355	-
Derivative liability	-	3
Stock based liabilities	15	742
Total current liabilities	4,251	3,917

LONG TERM LIABILITY:
EIDL Loan	89	-
Total long-term liabilities	89	-
TOTAL LIABILITIES	4,340	3,917

STOCKHOLDERS’ EQUITY

Series B preferred stock, $0.001 par value, designated 10,000,000; 0 issued and outstanding as of September 30, 2020 and 10,000,000 issued and outstanding as of December 31, 2019	0	10
Common stock, authorized 360,000,000 shares, $0.001 par value; 26,475,916 and 4,639,139 issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	26	5
Additional paid in capital	28,237	25,246
Accumulated deficit	(24,543)	(19,390)
Total Cuestas Inc. stockholders’ equity	3,720	5,871

Non-controlling interest in subsidiaries	-	(618)
Total stockholders’ equity	3,720	5,253
Total liabilities and stockholders’ equity	8,060	9,170

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CUENTAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

(U.S. dollars in thousands except share and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019

REVENUE	385	811	134	247

COST OF REVENUE	620	617	237	150

GROSS PROFIT (LOSS)	(235)	194	(103)	97

OPERATING EXPENSES

Amortization of Intangible Assets	1,350	-	450	-
General and administrative	3,333	1,663	533	663
TOTAL OPERATING EXPENSES	4,683	1,663	983	663

OPERATING LOSS	(4,918)	(1,469)	(1,086)	(566)

OTHER INCOME (LOSS)
Other income (expense)	97	2,523	16	(16)
Interest expense	(24)	(71)	(17)	(2)
Gain on derivative liability	3	30	-	5
Gain (loss) from Change in fair value of stock-based liabilities	307	(133)	(52)	(113)
TOTAL OTHER INCOME (LOSS)	383	2,349	(53)	(126)

NET INCOME (LOSS) BEFORE CONTROLLING INTEREST	(4,535)	880	(1,139)	(692)

NET LOSS ATTRIBUTILE TO NON-CONTROLLING INTEREST	(618)	(27)	(615)	(-)
NET INCOME (LOSS) ATTRIBUTILE TO CUENTAS INC.	(5,153)	853	(1,754)	(692)

Net income (loss) per basic share	(0.60)	0.41	(0.12)	(0.31)
Net income (loss) per diluted share	(0.60)	0.34	(0.12)	(0.31)

Weighted average number of basic common shares outstanding	8,535,767	2,098,997	14,125,811	2,221,645
Weighted average number of diluted common shares outstanding	8,535,767	2,527,327	14,125,811	2,221,645

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CUENTAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(U.S. dollars in thousands)

	Nine Months Ended September 30,
	2020	2019

Cash Flows from Operating Activities:
Net income(loss) before non-controlling interest	(4,535)	880
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation and shares issued for services	1,285	300
Imputed interest	-	67
Loss on fair value of marketable securities	(1)	69
Interest on loans and debt amortization expenses	(10)	(2)
Gain on derivative fair value adjustment	(3)	(30)
Gain from change in on fair value of stock-based liabilities	(307)	133
Depreciation and amortization expense	1,350	1
Changes in Operating Assets and Liabilities:
Accounts receivable	(2)	18
Other receivables	92	32
Accounts payable	533	(230)
Other Accounts payable	152	277
Related parties, net	-	(2,485)
Deferred revenue	74	(98)
Net Cash Used by Operating Activities	(1,372)	(1,068)

Cash Flows from Financing Activities:
Related party, net	-	(610)
Proceeds from short term loans	505	-
Proceeds from Loans from Related parties	355	-
Repayments of loan, convertible notes and redeemable shares	-	(15)
Proceeds from issuance of Convertible notes		-
Proceeds from loans from a Government Agency	89	-
Proceeds from issuance of common stock, net of issuance expense	750	1,604

Net Cash Provided by Financing Activities	1,699	979

Net Increase (Decrease) in Cash	327	(89)
Cash at Beginning of Period	16	154
Cash at End of Period	343	65

Supplemental disclosure of non-cash financing activities
Common stock issued for conversion of convertible note principal	250	-
Common stock issued for settlement of stock-based liabilities and accrued salaries	442	464
Liability to redeem common stock subscribed	-	80

Common stock issued for settlement of common stock subscribed	-	100

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 1 – GENERAL

Cuentas, Inc. (the “Company”) together with its subsidiaries, is focused on financial technology (“FINTECH”) services, delivering mobile banking, online banking, prepaid debit and digital content services to unbanked, underbanked and underserved communities. The Company derives its revenue from the sales of prepaid and wholesale calling minutes. The Company’s exclusivity with CIMA’s proprietary software platform enables Cuentas to offer comprehensive financial services and additional robust functionality that is absent from other General-Purpose Reloadable Cards (“GRP”). Additionally, The Company has an agreement with Interactive Communications International, Inc. (“InComm”) a leading processor of GPR debit cards, to market and distribute a line of GPR cards targeted towards the Latin American market. The Cuentas Fintech Card stores products purchased in the Virtual Market Place where Tier-1 retailers, gaming currencies, amazon cash, and wireless telecom prepaid minutes “top ups”. Additionally, well-known brand name restaurants in the marketplace automatically discount purchases at POS when the customer pays the bill with the Cuentas Card.

On December 31, 2019, the Company entered into a series of integrated transactions to license the Platforms from CIMA, through CIMA’s wholly owned subsidiaries Knetik, and Auris (the “Transaction Closing”) pursuant to that certain Platform License Agreement, dated December 31, 2019 by and among (i) the Company, (ii) CIMA, (iii) Knetik and (iv) Auris (the “License Agreement”) and the various other agreements listed below. Under the License Agreement Cima Group received a 1-time licensing fee in the amount of $9,000 in the form of a convertible note that may be converted, at the option of Cima, into up to 25% of the total shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”) on a fully diluted basis as of December 31, 2019. On December 31, 2019, CIMA exercised its option to convert the Convertible Promissory Note into 1,757,478 shares of Common Stock of the Company. Upon the conversion of the Series B Preferred shares into common stock, CIMA received an additional 5 million shares pursuant to their anti-dilution warrant agreement.

The acquired intangible assets that consisted of perpetual software license had an estimated fair value of $9,000. The Company will amortize the intangible assets on a straight-line basis over their expected useful life of 60 months. Identifiable intangible assets were recorded as follows:

Asset	Amount	Life (months)
Intangible Assets	$9,000	60
Total	$9,000	60

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed periodically for impairment.

Amortization of intangible assets for each of the next five years and thereafter is expected to be as follows:

Year ended December 31,
2020	$1,800
2021	1,800
2022	1,800
2023	1,800
2024	1,800
Total	$9,000

Amortization expense was $1,350 and $0 for the periods ended September 30, 2020 and 2019, respectively. Amortization expense for each period is included in operating expenses.

Pursuant to the License Agreement, the Company shall pay CIMA annual fees for the maintenance and support services in accordance with the following schedule: (i) for the first (1st) calendar year from the Effective Date, $300 to be paid on June 30, 2020; (ii) for the second (2nd) calendar year from the Effective Date, $500 to be paid on December 31, 2020; (iii) for the third (3rd) calendar year from the Effective Date, $700 to be paid on December 31, 2021; (iv) for the fourth (4th) calendar year from the Effective Date, $1,000 to be paid on December 31, 2022; (v) for the fifth (5th) calendar year from the Effective Date, $640 to be paid on December 31, 2022; and (vi) for each calendar year thereafter, $640 to be paid on the anniversary date.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

Amendments to Articles of Incorporation or Bylaws;

On August 21, 2020, in connection with the Special Meeting (as defined below), the Company filed with the Secretary of State of the State of Florida the Company’s Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) to, among other things, cause all outstanding shares of Series B Preferred Stock, par value $0.001 per share (the “Preferred Stock”) to be converted into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on a one-to-one basis. Additionally, the Company amended and restated its bylaws (the “Amended and Restated Bylaws”) to improve and enhance the Company’s corporate governance guidelines, to simplify the Bylaws, and to provide the Company with the flexibility necessary to carry out its business plans.

Submission of Matters to a Vote of Security Holders

On August 17, 2020 a Special Meeting of the Shareholders of Cuentas was held (the “Special Meeting”). At the Special Meeting, the Company’s shareholders approved the following two proposals:

First Proposal: The adoption of the Amended and Restated Articles in order to, effective as of the date the Amended and Restated Articles are filed with the Secretary of State of the State of Florida, cause all outstanding shares of Preferred B Stock to be converted into shares of Common Stock on a one-to-one basis (the “Articles Proposal”). The affirmative vote of a majority of each of the Common Stock holders and Preferred Stock holders, voting as a separate group was needed to pass the Articles Proposal.

Second Proposal: The adoption of the Amended and Restated Bylaws of the Company in order to improve and enhance the Company’s corporate governance structure, to simplify the Bylaws and to provide the Company with the flexibility necessary to carry out its business plan (the “Bylaws Proposal”). The affirmative vote of a majority of the shares of Common Stock and Preferred Stock entitled to vote, voting as a single class, was required to pass the Bylaws Proposal.

Economic Injury Disaster Loan

On May 16, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the principal amount of the EIDL Loan is $83, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced. Installment payments, including principal and interest, are due monthly beginning May 16, 2021 (twelve months from the date of the SBA Note (defined below)) in the amount of $83. The balance of principal and interest is payable thirty years from the date of the SBA Note. In connection therewith, the Company received a $10 advance, which does not have to be repaid. In connection therewith, the Company executed (i) a note for the benefit of the SBA (the “SBA Note”), which contains customary events of default and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of Maimon and Maimon, which also contains customary events of default (the “SBA Security Agreement”).

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, as well as our business and operations. The extent to which COVID-19 impacts our business and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our business and results of operations may be materially adversely affected.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of September 30, 2020, the Company had approximately $343 in cash and cash equivalents, approximately $3,846 in negative working capital and an accumulated deficit of approximately $24,543. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Company’s ability to continue as a going concern is dependent upon raising capital from financing transactions and revenue from operations. Management anticipates their business will require substantial additional investments that have not yet been secured. Management is continuing in the process of fund raising in the private equity and capital markets as the Company will need to finance future activities. These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Unaudited Interim Financial Statements

The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiaries, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements presented herein have not been audited by an independent registered public accounting firm but include all material adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial condition, results of operations and cash flows for the for nine-months ended September 30, 2020. However, these results are not necessarily indicative of results for any other interim period or for the year ended December 31, 2020. The preparation of financial statements in conformity with GAAP requires the Company to make certain estimates and assumptions for the reporting periods covered by the financial statements. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Actual amounts could differ from these estimates.

Certain information and footnote disclosures normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission (“SEC”). The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020 (the “Annual Report”). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with US GAAP. The consolidated financial statements of the Company include the Company and its wholly-owned and majority-owned subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates. Estimates are used when accounting for intangible assets, going concern and stock-based compensation.

Deferred Revenue

Deferred revenue is comprised mainly of unearned revenue related to prepayments from retail consumers for telecommunications minutes. The following table represents the changes in deferred revenue for the nine months ended September 30, 2020:

Deferred Revenue
Balance at December 31, 2019	$537
Change in deferred revenue	74
Balance at September 30, 2020	$611

Revenue allocated to remaining performance obligations represent contracted revenue that has not yet been recognized (“contracted not recognized”). Contracted not recognized revenue was $611 as of September 30, 2020, of which the Company expects to recognize 100% of the revenue over the next 12 months.

Derivative and Fair Value of Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, notes payables, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.

Fair value, as defined in ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earning are reported in the statement of income.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

	Balance as of September 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities	2	-	-	2
Total assets	2	-	-	2

Liabilities:
Stock based liabilities	15	-	-	15

Total liabilities	15	-	-	15

	Balance as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities	1	-	-	1
Total assets	1	-	-	1

Liabilities:
Stock based liabilities	742	-	-	742
Short term derivative value	3	-	-	3

Total liabilities	745	-	-	745

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

Recent Accounting Standards announced

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments apply to reporting entities that are required to make disclosures about recurring or nonrecurring fair value measurements and should improve the cost, benefit, and effectiveness of the disclosures. ASU 2018-13 categorized the changes into those disclosures that were removed, those that were modified, and those that were added. The primary disclosures that were removed related to transfers between Level 1 and Level 2 investments, along with the policy for timing of transfers between levels. In addition, disclosing the valuation processes for Level 3 fair value measurements was removed. The amendments are effective for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company notes that this guidance will impact its disclosures beginning January 1, 2020.

In June 2016, FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. In November 2018, FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which amends the scope and transition requirements of ASU 2016-13. Topic 326 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. Topic 326 will originally become effective for the Company beginning January 1, 2020, with early adoption permitted, on a modified retrospective approach. As a smaller reporting company, the effective date for the Company has been delayed until fiscal years beginning after December 15, 2022, in accordance with ASU 2019-10, although early adoption is still permitted. This standard is not expected to have a material impact to the Company’s consolidated financial statements after evaluation.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022, though early adoption is permitted, including adoption in any interim period for which financial statements have not yet been issued. This standard is not expected to have a material impact to the Company’s consolidated financial statements after evaluation.

NOTE 3 – STOCK OPTIONS

The following table summarizes all stock option activity for the nine months ended September 30, 2020:

	Shares	Weighted- Average Exercise Price Per Share
Outstanding, December 31, 2019	212,044	$12.79
Granted	198,000	5.74
Forfeited	72,044	32.45
Outstanding, September 30, 2020	338,000	$4.47

The following table discloses information regarding outstanding and exercisable options at September 30, 2020:

	Outstanding			Exercisable
Exercise Prices	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$5.74	198,000	$5.74	2.49	198,000	$5.74
3.00	90,000	3.00	0.95	60,000	3.00
2.09	50,000	2.09	1.49	50,000	2.09
	338,000	$9.38	1.93	338,000	$4.61

On March 30, 2020, the Company issued 198,000 options to its Chief Executive Officer and President of the Company. The options carry an exercise price of $5.74 per share. All the options were vested immediately. The Options are exercisable until March 30, 2022. The Company has estimated the fair value of such options at a value of $456 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	2.54
Dividend yield	0%
Risk-free interest rate	1.89%
Expected term (years)	3
Expected volatility	328%

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 4 – SHORT TERM LOANS

On September 15, 2020, the Company issued a promissory note to Labrys Funds LP for $605 (the “Labrys Note”). The Labrys Note bears interest at a rate of 12% per annum, mature on September 14, 2021. The interest is paid monthly. Payment of principle starts after 3 months with ability to extend for up to 2 months and the loan principal become payable on maturity. The Labrys Note bears an original issue discount in the amount of $60, and the issuing expenses were $40, resulting with net proceeds of $505. The Company also issued 141,812 shares of its Common Stock pursuant to the Labrys Note. Out of those, 33,000 shares of Common Stock were issued in consideration of Commitment fee and the balance are subject to return to the Company once the Labrys Note will be paid in full if there were no defaults.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common Stock

The following summarizes the Common Stock activity for the three months ended September 30, 2020:

Summary of common stock activity for the nine months ended September 30, 2020	Outstanding shares
Balance, December 31, 2019	4,639,139
Shares issued for Common Stock	80,000
Shares issued due to conversion of Convertible Promissory Note	1,257,478
Settlement of stock-based liabilities	66,334
Shares issued to a lender	141,812
Shares issued for services	90,000
Shares issued to employees	58,334
Shares issued due to conversion of 20,000,000 Series B preferred stock, $0.001 par value shares	20,000,000
Shares issued due to conversion of Warrants	142,819
Balance, September 30, 2020	26,475,916

On January 3, 2020 Dinar Zuz provided an additional amount of $300 to the Company which was be provided in a form of the Optima Convertible Note pursuant to a securities purchase agreement between the Company and Optima, dated July 30, 2019. Additionally, on January 3, 2020, the Company issued 100,000 shares of its Common Stock to Dinar Zuz LLC, as a result of a conversion of the Dinar Convertible Note in the amount of $300.

On January 9, 2020, the Company issued 40,000 shares of its Common Stock pursuant to a service Agreement between the Company and a service provider, dated June 3, 2019. The fair market value of the shares at the issuance date was $240.

On January 14, 2020, the Company issued 66,334 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The fair market value of the shares was $459.

On January 14, 2020, the Company issued 58,334 shares of Common Stock to employees. All shares were issued pursuant to the Company’s Share and Options Incentive Enhancement Plan (2016). The Company has estimated the fair value of such shares at $332.

On February 10, 2019, the Company issued 10,000 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018.

On March 3, 2020, Dinar Zuz provided an additional amount of $450 to the Company which was be provided in a form of the Dinar Zuz Convertible Note pursuant to a securities purchase agreement between the Company and Dinar Zuz, dated July 30, 2019. The Company issued 1,157,478 shares of its Common Stock to Dinar Zuz LLC, as a result of a conversion of the Dinar Convertible Note in the amount of $700.

On April 2, 2020, the Company issued 70,000 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

On May 22, 2020, the Company issued 42,819 shares of its Common Stock pursuant to a cashless conversion of warrants to purchase up to 73,080 shares of its Common Stock at an exercise price equal to $3.25 per share.

On August 20, 2020, the Company issued 50,000 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The fair market value of the shares was $180.

On August 27, 2020, the Company converted all the outstanding shares of Series B Preferred Stock, par value $0.001 per share to 10,000,000 shares of the Company’s common stock, par value $0.001 per share.

On September 17, 2020, the Company issued 5,000,000 of its Common Stock par value $0.001 per share to each of Dinar Zuz and Cima Telecom Inc., Under a warrant dated December 31, 2019.

On September 17, 2020, the Company issued 141,812 shares of its Common Stock pursuant to promissory note, dated September 15, 2020. The fair market value of the shares at the issuance date was $390. Out of those, 33,000 shares of Common Stock were issued in consideration of Commitment fee and the balance are subject to return to the Company once the promissory note will be paid in full.

On September 30, 2020, the Company issued 100,000 of its Common Stock par value $0.001 per share to a private investor in consecration of cancellation of warrants to purchase up to 99,334 shares of its Common Stock at an exercise price equal to $3.25 per share.

NOTE 6 – RELATED PARTY TRANSACTIONS

On July 1, 2020 and Pursuant to section 1 (e) of the Side Letter Agreement, dated December 31, 2019, it was agreed by and among Dinar Zuz, Cima, Arik Maimom and Michael De Prado that the Company will borrow up to $462 from Dinar Zuz LLC under the second Dinar Zuz Note. As of September 30, 2020, the Company borrowed $355,000 under the second Dinar Note.

On July 24, 2020, the Compensation Committee of the Board of Directors of the Company approved the “Amended and Restated” employment agreements with each of Arik Maimon, the Company’s Chief Executive Officer (“Maimon”), and Michael De Prado, the Company’s President (“De Prado,” and together with Maimon, the “Executives,” each an “Executive”), the “New Employment Agreements”. The New Employment Agreements shall supersede the terms of the Pre-existing Employment Agreements. Pursuant to the terms of the New Employment Agreements, among other things:

(1)	De Prado will receive the following compensation: (1) (a) a base salary of $265 per annum; (b) a Funding Bonus equal to 0.5% of the amount of the funding that exceeds the Funding Threshold; (c) a change of control bonus, if applicable; (d) participation in the Company’s employee benefits plan;

(2)	Maimon will receive the following compensation: (a) a base salary of $295 per annum (b) a Funding Bonus equal to 0.5% of the amount of the funding that exceeds the Funding Threshold; (c) a change of control bonus, if applicable; (d) participation in the Company’s employee benefits plan;

(3)	For each Executive, the term of the Agreement shall end on the earlier of (i) the date that is four (4) months following the Effective Date or (ii) the date that the Company appoints a new president or chief operating officer but the Company can extend the Employment Term on a month to month basis with the approval of both Dinar and CIMA until a new president or chief operating officer is appointed. Upon expiration of the Employment Term (other than a termination by the Company for “Cause”), the Executive will entitled to a special board compensation package with annual compensation equal to the Annual Base Salary (pro-rated for any partial year of service), beginning on the Expiration or Termination Date and ending eighteen (18) months later, provided that such payments will cease if the Executive resigns as a member of the Board during such period. The Board Compensation Period may be extended from year to year for an additional 12 months (for up to 36 months in total) if two of three of the then-current chief executive officers of the Company, Dinar and CIMA agree to extend the period for an additional 12 months. The Executive’s right to receive the Special Board Compensation shall be subject to the Board’s determination that he has complied with his obligations under this Agreement. The Executive will remain on the Board until he resigns, is not re-elected or is removed from the Board in accordance with the Company’s practice for removal of directors.

(4)	Pursuant to the terms of the New Employment Agreements, the Executives are entitled to severance in the event of certain terminations of their employment. The Executives are entitled to participate in the Company’s employee benefit, pension and/or profit-sharing plans, and the Company will pay certain health and dental premiums on their behalf.

(5)	Each of the Executives are entitled to Travel and expense reimbursement;

(6)	The Executives have agreed to a one-year non-competition agreement following the termination of their employment.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

On August 25, 2020 and Pursuant to section 1 (e) of the Side Letter Agreement, dated December 31, 2019, it was agreed by and among Dinar, Cima, Arik Maimon and Michael De Prado that the Company will borrow up to $50 from Arik Maimon at an annual interest rate of nine percent (9.0%). On September 30, 2020, the Company fully repaid its loan to Arik Maimon.

Related party balances at September 30, 2020 and December 31, 2019 consisted of the following:

Due from related parties

	September 30, 2020	December 31, 2019
	(dollars in thousands)

(a) Next Cala 360	56	54

Total Due from related parties	56	54

Related party payables, net of discounts

	September 30, 2020	December 31, 2019
	(dollars in thousands)
(c) Due to Dinar Zuz LLC	$355	$-
(d) Due to Cima Telecom Inc.	413	-
(b) Due to Next Communications, Inc. (current)	12	10

Total Due from related parties	$780	$10

(a)	Next Cala 360, is a Florida corporation established and managed by the Company’s Chief Executive Officer.

(b)	Next Communication, Inc. is a corporation in which the Company’s Chief Executive Officer a controlling interest and serves as the Chief Executive Officer. See disclosure above regarding payments by the Company in connection with the bankruptcy of Next Communication, Inc.

(c)	Due to the April 6, 2020 180 days Loan Agreement with the Company to borrow up to $462 at an annual interest rate of nine percent (9.0%) (“the second “Dinar Zuz Note”).

(d)

Composed from annual fees in the amount of $300 for the maintenance and support services in accordance with the software maintenance agreement for the first (1st) calendar year from the Effective Date, reimbursement of legal fees in the amount of $65 and other software development services.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 7 – COMMITMENTS AND CONTINGENCIES

On February 12, 2018, the Company was served with a complaint from Viber Media, Inc. (“Viber”) for reimbursement of attorney’s fees and costs totalling $528 arising from a past litigation with Viber. The Company is vigorously defending their rights in this case as the Company believe this demand is premature as litigation is ongoing. On June 15, 2020, the claims against the Company and its subsidiary were dismissed.

On July 6, 2017, the Company received notice an existing legal claim against Accent InterMedia (“AIM”) had been amended to include claims against the Company. The claims brought against the Company include failure to comply with certain judgments for collection of funds by the plaintiff while having a controlling interest in AIM via its ownership of Transaction Processing Products (“TPP”). On April 17, 2019, the Company entered into a settlement agreement (the “SVS Settlement Agreement”) with Comdata, Inc. d/b/a Stored Value Solutions (“SVS”) whereby the Company will pay a total of $37 over 7 months, starting July 1, 2019. Only in the event that the Company defaults by failing to make timely payments, SVS may file in Kentucky for the judgment of $70. On February 13, 2020, the Company completed the payments in accordance with the SVS Settlement Agreement and the case was dismissed.

On December 20, 2017, a Complaint was filed by J. P. Carey Enterprises, Inc., alleging a claim for $473 related to the Franjose Yglesias-Bertheau filed lawsuit against PLKD listed above. Even though the Company made the agreed payment of $10 on January 2, 2017 and issued 12,002 shares as conversion of the $70 note as agreed in the settlement agreement, the Plaintiff alleges damages which the Company claims are without merit because they received full compensation as agreed. The Company is in the process of defending itself against these claims. On January 29, 2019, the Company was served with a complaint by J.P. Carey Enterprises, Inc., (“JP Carey”) which was filed in Fulton County, Georgia claiming similar issues as to the previous complaint, with the new claimed damages totaling $1,108. JP Carey and the Company filed a motion for a summary judgement. On June 23, 2020, the case was transferred to the Business Court at the request of the Superior Court Judge previously assigned to the case. Judge Ellerbe from the Business Court has been assigned as the new judge. On June 29, 2020, the Business Court held a status conference to review the status of the case, the pending motions, and to set a case schedule. At the status conference, the Court indicated that it would review the pending cross-motions for summary judgment and the Company’s motion to strike JP Carey’s late-disclosed expert and contact the parties about setting an oral hearing on both motions at a later date. On October 1, 2020 the Superior Court judge entered a judgment in favor of Cuentas and denied JP Carey’s motion for summary judgment.

On September 28, 2018, the Company was notified of a complaint filed against it by a former supplier. The Company has not yet received formal service of the complaint and is awaiting such service at which time it can fully assess the complaint. The Company has not accrued any losses as of September 30, 2020 related to the complaint given the early nature of the process.

On November 7, 2018, the Company was served with a complaint by IDT Domestic Telecom, Inc. vs the Company and its subsidiary Limecom, Inc. for telecommunications services provided to the Subsidiary during 2018 in the amount of $50. The Company has no accrual as of September 30, 2020 related to the complaint given the early nature of the process. The Company intends to file a motion to dismiss the Company as a defendant since the Company has no contractual relationship with the plaintiff. A court ordered mandatory arbitration session took place and the arbitration findings were issued on June 19, 2020 and a request for trial de novo was filed on July 16, 2020 in order to have the matter docketed on the calendar.

On May 1, 2019, the Company received a Notice of Demand for Arbitration (the “Demand”) from Secure IP Telecom, Inc. (“Secure IP), who allegedly had a Reciprocal Carrier Services Agreement (RCS) exclusively with Limecom and not with Cuentas. The Demand originated from a Demand for Arbitration that Secure IP received from VoIP Capital International (“VoIP”) in March 2019, demanding $1,053 in damages allegedly caused by unpaid receivables that Limecom assigned to VoIP based on the RCS. On June 5, 2020, Secure IP Telecom, Inc. (“SecureIP”) filed a complaint against Limecom, Inc., (“Limecom”), Heritage Ventures Limited (“Heritage”), an unrelated third party and owner of Limecom, and the Compasny. The complaint primarily concerns alleged indebtedness owed SecureIP by Limecom. SecureIP also alleges that Cuentas received certain transfers of funds which it alleges may be an avoidable transfer under Florida Statute §725.105 up to $1,053. Cuentas is contemplating filing a motion to dismiss the complaint and disputes that it received the alleged $1,053 from Limecom. Moreover, to the extent Cuentas has exposure for any transfers from Limecom, both Limecom and Heritage have indemnified Cuentas for any such liability. The Company will vigorously defend its position to be removed as a named party in this action due to the fact that Cuentas rescinded the Limecom acquisition on January 30, 2019.

On January 24, 2020, the Company received a Corrected Notice of Hearing regarding Qualtel SA de CV, a Mexican Company vs Next Communications, Inc. for a “Plaintiff’s Motion for Order to Show Cause and/or for Contempt as to Non-Party, Cuentas, Inc.” The Company retained a counsel and will vigorously defend its position.

NOTE 8 – SUBSEQUENT EVENTS

On October 28, 2020 the Company has filed a registration statement (File No. 333-249690) with the Securities Exchange Commission for the offering, and the Company intends to file a further prospectus with respect to the offering. Maxim Group LLC will act as the lead underwriter for the offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF

CUENTAS INC.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cuentas Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018 and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the years in the period ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018 and the results of its operations and its cash flows for each of the years in the period ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, as of December 31, 2019, the Company has incurred accumulated deficit of $19,390 thousand and negative operating cash flows. These factor among others, as discussed in Note 1 to the consolidated financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of’ these uncertainties.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/Halperin Ilanit

Certified Public Accountants (Isr.)

Tel Aviv, Israel

March 30, 2020

We have served as the Company’s auditor since 2018

30 A’arba’a st. A’arba’a towers, Tel Aviv 6473926 | tel. +972-3-9335474 | fax. +972-3-9335466 | www.halperin-cpa.co.il

CUENTAS, INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands except share and per share data)

	December 31, 2019	December 31, 2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	16	154
Marketable securities	1	79
Trade account receivables, net	-	3,673
Related parties	54	36
Other current assets	94	91
Total current assets	165	4,033

Property and Equipment, net (Note 4)	5	13
Intangible Assets (Note 2)	9,000	1,924
Total assets	9,170	5,970

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Trade payable	1,525	3,184
Other accounts liabilities (Note 5)	741	2,560
Deferred revenue	537	583
Notes and Loan payable	109	110
Convertible notes payable (Note 7)	250	-
Derivative liability	3	-
Related parties’ payables (Note 6)	10	4,919
Stock based liabilities	742	225
Total current liabilities	3,917	11,581

Related party payables – Long term (Note 6)	-	806
Derivative liabilities – long term	-	33
TOTAL LIABILITIES	3,917	12,420

STOCKHOLDERS’ EQUITY (DEFICIT) (Note 8)
Common stock subscribed	-	100
Series B preferred stock, $0.001 par value, designated 10,000,000; 10,000,000 issued and outstanding as of December 31, 2019 and 2018, respectively	10	10
Common stock, authorized 360,000,000 shares, $0.001 par value; 4,639,139 and 1,588,942 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	5	2
Additional paid in capital	25,246	12,160
Accumulated deficit	(19,390)	(18,070)

Total Cuestas Inc. stockholders’ equity (deficit)	5,871	(5,798)

Non-controlling interest in subsidiaries	(618)	(652)
Total stockholders’ equity (deficit)	5,253	(6,450)
Total liabilities and stockholders’ equity (deficit)	9,170	5,970

The accompanying notes are an integral part of these consolidated financial statements

CUENTAS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands except share and per share data)

	Year Ended December 31,
	2019	2018

REVENUE	967	74,650

COST OF REVENUE	808	74,177

GROSS PROFIT	159	473

OPERATING EXPENSES

General and administrative	2,305	3,769
Loss on disposal and impairment of assets	-	1,917
TOTAL OPERATING EXPENSES	2,305	5,686

OPERATING LOSS	(2,146)	(5,213)

OTHER INCOME, NET

Other income (expense), net	2,482	(331)
Interest expense	(1,092)	(978)
Gain on derivative liability	30	524
Gain from Change in extinguishment of debt	-	99
Gain (loss) from Change in fair value of stock-based liabilities	(560)	2,314
TOTAL OTHER INCOME, NET	860	1,628

NET LOSS BEFORE CONTROLLING INTEREST	(1,286)	(3,585)

NET INCOME (LOSS) ATTRIBUTILE TO NON-CONTROLLING INTEREST	(34)	23
NET LOSS ATTRIBUTILE TO CUENTAS INC.	(1,320)	(3,562)

Basic and Diluted net loss per share	(0.58)	(2.90)

Weighted average number of basic and diluted common shares outstanding	2,284,702	1,227,992

The accompanying notes are an integral part of these consolidated financial statements

CUENTAS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars in thousands except share and per share data)

	For the Year Ended December 31,
	2019	2018
Net loss	$(1,286)	$(3,585)
Other comprehensive income
Adoption of ASU 2016-01	-	300
Total comprehensive loss	(1,286)	(3,285)
Comprehensive income attributable to non-controlling interest	(34)	23
Comprehensive loss attributable to shareholders	$(1,320)	$(3,262)

The accompanying notes are an integral part of these consolidated financial statements

CUENTAS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(U.S. dollars in thousands, except share and per share data)

												Non-Controlling Interest
	Series B Preferred Stock		Common Stock		Common Stock to be Issued		Common Stock	Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders’	Additional Paid-in	Accumulated	Total Non- Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Deficit	Loss	Deficit	Capital	Deficit	Interest	Total
Balance December 31, 2018	10,000,000	10	1,588,942	2		*	100	12,160	(18,070)	-	(5,798)	43	(695)	(652)	(6,450)

Committed shares issued	-	-	34,000	*		*	(100)	100	-	-	-	-	-	-	-
Shares issued for services	-	-	409,831	*	-	-	-	989	-	-	989	-	-	-	989
Shares issued for conversion of debt	-	-	2,090,811	2	-	-	-	11,016	-	-	11,018	-	-	-	11,018
Shares issued for cash**	-	-	407,645	1			-	538	-	-	539	-	-	-	539
Shares issued due to the Rescission of the Limecom Acquisition	-	-	107,910	*	-	-	-	376	-	-	376	-	-	-	376
Forgiveness of imputed interest on related party payable	-	-	-	-	-	-	-	67	-	-	67		-	-	67
Net income for year ending December 31, 2019	$-	-	-	-	-	-	-	-	(1,320)	-	(1,320)	-	34	34	(1,286)
Balance December 31, 2019	10,000,000	$10	4,639,139	5	$-	$-	$-	$25,246	$(19,390)	$-	$5,871	43	$(661)	(618)	5,253

*	less than $1.

**	Issuance cost during the period were $10

CUENTAS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(U.S. dollars in thousands, except share and per share data)

												Non-Controlling Interest
	Series B Preferred Stock		Common Stock		Common Stock to be Issued		Common Stock	Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders’	Additional Paid-in	Accumulated	Total Non- Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Deficit	Loss	Deficit	Capital	Deficit	Interest	Total
Balance December 31, 2017	10,000,000	10	1,140,398	1	-	-	400	9,555	(14,208)	(300)	(4,542)	42	(672)	(630)	(5,172)

Committed shares issued	-	-	39,070	*	-	-	(400)	400	-	-	-	-	-	-	-
Adoption of ASU 2016-01	-	-	-	-	-	-	-	-	(300)	300	-	-	-	-	-
Shares issued for services	-	-	13,333	*	-	-	-	60	-	-	60	-	-	-	60
Shares issued for conversion of debt	-	-	4,167	*	-	-	-	37	-	-	37	-	-	-	37
Extinguish of liability upon shares issuance	-	-	206,811	-	-	-	-	893	-	-	893	-	-	-	893
Issuance of common stock, net of issuance cost **	-	-	185,163	1			-	534	-	-	535	-	-	-	535
Warrants and Stock options compensation	-	-	-	-	-	-	-	444	-	-	444	-	-	-	444
Common stock subscribed	-	-	-	-	-	-	100	-	-	-	100	-	-	-	100
Forgiveness of imputed interest on related party payable	-	-	-	-	-	-	-	237	-	-	237	1	-	1	238
Net income for year ending December 31, 2018	-	-	-	-	-	-	-	-	(3,562)	-	(3,562)	-	(23)	(23)	(3,585)
Balance December 31, 2018	10,000,000	$10	1,588,942	$2	-	$-	$100	$12,160	$(18,070)	$-	$(5,798)	$43	$(695)	$(652)	(6,450)

*	less than $1.

**	Issuance cost during the period were $18

The accompanying notes are an integral part of these consolidated financial statements

CUENTAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except share and per share data)

	For the Year Ended December 31,
	2019		2018
Cash Flows from Operating Activities:
Net loss		$(1,286)	$(3,585)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation and Shares issued for services		487	943
Imputed interest		67	237
Available for sale securities		78	171
Gain from extinguishment of short-term loans		-	(99)
Interest expense and Debt discount amortization		1,017	72
Excess loss on derivative liability		(30)	(514)
License fee amortization		-	35
Loss due to Settlement		-	84
Loss on disposal and impairment of assets		-	1,917
Gain on fair value measurement of stock-based liabilities		560	(2,314)
Depreciation expense		1	2
Amortization of intangible assets		-	428
Changes in Operating Assets and Liabilities:
Accounts receivable		18	3,960
Other receivables		(24)	142
Accounts payable		(217)	(2,384)
Related party, net		(2,356)	84
Other accounts payables		416	407
Deferred revenue		(46)	(103)
Other long-term liabilities		-	-
Net Cash Used by Operating Activities		(1,315)	(517)

Cash Flows from Investing Activities:
Purchase of equipment		-	(9)

Net Cash Provided by Investing Activities		-	(9)

Cash Flows from Financing Activities:
Repayments of loans payable		-	(36)
Proceeds from (Repayments of) convertible notes		250	(12)
Related parties, net		(664)	-
Proceeds from common stock subscriptions		-	100
Proceeds from issuance of shares, net of issuance cost		1,591	535
Net Cash Provided by Financing Activities		1,177	587

Net Increase (Decrease) in Cash		(138)	61
Cash at Beginning of Period		154	93
Cash at End of Period		16	$154

Supplemental disclosure of cash flow information
Cash paid for interest		$-	$37
Cash paid for income taxes	$		$-

Supplemental disclosure of non-cash financing activities
Common stock issued for conversion of convertible note principal		$-	$27
Common Stock issued for conversion of convertible note issued against Other Assets		$9,000	-
Common stock issued for conversion of convertible accrued interest		$-	$195
Common stock issued for settlement of stock-based liabilities		$735	$893
Common stock issued for settlement of common stock subscribed		$100	$400

The accompanying notes are an integral part of these consolidated financial statements

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Cuentas, Inc. (the “Company”) together with its subsidiaries, is focused on financial technology (“FINTECH”) services, delivering mobile banking, online banking, prepaid debit and digital content services to unbanked, underbanked and underserved communities. The Company derives its revenue from the sales of prepaid and wholesale calling minutes. Additionally, The Company has an agreement with Interactive Communications International, Inc. (“InComm”) a leading processor of general purpose reloadable (“GPR”) debit cards, to market and distribute a line of GPR cards targeted towards the Latin American market.

The Company was incorporated under the laws of the State of Florida on September 21, 2005 to act as a holding company for its subsidiaries. Its subsidiaries are Meimoun and Mammon, LLC (100% owned) (“M&M”), Next Cala, Inc (94% owned) (“Cala”), NxtGn, Inc. (65% owned) (“NxtGn”) and Cuentas Mobile LLC (formerly Next Mobile 360, LLC. - 100% owned). Additionally, Next Cala, Inc. had a 60% interest in NextGlocal Inc. (“Next Glocal”), a subsidiary formed in May 2016 and which was dissolved on September 27, 2019. Tel3, a business segment of Meimoun and Mammon , LLC provides prepaid calling cards to consumers directly and operates in a complimentary space as Meimoun and Mammon, LLC. On October 23, 2017, the Company acquired 100% of the outstanding shares in Limecom, Inc, (“Limecom” and such acquisition, the “Limecom Acquisition”) from Heritage Ventures Limited (“Heritage”). On January 30, 2019, the Company exercised a right to rescind the Acquisition, principally in an effort to reduce the Company’s continuing debt obligations associated with the Acquisition.

M&M was formed under the laws of the State of Florida on May 21, 2001 as a real estate investment company. During the year ended December 31, 2010, M&M began winding down real estate operations and commenced the business of providing telecommunications services. M&M acquired telecom registrations, licenses and authorities to provide telecom services to the retail and wholesale markets including sales of prepaid long-distance telecom services and Mobile Virtual Network Operator (known as MVNO) services. The services are sold under the brand name Cuentas Mobile and through the subsidiary of the same name.

Next Cala was formed under the laws of Florida on July 10, 2009 for the purpose of offering prepaid and reloadable debit cards to the retail market. Cala serves consumers in the underbanked and unbanked populations through Incomm, a leading provider of third-party gift cards, general purpose reloadable (known as GPR) debit cards and payment remittance services worldwide.

NxtGn was formed under the laws of Florida on August 24, 2011 to develop a high definition telepresence product (known as AVYDA) which allows users to connect with celebrities, public figures, healthcare and education applications via a mobile phone, tablet or personal computer. NxtGn has entered into a joint venture with telephony platform industry leader Telarix, Inc. to develop and market the AVYDA Powered by Telarix™ HD telepresence platform. The AVYDA Powered by Telarix™ product is marketed throughout the world by the Telarix sales force.

On December 6, 2017, the Company completed the formation of SDI NEXT Distribution LLC (“SDI NEXT”), in which the Company owns 51% a membership interest. The remainder of the membership interests of SDI are owned by Fisk Holdings, LLC (“Fisk”), a non-related party of the Company. The Company acts as the Managing Member of SDI NEXT. Under SDI NEXT’s Operating Agreement, the Company will contribute a total of $500 to SDI Next. Fisk will contribute 30,000 active point of sale locations for distribution of retail telecommunications and prepaid financial products and services to include, but not be limited to: prepaid general-purpose reloadable cards, prepaid gift cards, prepaid money transfer, prepaid utility payments, and other prepaid products.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On October 23, 2017, the Company, completed the acquisition 100% of the outstanding shares of Limecom, Inc. (“Limecom”). Limecom is a global telecommunication company, providing services to telecommunication providers from all over the world. Limecom operates a network built on internet protocol (“IP”) switching equipment. It was organized as a Florida limited liability company on November 21, 2014 and was known as Limecom LLC. On September 29, 2015, Limecom converted into a Florida corporation. The Limecom Acquisition was completed for total consideration of $3,927,000 which included an issuance of 172,683 shares of the Company’s common stock per value $0.001 (the “Common Stock”), which were valued at $1,295,000 as of the acquisition date.

Pursuant to the Share Purchase Agreement, dated September 19, 2017 (the “Limecom Purchase Agreement”) , the Company had rights to rescind the Limecom Acquisition. On January 29, 2019, the Company and Heritage entered into an amendment to the Limecom Purchase Agreement (the “Amendment”) under which the parties agreed to extend the right of the Company to rescind the Limecome Acquisition at its discretion, and in connection therewith to return the shares of Limecom to Heritage in consideration for the following:

(a) The 138,147 shares of Common Stock previously issued to Heritage and its stockholders will not be returned to the Company, and the remaining 34,537 shares Common Stock owed to Heritage will not be issued to Heritage. Instead, it was agreed that the Company will issue an additional 90,000 shares of Common Stock as directed by Heritage. The Company also agreed to issue 20,740 shares of the Company’s restricted Common Stock to several Limecom employees in exchange for salaries due to them.

(b) The $1,807,000 payment due by the Company under the Limecom Purchase Agreement will be cancelled.

(c) The Employment Agreement with Orlando Taddeo as International CEO of Limecom will be terminated.

(d) Heritage and Limecom agreed that the intercompany loans in the amount of $231,000 will be cancelled.

On January 30, 2019, the Company rescinded the acquisition of Limecom, Inc. Therefore, and in accordance with ASC Topic 360, the Company recorded in 2018 an asset impairment charges of $1,917 which is included in the consolidated statements of operations within loss on disposal and impairment of assets; $1,334 of the total impairment charge related to Goodwill and the remaining $583 related to intangible assets

Pro forma results

The following are unaudited pro forma financial information for the year ended December 31, 2018 and presents the condensed consolidated statements of operations of the Company due to the rescission of the Limecome Acquisition as described above, as if the Limecom Acquisition had not occurred. The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s condensed consolidated statements of operations that would have been reported had the Limecom Acquisitions not been completed as of the beginning of the period presented and should not be taken as indicative of the Company’s future condensed consolidated statements of operations.

Year Ended
December 31,
2018 (In thousands)
Revenues	$1,088
Net Income before controlling Interest	334
Net Income	353
Basic net income earnings per common share (in U.S Dollars)	0.30
Diluted net income earnings per common share (in U.S Dollars)	$0.27

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2019, the Company had approximately $16 in cash and cash equivalents, approximately $3,752 in negative working capital, and an accumulated deficit of approximately $19,390. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Company’s ability to continue as a going concern is dependent upon raising capital from financing transactions and revenue from operations. Management anticipates their business will require substantial additional investments that have not yet been secured. Management is continuing in the process of fund raising in the private equity and capital markets as the Company will need to finance future activities. These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

REVERSE SPLIT

The Company completed a reverse stock split of its common stock, by filing articles of amendment to its Articles of Incorporation (the “Articles of Amendment”) with the Secretary of State of Florida to effect the Reverse Stock Split on August 8, 2018. As a result of the reverse stock split, the following changes have occurred (i) every three hundred shares of common stock have been combined into one share of common stock; (ii) the number of shares of common stock underlying each common stock option, common stock warrant or any other convertible instrument of the Company have been proportionately decreased on a 300-for-1 basis, and the exercise price of each such outstanding stock option, common warrant or any other convertible instrument of the Company have been proportionately increased on a 300-for-1 basis. Accordingly, all option numbers, share numbers, warrant numbers, share prices, warrant prices, exercise prices and losses per share have been adjusted within these consolidated financial statements, on a retroactive basis, to reflect this 300-for-1 reverse stock split. No fractional shares were issued as a result of the reverse stock split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share was entitled to receive one full share for the fraction of a share to which he or she was entitled.

NOTE 2 – Cima Telecom Inc.

On December 31, 2019, the Company entered into a series of integrated transactions to license the Platforms from CIMA, through CIMA’s wholly owned subsidiaries Knetik, and Auris (the “Transaction Closing”) pursuant to that certain Platform License Agreement, dated December 31, 2019 by and among (i) the Company, (ii) CIMA, (iii) Knetik and (iv) Auris (the “License Agreement”) and the various other agreements listed below.

License Agreement

Contemporaneously with the Transaction Closing, on December 31, 2019 (the “Effective Date”) the Company entered into the License Agreement. Pursuant to the License Agreement, the Company has an exclusive, non-transferable, non-sublicensable, royalty-free license to access and use the Knetik and Auris technology platforms (collectively, the “Licensed Technology”) in the form provided to the Company via the Hosting Services (as defined in the License Agreement) and solely within the FINTECH space for the Company’s business purposes. Under the License Agreement Cima Group received a 1-time licensing fee in the amount of $9,000 in the form of a convertible note that may be converted, at the option of Cima, into up to 25% of the total shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”) on a fully diluted basis as of December 31, 2019. On December 31, 2019, CIMA exercised its option to convert the Convertible Promissory Note into 1,757,478 shares of Common Stock of the Company.

Pursuant to the License Agreement, the Company shall pay CIMA annual fees for the maintenance and support services in accordance with the following schedule: (i) for the first (1st) calendar year from the Effective Date, $300 to be paid on June 30, 2020; (ii) for the second (2nd) calendar year from the Effective Date, $500 to be paid on December 31, 2020; (iii) for the third (3rd) calendar year from the Effective Date, $700 to be paid on December 31, 2021; (iv) for the fourth (4th) calendar year from the Effective Date, $1,000 to be paid on December 31, 2022; (v) for the fifth (5th) calendar year from the Effective Date, $640 to be paid on December 31, 2022; and (vi) for each calendar year thereafter, $640 to be paid on the anniversary date.

Voting Agreement

Contemporaneously with the Transaction Closing, on December 31, 2019, the Company entered into that certain voting agreement and proxy (the “Voting Agreement”), by and among the Company, Arik Maimon, the Company’s Chief Executive Officer, Michael De Prado, the Company’s President, Dinar, and CIMA. Pursuant to the Voting Agreement, each of CIMA, Dinar and Mr. De Prado shall have the right to designate one director to the Company’s Board of Directors and Mr. Maimon will have the right to designate two directors to the Board as promptly as practicable after the Transaction Closing. At each meeting of the Company’s stockholders at which the election of directors is to be considered, each of CIMA, Dinar, Mr. Maimon and Mr. De Prado shall have the right to designate one nominee for election at such meeting. Additionally, the Company has granted CIMA board observer rights whereby CIMA shall have the right to invite one representative to attend all meetings of the Board in a non-voting observer capacity. The size of the Board and appointee rights are subject to change in the event that the Company’s shares of Common Stock become listed on the NASDAQ Capital Market (or if there is any other similar transaction which ultimately involves the listing of the Company’s capital stock, whether Common Stock or any other class or series of capital stock of the Company, on any exchange affiliated with or similar to NASDAQ). Furthermore, pursuant to the Voting Agreement, each of Mr. Maimon and Mr. De Prado appointed each of CIMA and Dinar as their proxy and attorney-in-fact, with full with full power of substitution and resubstitution, to vote or act by written consent with respect to the shares of Voting Stock (as defined in the Voting Agreement) representing each individual’s pro rata percentage of the CIMA Proxy Stock and Dinar Proxy Stock (as defined in the Voting Agreement), as may be recalculated from time to time subject to the terms and conditions of the Voting Agreement, until the CIMA Warrant is exercised and until the Dinar Warrant is exercised, respectively.

Note and Warrant Purchase Agreement

Contemporaneously with the Transaction Closing, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) by and between the Company and CIMA, pursuant to which the Company made and sold to (i) CIMA a 3% convertible promissory note (the “Convertible Promissory Note”) in the principal amount of $9,000 and (ii) (a) CIMA a warrant (the “CIMA Warrant”) , to purchase from the Company an aggregate of duly authorized, validly issued, fully paid and nonassessable shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), equal to twenty-five percent (25%) of shares of Common Stock or any other equity issued upon the conversion of the Series B preferred stock. The Purchase Agreement contained customary representations, warranties, covenants, and conditions, including indemnification. Among other conditions to closing, the Company has agreed to take all necessary steps to amend and restate its Articles of Incorporation (the “A&R Articles”) and to amend and restate its Bylaws (the “A&R Bylaws”) and properly file and effect such A&R Articles and A&R Bylaws with the Secretary of State of the State of Florida and the U.S. Securities and Exchange Commission, each as necessary, no later than June 30, 2020.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Convertible Promissory Note

Contemporaneously with the Transaction Closing, the Company made and sold to CIMA a convertible promissory note (the “CIMA Convertible Promissory Note”) in accordance with the Purchase Agreement. Pursuant to the Convertible Promissory Note, at any time on or before twelve (12) months after the date of the CIMA Convertible Promissory Note, CIMA may elect in its sole and absolute discretion to convert all unpaid principal and accrued and unpaid interest under the CIMA Convertible Promissory Note into 25% of the issued and outstanding Common Stock of the Company calculated on a fully diluted basis as of the conversion date, assuming the conversion, exercise, and exchange of all equity and debt securities of the Company which are convertible into, or exercisable or exchangeable for, Common Stock of the Company, but not including the Warrants. On December 31, 2019, CIMA exercised its option to convert the Convertible Promissory Note into 1,757,478 shares of Common Stock of the Company, which constitutes 25% of the issued and outstanding shares of Common Stock of the Company calculated on a fully diluted basis as of the same date.

Warrants

Contemporaneously with the Transaction Closing, the Company made and sold a warrant to each of (a) CIMA (the “CIMA Warrant”) and (b) Dinar (the “Dinar Warrant,” and together with the CIMA Warrant, the “Warrants”), each in accordance with the Purchase Agreement. Pursuant to the Warrants, upon exercise, each of CIMA and Dinar shall be entitled to purchase from the Company, in the aggregate, an amount of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to twenty-five percent (25%) of total outstanding shares of the Company on a fully-diluted basis (taking into account any warrants, options, debt convertible into shares or other rights underlying shares of the Company) as of the conversion date; provided, however, that each Warrant shall increase to include 25% of any additional shares (or warrants, options, debt convertible into shares or other rights underlying shares of the Company) of the Company only to the extent such shares are issued in breach of the Voting Agreement (as defined below). Pursuant to their terms, the Warrants are exercisable, in whole and not in part during the term commencing on December 31, 2019 and ending on the earlier of (a) thirty (30) days following the date on which the Company amends and restates its Articles of Incorporation, which is amendment and restatement is filed with and accepted by the Secretary of State of the State of Florida or (b) upon a Change of Control, as defined in the Warrants.

Asset Pledge Agreement

Contemporaneously with the Transaction Closing, the Company entered into an Asset Pledge Agreement with CIMA (the “Pledge Agreement”). Pursuant to the Pledge Agreement, the Company unconditionally and irrevocably pledged all of its rights, title and interest in and to the Licensed Technology and any rights and assets granted pursuant to the License Agreement to CIMA as a guarantee for the full and punctual fulfillment of its obligations under certain provisions of the Voting Agreement, and the issuance of the securities under the CIMA Convertible Promissory Note and the CIMA Warrant.

Side Letter Agreement

Contemporaneously with the Transaction Closing, the Company entered into a side letter agreement (the “Side Letter Agreement”), dated December 31, 2019, by and among the Company, Arik Maimon, Michael De Prado, Dinar and CIMA. Pursuant to the Side Letter Agreement, for as long as the License Agreement is in effect, the Convertible Promissory Note is outstanding and unpaid, or CIMA is a shareholder of the Company and owns at least 5% of the Company’s Common Stock, in addition to any other vote or approval required under the Company’s Articles of Incorporation, Bylaws, or any other agreement, each as amended from time to time, the Company has agreed not to take certain actions without certain approval thresholds of the directors appointed by CIMA, Dinar, Mr. Maimon and Mr. De Prado. These negative covenants restrict, among other things, the Company’s ability to incur additional debt, alter certain employment agreements currently in place, enter into any consolidation, combination, recapitalization or reorganization transactions, and issue additional capital stock. Additionally, pursuant to the Side Letter Agreement, upon conversion of the Convertible Promissory Note by CIMA, Cuentas shall have the primary right of first refusal, and each of Dinar, Mr. De Prado and Mr. Maimon have a secondary right of first refusal, to purchase any shares of Common Stock which CIMA intends to sell to the bona fide third party purchaser on the same terms and conditions as CIMA would have sold such shares of the Company’s Common Stock to any third party purchaser. Further, CIMA has a co-sale right to participate in a sale of shares of the Company’s Common Stock, in the event that Mr. De Prado, Mr. Maimon or any other director or officer of the Company holding greater than 1% of the Company’s Common Stock (on a fully diluted basis) proposes to sell any of his, her or its shares of Common Stock. In addition, CIMA and/or Dinar have been granted certain information rights, subject to their continued ownership of the CIMA Convertible Promissory Note or of 5% or more shares of the Company’s issued and outstanding Common Stock. Furthermore, pursuant to the Side Letter Agreement, upon a successful up-listing of the Company’s shares on the NASDAQ Capital Markets and once the market capitalization of the Company is greater than $50 million for a period of 10 consecutive trading days, Mr. Maimon and Mr. De Prado will have a right to earn a special bonus in the amount of $250 each.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Interactive Communications International, Inc. (“InComm”)

On July 23, 2019, the Company entered into a five (5) year Processing Services Agreement (“PSA”) with Incomm, a leading payments technology company, to power and expand the Company’s GPR card network. Incomm distributes Gift and GPR Cards to over 210,000 U.S. retailers and has long standing partnerships with over 1,000 of the most recognized brands that are eligible for Cuentas’ Discount Purchase Platform. Through its 94% owned subsidiary,

Under the PSA, Incomm will provide processing services, Data Storage Services, Account Servicing, Reporting, Output and Hot Carding services to the Company. Processing Services will consist mainly of Authorization and Transaction Processing Services whereas InComm will process authorizations for transactions made with or on a Prepaid Product, and any payments or adjustments made to a Prepaid Product. InComm will also process Company’s Data and post entries in accordance with the Specifications. Data Storage Services will consist mainly of storage of the Company’s Data in a format that is accessible online by Company through APIs designated by InComm, subject to additional API and data sharing terms and conditions. Incomm will also provide Web/API services for Prepaid Cuentas GPR applications and transactions.

In consideration for Incomm’s services the company will pay an initial Program Setup & Implementation Fees in the amount of $500, which of $300will be paid at the earlier of the Launch Date or three (3) months after contract execution, then $50,000 each at the beginning of the second, third, fourth and fifth anniversary of the agreement. In addition, the Company will pay a minimum monthly fee of $30 starting on the fourth month of the first year following the launch of the Cuentas GPR card, $50 during the second year following the launch of the Cuentas GPR card and $75 thereafter. The Company will as also pay 0.25% of all funds added to the Cuentas GPR cards, excluding Vanilla Direct Reload Network and an API Services fee of $0.005 per transaction. The Company may pay other fees as agreed between the Company and Incomm.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“‘US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. As applicable to the consolidated financial statements, the most significant estimates and assumptions relate to allowances for impairment of intangible assets, fair value of stock-based compensation and fair value calculations related to embedded derivative features of outstanding convertible notes payable and Going Concern.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Functional currency

The functional currency of the company and its subsidiaries is U.S dollar.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

Cash and cash equivalents

The Company considers all short-term investments, which are highly liquid investments with original maturities of three months or less at the date of purchase, to be cash equivalents. The Company held no cash equivalents as of December 31, 2019 or 2018. As of December 31, 2019, and 2018, the Company did not hold cash with any one financial institution in excess of the FDIC insured limit of $250.

Marketable securities

The Company accounts for investments in marketable securities in accordance with ASC Topic 320-10, “Investments - Debt and Equity Securities” (“ASC Topic 320-10”). Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reassesses such determination at each balance sheet date. The investments in marketable securities covered by ASC Topic 320-10 that were held by the Company during the reported periods were designated by management as trading securities. Trading securities are stated at market value. The changes in market value are charged to financing income or expenses. During the year ended December 31, 2017, the Company acquired 50,000 shares of common stock of Green Spirit Industries, a publicly held company, as a referral fee. The total value of the common shares was recorded as other income using the price of the common stock as quoted on Nasdaq on the date received resulting in other income of $550. Trading losses for the years 2019 and 2018 amounted to approximately $78 and $171 respectively.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Allowance for doubtful accounts

The allowance for doubtful accounts is determined with respect to amounts the Company has determined to be doubtful of collection. In determining the allowance for doubtful accounts, the Company considers, among other things, its past experience with customers, the length of time that the balance is post due, the customer’s current ability to pay and available information about the credit risk on such customers. There was an allowance for doubtful accounts of $20 as of December 31, 2019 and 2018.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Maintenance and repair costs are expensed as they are incurred while renewals and improvements which extend the useful life of an asset are capitalized. At the time of retirement or disposal of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated results of operations.

Impairment of Long-Lived Assets

In accordance with ASC Topic 360, formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of its asset based on estimates of its undiscounted future cash flows. If these estimated future cash flows are less than the carrying value of the asset, an impairment charge is recognized for the difference between the asset’s estimated fair value and its carrying value. As a result, during the year ended December 31, 2018, the Company recorded asset impairment charges of $1,917 which is included in the consolidated statements of operations within loss on disposal and impairment of assets; $1,334 of the total impairment charge related to Goodwill and the remaining $583 related to intangible assets. The Company did not record impairment losses during the year ended December 31, 2019.

Derivative Liabilities and Fair Value of Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, account payable, accrued expenses, notes payables, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

Fair value, as defined in ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earning are reported in the statement of income.

The Company records a debt discount related to the issuance of convertible debts that have conversion features at adjustable rates. The debt discount for the convertible instruments is recognized and measured by allocating a portion of the proceeds as an increase in additional paid-in capital and as a reduction to the carrying amount of the convertible instrument equal to the fair value of the conversion features. The debt discount will be accreted by recording additional non-cash gains and losses related to the change in fair values of derivative liabilities over the life of the convertible notes.

A summary of the changes in derivative liabilities balance for the year ended December 31, 2019 is as follows:

Fair Value of Embedded Derivative Liabilities:
Balance, December 31, 2017	$574
Change in fair value	(514)
Reclassification due to conversion	(27)
Balance, December 31, 2018	33
Change in fair value	(30)
Change due to conversion	-
Balance, December 31, 2019	$3

The value of the embedded derivative liabilities for the convertible notes payable and outstanding option awards was determined using the Black-Scholes option pricing model based on the following assumptions:

	December 31, 2019	December 31, 2018
Common stock price	5.7	3.00
Expected volatility	220%	233%
Expected term	0.25 years	.1.25 years
Risk free rate	1.55%	2.56%
Forfeiture rate	0%	0%
Expected dividend yield	0%	0%

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

	Balance as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities	1	-	-	1
Total assets	1	-	-	1

Liabilities:
Stock based liabilities	742	-	-	742
Short term derivative value	3	-	-	3
Total liabilities	745	-	-	745

	Balance as of December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities	79	-	-	79
Total assets	79	-	-	79

Liabilities:
Stock based liabilities	225	-	-	225
Long term derivative value	33	-	-	33
Total liabilities	258	-	-	258

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Non-Controlling Interest

The Company reports the non-controlling interest in its majority owned subsidiaries in the consolidated balance sheets within the stockholders’ deficit section, separately from the Company’s stockholders’ deficit. Non-controlling interest represents the non-controlling interest holders’ proportionate share of the equity of the Company’s majority-owned subsidiaries. Non-controlling interest is adjusted for the non-controlling interest holders’ proportionate share of the earnings or losses and other comprehensive income (loss) and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Revenue recognition

The Company follows paragraph 605-10-S99 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The Company primarily generates revenues through the brokering of sales of minutes from one telecommunications carrier to another through Limecom and to a lesser extent the sales of prepaid calling minutes to consumers through its Tel3 division. While the Company collects payment for such minutes in advance, revenue is recognized upon delivery to and consumption of minutes by the consumer. Minutes are forfeited buy the consumer after 12 consecutive months of non-use at which point the Company recognizes revenue from the forfeiture of prepaid minutes.

Business Segments

The Company operates in a single business segment in telecommunications.

Income Taxes

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Use of net operating loss carry forwards for income tax purposes may be limited by Internal Revenue Code section 382 if a change of ownership occurs.

Net Loss Per Basic and Diluted Common Share

Basic loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

At December 31, 2018, potentially dilutive securities consisted of 95,443 shares which the Company is obligated to issue and 162,044 options to purchase of common stock at prices ranging from $3 to $54 per share. Of these potentially dilutive securities, only 95,443 shares which the Company is obligated to issue and 90,000 options to purchase of common stock at price of $3 per share are included in the computation of diluted earnings per share because the effect of including the remaining instruments would be anti-dilutive. Additionally, the Company had common stock subscriptions totaling $100 representing an additional 33,334 common shares. The effects of these notes, common shares subscribed and common shares committed have been excluded as the conversion would be anti-dilutive due to the net loss incurred in the year ended December 31, 2018.

At December 31, 2019, potentially dilutive securities consisted of 264,251 shares which the Company is obligated to issue and 212,044 options to purchase of common stock at prices ranging from $2.09 to $54 per share. Of these potentially dilutive securities, only 264,251 shares which the Company is obligated to issue and 140,000 options to purchase of common stock at price of $2.675 per share are included in the computation of diluted earnings per share. Additionally, the Company had A Convertible note totaling $250,000 representing an additional 83,334 common shares included in the computation of diluted earnings per share because the effect of including the remaining instruments would be anti-dilutive. The effects of these notes, common shares subscribed and common shares committed have been excluded as the conversion would be anti-dilutive due to the net loss incurred in the year ended December 31, 2019.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred $25 and $46 of advertising costs during the years ended December 31, 2019 and 2018, respectively.

Stock-Based Compensation

The Company applies ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors (including employee stock options under the Company’s stock plans) based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statement of operations.

The Company recognizes compensation expenses for the value of non-employee awards based on the straight-line method over the requisite service period of each award, net of estimated forfeitures.

The Company estimates the fair value of stock options granted as equity awards using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is estimated based on volatility of similar companies in the technology sector. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term. The expected option term is calculated for options granted to employees and directors using the “simplified” method. Grants to non-employees are based on the contractual term. Changes in the determination of each of the inputs can affect the fair value of the options granted and the results of operations of the Company.

Related Parties

The registrant follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the registrant; (e) management of the registrant; (f) other parties with which the registrant may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Recently Issued Accounting Standards

On February 14, 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement—Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all organizations for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Organizations should apply the proposed amendments either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.

In June 2018, the FASB issued Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this Update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted ASU 2018-07 effective January 1, 2019, and the adoption of this standard did not have a material impact on the Company’s consolidated financial

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. The amendments in this Update related to separating components of a contract affect the amendments in Update 2016-02, which are not yet effective but can be early adopted. For entities that have not adopted Topic 842 before the issuance of this Update, the effective date and transition requirements for the amendments in this Update related to separating components of a contract are the same as the effective date and transition requirements in Update 2016-02. For entities that have adopted Topic 842 before the issuance of this Update, the transition and effective date of the amendments related to separating components of a contract in this Update are as follows: 1. The practical expedient may be elected either in the first reporting period following the issuance of this Update or at the original effective date of Topic 842 for that entity. 2. The practical expedient may be applied either retrospectively or prospectively. All entities, including early adopters, that elect the practical expedient related to separating components of a contract in this Update must apply the expedient, by class of underlying asset, to all existing lease transactions that qualify for the expedient at the date elected.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments apply to reporting entities that are required to make disclosures about recurring or nonrecurring fair value measurements and should improve the cost, benefit, and effectiveness of the disclosures. ASU 2018-13 categorized the changes into those disclosures that were removed, those that were modified, and those that were added. The primary disclosures that were removed related to transfers between Level 1 and Level 2 investments, along with the policy for timing of transfers between levels. In addition, disclosing the valuation processes for Level 3 fair value measurements was removed. The amendments are effective for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company notes that this guidance will impact its disclosures beginning January 1, 2020.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this Update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18 “Collaborative Arrangements (Topic 808)—Clarifying the interaction between Topic 808 and Topic 606”. The amendments provide guidance on whether certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606. It also specifically (i) addresses when the participant should be considered a customer in the context of a unit of account, (ii) adds unit-of-account guidance in ASC 808 to align with guidance in ASC 606, and (iii) precludes presenting revenue from a collaborative arrangement together with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer. The guidance will be effective for fiscal years beginning after December 15, 2019. Early adoption is permitted and should be applied retrospectively. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 4 – PROPERTY AND EQUIPRMNET, NET

Property and equipment, net, consisted of the following:

	December 31,
	2019	2018

Office Equipment	$9	$17

Less—accumulated depreciation	(4)	(4)

	$5	$13

Depreciation expenses were $1 and $2 in the years ended December 31, 2019 and 2018, respectively.

NOTE 5 – OTHER ACCOUNTS LIABILITIES

	December 31, 2019	December 31, 2018
Settlements payable	$-	$1,029
Accrued expenses and other liabilities	201	564
Accrued salaries and wages	540	967
Total	$741	$2,560

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has had extensive dealings with related parties including those in which our Chief Executive Officer holds a significant ownership interest as well as an executive position during the years ended December 31, 2019 and 2018. Due to our operational losses, the Company has relied to a large extent on funding received from Next Communications, Inc., an organization in which our Chief Executive Officer and Chairman holds a controlling equity interest and holds an executive position. During the first calendar quarter of 2017, Next Communications, Inc. filed for bankruptcy protection. As a result, the related party payable is being handled by a court appointed trustee as an asset of Next Communications, Inc. and the Company may need to begin repaying the amounts due on a more fixed schedule On January 29, 2019, the United States Bankruptcy Court Southern District of Florida, Miami Division, approved a plan of reorganization for Next Communications, Inc. whereby the Company would pay $600,000 to a specific creditor in consideration for the forgiveness of the balance of the related party payable balance. On March 5, 2019, Cuentas paid $60,000 to the trust account of the specific creditor and on May 10, 2019, the Company paid $550,000 to the trust account of the specific creditor per the order and satisfied its obligation under the Approved Plan of the Reorganization for Next Communications, Inc., that was approved by the United States Bankruptcy Court Southern District of Florida, Miami Division, on January 29, 2019.

Related parties balances at December 31, 2019 and December 31, 2018 consisted of the following:

Due from related parties

	December 31, 2019	December 31, 2018
	(dollars in thousands)
(a) Glocal Payments Solutions Inc. (d/b/a Glocal Card Services)	-	36
(f) Next Cala 360	54	-
Total Due from related parties	54	36

Related party payables, net of discounts

	December 31, 2019	December 31, 2018
	(dollars in thousands)
(b) Due to Next Communications, Inc. (current)	$10	$2,972
(c) Due to Asiya Communications SAPI de C.V. (current)	-	26
(d) Michael De Prado (current)	-	100
(e) Orlando Taddeo	-	2,613
(f) Next Cala 360 (current)	-	14
Total Due from related parties	$10	$5,725

(a)	Glocal Payments Solutions Inc. (d/b/a Glocal Card Services) is the Company’s partner in the NextGlocal Inc. Next Glocal Inc. was dissolved on September 27, 2019.

(b)	Next Communication, Inc. is a corporation in which the Company’s Chief Executive Officer a controlling interest and serves as the Chief Executive Officer. See disclosure above regarding payments by the Company in connection with the bankruptcy of Next Communication, Inc..

(c)	Asiya Communications SAPI de C.V.is a telecommunications company organized under the laws of Mexico, in which the Company’s Chief Executive Officer holds a substantial interest and is involved in active management.

(d)	Michael De Prado is the Company’s President. On February 28, 2019, the Company issued 66,402 shares of its Common Stock in settlement of this debt.

(e)	Represents the amount due to Orlando Taddeo from the Limecom Acquisition.

(f)	Next Cala 360, is a Florida corporation established and managed by the Company’s Chief Executive Officer.

During the twelve months period ended December 31, 2019, the Company recorded interest expense of $67, using an interest rate equal to that on the outstanding convertible notes payable as imputed interest on the related party payable due to Next Communications. During the year ended December 31, 2018, the Company recorded interest expense of $237 using an interest rate equal to that on the outstanding convertible notes as imputed interest on the related party payable due to Next Communications. The interest was immediately forgiven by the related party and recorded to additional paid in capital.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Trade Accounts Receivable, Related Parties

The Company had no outstanding accounts receivable from any related parties as of December 31, 2019. The Company had outstanding accounts receivable of $3,006 from related parties as of December 31, 2018 of which $2,989 was due from Rubelite- C (which is a related to one the Company’s shareholders of the Company and a former owner of Limecom), $8 was due from Next Cala 360 and $39 was due from Asiya Communications SAPI de C.V. The accounts receivable was recorded as a result of the sale of wholesale telecommunications minutes to these entities.

Revenues (Related Parties)

The Company made sales to and generated revenues from related parties of $0 and $49,667 during the years ended December 31, 2019 and 2018, respectively, as itemized below:

	For the Year Ended December 31,
	2019	2018
Next Communications, Inc.	-	14,310
VTX Corporation (a)	-	11,890
Airtime Sp.z.o.o.	-	5,095
Asiya Communications SAPI de C.V.	-	15,383
RUBELITE - C (a)	-	2,989
Total	-	49,667

(a)	Corporations that are owned by one of the Company’s shareholders and a former owner of Limecom

Costs of Revenues (Related Parties)

The Company made purchases from related parties totaling $0 and $59,217 during the years ended December 31, 2019 and 2018, respectively, as itemized below:

	For the Year Ended December 31,
	2019	2018
Next Communications, Inc.	-	14,310
VTX Corporation	-	24,017
Airtime Sp.z.o.o.	-	5,529
Asiya Communications SAPI de C.V.	-	15,361
Total	-	59,217

Employment Agreement

On December 27, 2019, the Compensation Committee of the Board of the Company approved the amendments to the employment agreements with each of Arik Maimon and Michael De Prado. The New Employment Agreements shall supersede the terms of the Pre-existing Employment Agreements. Pursuant to the terms of the New Employment Agreements, among other things:

(1)	Michael De Prado will receive the following compensation: (1) (a) a base salary of $265 per annum which will increase by a minimum $15 or 5% on the 12 month anniversary of his employment agreement; (b) Restricted Stock Units; (c) a minimum grant of 100,000 stock options per year, with the exercise price valued based on the Company’s stock price at the date of exercise, pursuant to the terms and conditions of the Company’s Stock Option Incentive Plan; (d) an $8,000 automobile expense allowance per year; (e) participation in the Company’s employee benefits plan; (f) participation in the Company’s Performance Bonus Plan, if and when in effect.

(2)	Arik Maimon will receive the following compensation: (a) a base salary of $295per annum which will increase by a minimum $15 or 5% on the 12 month anniversary of his employment agreement; (b) Restricted Stock Units; (c) a minimum grant of 100,000 stock options per year, with share price valued at the date of exercise, pursuant to the terms and conditions of the Company’s Stock Option Incentive Plan; (d) An $10 automobile expense allowance per year; (e) participation in the Company’s employee benefits plan; (f) participation in the Company’s Performance Bonus Plan, if and when in effect.

(3)	Each of De Prado and Maimon will be employed for an initial term of five years which will automatically renew for successive one-year period unless either party terminates the New Employment Agreements with 90 days’ prior notice.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

(4)	Upon the successful up-listing of the Company’s shares of common stock, par value $0.001 per share, to the Nasdaq Stock Market (“NASDAQ”), each executive would be entitled to receive a $250 bonus;

(5)	De Prado will be granted of 88,000 stock options and Maimon will be granted 110,000 stock options with the right to exercise the options to purchase the equivalent of a minimum of 4% and 5% of the Company’s issued and outstanding shares of Common Stock as of July 1, 2019, respectively;

(6)	Pursuant to the terms of the New Employment Agreements, the Executives are entitled to severance in the event of certain terminations of his employment. The Executives are entitled to participate in the Company’s employee benefit, pension and/or profit-sharing plans, and the Company will pay certain health and dental premiums on their behalf.

(7)	Each of the Executives are entitled to Travel and expense reimbursement;

(8)	The Executives have agreed to a one-year non-competition agreement following the termination of their employment.

NOTE 7 – STOCK OPTIONS

The following table summarizes all stock option activity for the year ended December 31, 2019:

	Shares	Weighted- Average Exercise Price Per Share
Outstanding, December 31, 2018	162,044	$16.09
Granted	50,000	2.09
Forfeited	-	-
Outstanding, December 31, 2019	212,044	$12.79

The following table discloses information regarding outstanding and exercisable options at December 31, 2019:

	Outstanding			Exercisable
Exercise Prices	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$54.00	25,000	$54.00	0.25	25,000	$54.00
21.00	47,044	21.00	1.49	47,044	21.00
3.00	90,000	3.00	4.71	60,000	3.00
2.09	50,000	2.09	2.24	50,000	2.09
	212,044	$12.79	1.39	182,044	$14.40

The following table summarizes all stock option activity for the year ended December 31, 2018:

	Shares	Weighted- Average Exercise Price Per Share
Outstanding, December 31, 2017	105,378	$39.27
Granted	90,000	3.00
Forfeited	(33,334)	54.00
Outstanding, December 31, 2018	162,044	$16.09

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

The following table discloses information regarding outstanding and exercisable options at December 31, 2018:

	Outstanding			Exercisable
Exercise Prices	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$54.00	25,000	$54.00	1.25	25,000	$54.00
21.00	47,044	21.00	1.49	47,044	21.00
3.00	90,000	3.00	4.71	30,000	3.00
	162,044	$16.09	2.73	102,044	$23.79

On March 21, 2019, the Company issued 50,000 options to its Chief Financial Office. The options carry an exercise price of $2.09 per share. All the options were vested immediately. The Options are exercisable until March 20, 2024. The Company has estimated the fair value of such options at a value of $103 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	2.09
Dividend yield	0%
Risk-free interest rate	2.18%
Expected term (years)	5
Expected volatility	281%

On September 13, 2018, the Company issued 60,000 options to its President and Chief Executive Office. The options carry an exercise price of $3 per share. A third of the options vested immediately with the remaining vesting over the course of two years. The Options are exercisable until September 12, 2023. The Company has estimated the fair value of such options at a value of $302 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	5.05
Dividend yield	0%
Risk-free interest rate	2.87%
Expected term (years)	5
Expected volatility	374.26%

On September 13, 2018, the Company issued 30,000 options to its member of the Board. The options carry an exercise price of $3 per share. Third of the options vested immediately with the remaining vesting over the course of two years. The Options are exercisable until September 12, 2023. The Company has estimated the fair value of such options at a value of $151 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	5.05
Dividend yield	0%
Risk-free interest rate	2.87%
Expected term (years)	5
Expected volatility	374.26%

During the year ended December 31, 2019, the Company recorded an option-based compensation expense of $218, leaving an unrecognized expense associated with these grants of $120 as of December 31, 2019.

During the year ended December 31, 2018, the Company recorded an option-based compensation expense of $218, leaving an unrecognized expense associated with these grants of $235 as of December 31, 2018.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has 10,000,000 shares of Preferred Stock designated as Series B issued and outstanding. The Series B Preferred Stock is not convertible into Common Stock at any time and is not entitled to dividends of any kind or liquidation, dissolution rights of any kind. The holders of Series B Preferred Stock shall be entitled to 1,000 votes for each share of Series B Stock that is held when voting together with holders of the Common Stock.

Common Stock

Effective November 20, 2015 the Company amended its Articles of Incorporation to decrease the common shares authorized from 9,500,000,000 to 360,000,000 with a par value of $0.001.

Common Stock Activity During the Year Ended December 31, 2019

The following summarizes the Common Stock activity for the year ended December 31, 2019:

Summary of Common Stock activity for the year ended December 31, 2019	Outstanding shares
Balance, December 31, 2018	1,588,942
Shares issued for Common Stock subscriptions	441,645
Shares issued due to conversion of Convertible Promissory Note	2,090,811

Shares issued for services	100,334
Shares issued due to the rescission of Limecom acquisition	107,910
Shares issued as settlement of debt	309,497
Balance, December 31, 2019	4,639,139

On January 31, 2019, the Company issued 16,667 shares of Common Stock pursuant to a securities purchase agreement dated September 21, 2018 (the “Subscription Date”). The fair market value of the shares at the Subscription Date was $50,000.

On January 31, 2019, the Company received $50 under a private placement of equity and issued 16,667 shares of its Common Stock and warrants to purchase up to 16,667 shares of its Common Stock at an exercise price equal to $3.25 per share under a private placement of securities which closed on December 13, 2018.

On January 31, 2019, the Company issued 17,333 shares of Common Stock pursuant to a securities purchase agreement. The fair market value of the shares at the Subscription Date was $50.

On January 31, 2019, the Company issued 107,910 shares of Common Stock to Heritage and its officers under the Amendment to rescind the Company’s option to sell the stock in Limecom back to Heritage.

On February 12, 2019, the Company issued warrants to purchase up to 35,834 shares of its Common Stock at an exercise price equal to $3.25 per share under the October 25, 2018 private placement.

On February 28, 2018, the Company issued 309,497 shares of Common Stock pursuant to a settlement of stock-based liabilities. The fair market value of the shares was $464.

On February 28, 2019, the Company signed a binding term sheet (the “Optima Term Sheet”) with Optima Fixed Income LLC (“Optima”) for a total investment of $2,500over one year and received $500on the same date. Under the Optima Term Sheet, it was agreed that the initial invested amount would be $500in consideration for 166,667 shares of Common Stock of the Company. These shares will be issued in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act. It was also agreed that Optima may purchase a convertible note in the amount principle of $2,000, which may be funded on a quarterly basis (the “Optima Convertible Note”). The term of the Optima Convertible Note is three years and it is convertible at a price per share that is equal to 75% of the public share price at date of conversion, but in any case, not less than $3.00 per share. Optima will additionally be granted a proxy to vote with the Company’s Series B Preferred shares, par value $0.001 per share (the “Preferred Stock”) held by the Company’s Chief Executive Officer and President. In any case, the total investment in the Company shall be not be less than 25% of the outstanding shares at the first anniversary of the Optima Term Sheet.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On May 11, 2019, Optima made an additional deposit of $550.

On May 28, 2019 Optima made an additional deposit of $200. On July 30, 2019 Optima assigned its rights under the Optima Term Sheet to Dinar Zuz LLC (“Dinar Zuz”). On the same date, the Company and Dinar Zuz executed a subscription agreement with the same terms as reflected in the Optima Term Sheet, as amended. Under the subscription agreement, Dinar Zuz made an additional deposit of $250and agreed to provide an additional amount of $1,000 to the Company, which will be provided in a form of a convertible note at the following dates:

Date	Amount
10/26/2019	$500
01/26/2020	$500

On August 12, 2019, the Company issued Dinar Zuz. 500,000 shares of its Common Stock pursuant to a securities purchase agreement dated July 30, 2019.

On July 18, 2019, the Company issued 65,978 shares of its Common Stock pursuant to a securities purchase agreement dated October 25, 2018.

On September 11, 2019, the Company issued 25,000 shares of its Common Stock pursuant to a service agreement dated May 16, 2019. The fair market value of the shares at the issuance date was $49.

On September 11, 2019, the Company issued 10,000 shares of its Common Stock pursuant to a service agreement dated April 17, 2019. The fair market value of the shares at the issuance date was $20.

On September 18, 2019, the Company issued 61,226 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018.

On September 24, 2019, the Company issued 62,248 shares of its Common Stock in gross consideration of $62and net consideration of $54 pursuant to a securities purchase agreement dated September 23, 2019.

On October 1, 2019, the Company issued 34,859 shares of its Common Stock in gross consideration of $34 and net consideration of $32 pursuant to a securities purchase agreement dated September 27, 2019 between the Company and a private investor.

On October 23, 2019, Dinar Zuz provided an additional amount of $250 to the Company in form of a convertible note pursuant to a securities purchase agreement which the Company and Optima entered on July 30, 2019.

On November 5, 2019 our Compensation Committee approved an issuance 200,000 Shares of Common Stock of the Company for certain employees of the Company at January 1, 2020 pursuant to the Company’s Share and Options Incentive Enhancement Plan (2016) (the “2016 Incentive Plan). The shares will have 3 years vesting period which third will be vested at January 1, 2020, third will be vested on December 31, 2021 and the third will be vested on December 31, 2022. The Company has estimated the fair value of such shares at $1,140.

On December 31, 2019, the Company issued 65,334 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The fair market value of the shares was $372.

On December 31, 2019 and pursuant to the CIMA Convertible Promissory Note, CIMA exercised its option to convert the Convertible Promissory Note into 1,757,478 shares of Common Stock of the Company.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 9 – CUSTOMER CONCENTRATION

The Company did not have any one customer account for more than 10% of its revenues during the year ended December 31, 2019.As of December 31, 2018, three separate customers accounted for approximately 56% of the Company’s total accounts receivable.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

On February 12, 2018, the Company was served with a complaint from Viber Media, Inc. (“Viber”) for reimbursement of attorney’s fees and costs totaling $528 arising from a past litigation with Viber. The Company is vigorously defending their rights in this case as we believe this demand is premature as litigation is ongoing. The Company has no accrual related to this complaint as of December 31, 2018 given the premature nature of the motion.

On July 6, 2017, the Company received notice an existing legal claim against Accent InterMedia (“AIM”) had been amended to include claims against the Company. The claims brought against the Company include failure to comply with certain judgments for collection of funds by the plaintiff while having a controlling interest in AIM via its ownership of Transaction Processing Products (“TPP”). On April 17, 2019, the Company entered into a settlement agreement (the “SVS Settlement Agreement”) with Comdata, Inc. d/b/a Stored Value Solutions (“SVS”) whereby the Company will pay a total of $37 over 7 months, starting July 1, 2019. Only in the event that the Company defaults by failing to make timely payments, SVS may file in Kentucky for the judgment of $70. As of December 31, 2019, the Company paid $25 the stipulated amount in accordance with the SVS Settlement Agreement (See note 12).

On December 20, 2017, a Complaint was filed by J. P. Carey Enterprises, Inc., alleging a claim for $473 related to the Franjose Yglesias-Bertheau filed lawsuit against PLKD listed above. Even though the Company made the agreed payment of $10 on January 2, 2017 and issued 12,002 shares as conversion of the $70 note as agreed in the settlement agreement, the Plaintiff alleges damages which the Company claims are without merit because they received full compensation as agreed. The Company is in the process of defending itself against these claims. On January 29, 2019, the Company was served with a complaint by J.P. Carey Enterprises, Inc., (“JP Carey”) which was filed in Fulton County, Georgia claiming similar issues as to the previous complaint, with the new claimed damages totaling $1,108. The Company has hired an attorney and feels these claims are frivolous and is defending the situation vigorously.

On September 28, 2018, the Company was notified of a complaint filed against it by a former supplier. The Company has not yet received formal service of the complaint and is awaiting such service at which time it can fully assess the complaint. The Company has not accrued any losses as of December 31, 2018 related to the complaint given the early nature of the process.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On November 7, 2018, the Company was served with a complaint by IDT Domestic Telecom, Inc. vs the Company and its subsidiary Limecom, Inc. for telecommunications services provided to the Subsidiary during 2018 in the amount of $50. The Company has no accrual as of December 31, 2019 related to the complaint given the early nature of the process. The Company intends to file a motion to dismiss the Company as a defendant since the Company has no contractual relationship with the plaintiff.

On May 1, 2019, the Company received a Notice of Demand for Arbitration (the “Demand”) from Secure IP Telecom, Inc. (“Secure IP), who allegedly had a Reciprocal Carrier Services Agreement (RCS) exclusively with Limecom and not with Cuentas. The Demand originated from a Demand for Arbitration that Secure IP received from VoIP Capital International (“VoIP”) in March 2019, demanding $1,053 in damages allegedly caused by unpaid receivables that Limecom assigned to VoIP based on the RCS. The Company will vigorously defend its position to be removed as a named party in this action due to the fact that Cuentas rescinded the Limecom acquisition on January 30, 2019.

The Company executed a lease for office space effective November 1, 2019. The lease requires monthly rental payments of $6.

NOTE 11 – INCOME TAXES

Effective December 22, 2017 a new tax bill was signed into law that reduced the federal income tax rate for corporations from 35% to 21%. The new bill reduced the blended tax rate for the Company from 39.50% to 26.50%. Under ASC 740, the effects of new tax legislation are recognized in the period which includes the enactment date. As a result, the deferred tax assets and liabilities existing on the enactment date must be revalued to reflect the rate at which these deferred balances will reverse. The corresponding adjustment would generally affect the Income Tax Expense (Benefit) shown on the financial statements. However, since the company has a full valuation allowance applied against all of its deferred tax asset, there is no impact to the Income Tax Expense for the year ending December 31, 2019.

IRC Section 382 potentially limits the utilization of NOLs and tax credits when there is a greater than 50% change of ownership. The Company has not performed an analysis under IRC 382 related to changes in ownership, which could place certain limits on the company’s ability to fully utilize its NOLs and tax credits. The Company’s has added a note to its financial statements to disclose that there may be some limitations and that an analysis has not been performed. In the interim, the Company has placed a full valuation allowance on its NOLs and other deferred tax items.

We recognized income tax benefits of $0 during the years ended December 31, 2019 and 2018. When it is more likely than not that a tax asset will not be realized through future income the Company must allow for this future tax benefit. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the years ended December 2019 or 2018 applicable under FASB ASC 740. We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet. All tax returns for the Company remain open.

Reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the Statement of Operations, is as follows:

	Year ended December 31,
	2019	2018
Loss before taxes, as reported in the consolidated statements of operations	$1,286	$3,585

Federal and State statutory rate	26.5%	26.5%

Theoretical tax benefit on the above amount at federal statutory tax rate	341	950

Losses and other items for which a valuation allowance was provided or benefit from loss carry forward	(341)	(950)

Actual tax income (expense)	-	-

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

	2019	2018
	U.S. dollars in thousands
Deferred tax assets:
Net operating loss carry-forward	$1,830	$2,015
Adjustments	(163)	(578)
Valuation allowance	(1,667)	(1,437)
	$-	$-

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has determined, based on its recurring net losses, lack of a commercially viable product and limitations under current tax rules, that a full valuation allowance is appropriate.

U.S. dollars in thousands
Valuation allowance, December 31, 2018	$1,437
Increase due to the recession of the acquisition of Limecom	192
Increase	38
Valuation allowance, December 31, 2019	$1,667

The net federal operating loss carry forward will begin expire in 2039. This carry forward may be limited upon the consummation of a business combination under IRC Section 382.

NOTE 12 – SUBSEQUENT EVENTS

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, as well as our business and operations. The extent to which COVID-19 impacts our business and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our business and results of operations may be materially adversely affected.

On January 3, 2020 Dinar Zuz provided an additional amount of $300 to the Company which was be provided in a form of the Optima Convertible Note pursuant to a securities purchase agreement between the Company and Optima, dated July 30, 2019. Additionally, on January 3, 2020, the Company issued 100,000 shares of its Common Stock to Dinar Zuz LLC, as a result of a conversion of the Dinar Convertible Note in the amount of $300.

On January 9, 2020, the Company issued 40,000 shares of its Common Stock pursuant to a service Agreement between the Company and a service provider, dated June 3, 2019. The fair market value of the shares at the issuance date was $240.

On January 14, 2020, the Company issued 66,334 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The fair market value of the shares was $459.

On January 14, 2020, the Company issued 58,334 shares of Common Stock to employees. All shares were issued pursuant to the Company’s Share and Options Incentive Enhancement Plan (2016). The Company has estimated the fair value of such shares at $332.

On January 24, 2020, the Company received a Corrected Notice of Hearing regarding Qualtel SA de CV, a Mexican Company vs Next Communications, Inc. for a “Plaintiff’s Motion for Order to Show Cause and/or for Contempt as to Non-Party, Cuentas, Inc.” The Company retained a counsel and will vigorously defend its position.

On February 7, 2020 Dinar Zuz provided an additional amount of $450 to the Company which was be provided in a form of the Dinar Zuz Convertible Note pursuant to a securities purchase agreement between the Company and Dinar Zuz, dated July 30, 2019.

On February 13, 2020, the Company completed the payments in accordance with the SVS Settlement Agreement and the case was dismissed.

On February 10, 2019, the Company issued 10,000 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018.

On March 3, 2020 the Company issued 1,157,478 shares of its Common Stock to Dinar Zuz LLC, as a result of a conversion of the Dinar Convertible Note in the amount of $700.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

Through and including                   , 2021 (the 25th day after the commencement of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

$10,000,000

1,538,461 Units

PROSPECTUS

         , 2021

Book-Running Manager

Maxim Group LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$2,634.77
FINRA filing fee	$4,123.50
The Nasdaq Capital Market initial listing fee	$50,000.00
Transfer agent and registrar fees	$2,000.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$1,100,000.00
Printing and engraving expenses	$15,000.00
Total	$1,183,758.27

Item 14. Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Florida law.

Item 15. Recent Sales of Unregistered Securities

All share and per share information in this section reflects a proposed reverse stock split of the authorized and outstanding common stock at an anticipated ratio of 1-for-2 to occur immediately following the effective date but prior to the closing of the offering.

On January 9, 2018, the Company issued 5,742 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 12, 2018, the Company issued 1,000 shares of its Common Stock to a note holder in connection with outstanding convertible note payable and convertible accrued interest on convertible notes payable in accordance with a settlement agreement. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 7, 2018, the Company issued 19,048 shares of its Common Stock pursuant to a common stock subscription. The fair market value of the shares at the subscription date was $400,000. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 11, 2018, the Company issued 1,084 shares of its Common Stock to a note holder in connection with outstanding convertible note payable and convertible accrued interest on convertible notes payable in accordance with a settlement agreement. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 27, 2018, the Company issued 6,667 shares of its Common Stock to a consultant, pursuant to a consulting agreement dated September 18, 2018, in consideration for consulting services. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 27, 2018, the Company issued 30,501 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

During 2018, the Company entered into various securities purchase agreement to issue 73,335 shares of Common Stock in consideration of $440,000. One of the purchasers is the Company’s President and CEO who purchased 8,334 shares. Another purchaser is a current shareholder which controlled by the former owner of Limecom (a fully subsidiary of the Company), who purchased 8,334 shares. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On October 25, 2018, the Company received $108,000 under a private placement of securities closed on October 25, 2018 and issued 17,917 shares of its Common Stock. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On November 20, 2018 and November 28, 2018, the Company received $100,000 under a private placement of securities closed on December 13, 2018 and issued 18,334 shares of its Common Stock and warrants to purchase up to 18,334 shares of its Common Stock at an exercise price equal to $6.50 per share. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

During December, 2018, the Company received $248,000 under a private placement of and issued 41,334 shares of its Common Stock and warrants to purchase up to 41,334 shares of its Common Stock at an exercise price equal to $6.50 per share. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On December 13, 2018, the Company issued 15,001 shares of its Common Stock for the consideration of $90,000 which it received of under the Securities Purchase Agreement which it entered on September 21st, 2018. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On December 28, 2018, the Company issued 67,164 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 31, 2019, the Company issued 8,334 shares of its Common Stock pursuant to a Common Stock subscription. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 31, 2019, the Company received $50,000 under a private placement of and issued 8,334 shares of its Common Stock and warrants to purchase up to 8,334 shares of its Common Stock at an exercise price equal to $6.50 per share. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 31, 2019, the Company issued 8,667 shares of its Common Stock pursuant to a Common Stock subscription. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 31, 2019, the Company issued 53,955 shares of Common Stock to Heritage and its officers under the Amendment to rescind the Company’s option to sell the stock in Limecom back to Heritage. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 12, 2019, the Company issued warrants to purchase up to 17,917 shares of its Common Stock at an exercise price equal to $6.50 per share required by the anti-dilution provisions under the October 25, 2018 private placement. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 28, 2018, the Company issued 154,749 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 28, 2019, The Company signed the Optima Term Sheet for a total investment of $2,500,000 over one year and received the first deposit of $500,000 on the same date. Under the Optima Term Sheet, it was agreed that the initial invested amount of $500,000 will in consideration for 83,334 shares of Common Stock of the Company. It was also agreed that Optima may purchase the Optima Convertible Note in the amount of $2,000,000, which may be funded on a quarterly basis. The term of the Optima Convertible Note shall be three years and it may be converted at a price per share equal to 75% of the public per share price on the date of conversion, but in any case, not less than $6 per share. Optima will additionally get a proxy to vote with the Controlling Shareholders of the Company’s par value $0.001 per Series B Preferred share (the “Preferred Stock”) held by the Company’s Chief Executive Officer and President. The total investment in the Company shall be not be less than 25% of the outstanding shares at the first anniversary of the Optima Term Sheet. On May 10, 2019, the Company signed the First Amendment to the Optima Term Sheet with Optima Where Optima will make an additional deposit of $550,000 to the Company and that additional deposit will be provided to the Company in the form of a Convertible Note as discussed above. It was also agreed that Optima will provide an additional amount of $1,450,000 to the Company which will be provided in a form of a Convertible Note pursuant to the following schedule:

Date	Amount
05/28/2019	$200,000
08/28/2019	$500,000
11/28/2019	$500,000
02/28/2020	$250,000

All the other terms and conditions of the Optima Term Sheet, will remain in full force and effect. On May 11, 2019 the Company received a second deposit of $550,000 and on May 28, 2019 the Company received a third deposit of $200,000.

On July 18, 2019, the Company issued 32,989 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On July 30, 2019, Optima assigned its rights under the Optima Term Sheet to Dinar Zuz. On the same date, the Company and Dinar Zuz executed the Dinar Subscription Agreement with the same terms as reflected in the Optima Term Sheet and its First Amendment. Under the Dinar Subscription Agreement, Dinar Zuz made an additional deposit of $250,000 and agreed to provide an additional amount of $1,000,000 to the Company which will be provided in a form of a Convertible Note pursuant to the following schedule:

Date	Amount
10/26/2019	$500,000
01/26/2020	$500,000

On August 12, 2019, the Company issued 83,333 shares of its Common Stock to Dinar Zuz pursuant to a securities purchase agreement entered into between the Company and Dinar Zuz on July 30, 2019. Additionally, the Company issued 166,667 shares of its Common Stock to Dinar Zuz LLC, as a result of a conversion of the Dinar Convertible Note in the amount of $1,000,000. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 11, 2019, the Company issued 12,500 shares of its Common Stock pursuant to a service Agreement between the Company and a service provider, dated May 16, 2019. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 11, 2019, the Company issued 5,000 shares of its Common Stock pursuant to a service agreement dated April 17, 2019 between the Company and a service provider. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 18, 2019, the Company issued 30,613 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 24, 2019, the Company issued 31,124 shares of its Common Stock in gross consideration of $62,000 and net consideration of $54,000 pursuant to a securities purchase agreement between the Company and a private investor, dated September 23, 2019. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On October 1, 2019, the Company issued 17,430 shares of its Common Stock in gross consideration of $34,000 and net consideration of $32,000 pursuant to a securities purchase agreement dated September 27, 2019 between the Company and a private investor. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On October 23, 2019, Dinar Zuz provided an additional amount of $250,000 to the Company which was be provided in a form of the Optima Convertible Note pursuant to a securities purchase agreement between the Company and Optima, dated July 30, 2019.

On November 5, 2019, our Compensation Committee approved an issuance 100,000 shares of Common Stock of the Company for certain employees of the Company at January 1, 2020 pursuant to the Company’s Share and Options Incentive Enhancement Plan (2016) (the “2016 Incentive Plan). The shares will have 3 years vesting period which third will be vested at January 1, 2020, third will be vested on December 31, 2021 and the third will be vested on December 31, 2022. On January 14, 2020, the Company issued 29,167 shares of Common Stock to employees. All shares were issued pursuant to the Company’s Share and Options Incentive Enhancement Plan (2016). The Company has estimated the fair value of such shares at $332,000. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On December 31, 2019, the Company issued 32,667 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On December 31, 2019 and pursuant to the CIMA Convertible Promissory Note, CIMA exercised its option to convert the Convertible Promissory Note into 878,739 shares of Common Stock of the Company. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 3, 2020, Dinar Zuz provided an additional amount of $300,000 to the Company which was be provided in a form of the Dinar Zuz Convertible Note pursuant to a securities purchase agreement between the Company and Dinar Zuz, dated July 30, 2019. Additionally, on January 3, 2020, the Company issued 50,000 shares of its Common Stock to Dinar Zuz LLC, as a result of a conversion of the Dinar Convertible Note in the amount of $300,000. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 9, 2020, the Company issued 20,000 shares of its Common Stock pursuant to a service Agreement between the Company and a service provider, dated June 3, 2019. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On January 14, 2020, the Company issued 62,334 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 10, 2020, the Company issued 5,000 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On March 3, 2020 Dinar Zuz provided an additional amount of $450,000 to the Company which was be provided in a form of the Dinar Zuz Convertible Note pursuant to a securities purchase agreement between the Company and Dinar Zuz, dated July 30, 2019. Additionally, on March 3, 2020 the Company issued 878,739 shares of its Common Stock to Dinar Zuz LLC, as a result of a conversion of the Dinar Convertible Note in the amount of $700,000. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On April 2, 2020, the Company issued 35,000 shares of its Common Stock pursuant to a securities purchase agreement between the Company and a private investor, dated October 25, 2018. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On May 22, 2020, the Company issued 21,410 shares of its Common Stock pursuant to a cashless conversion of warrants to purchase up to 36,540 shares of its Common Stock at an exercise price equal to $6.50 per share. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On August 20, 2020, the Company issued 25,000 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On August 27, 2020, the Company converted all the outstanding shares of Series B Preferred Stock, par value $0.001 per share to 5,000,000 shares of the Company’s Common Stock, par value $0.001 per share in connection with the Company’s Amended and Restated Articles of Incorporation which was adopted on August 17, 2020 to cause all outstanding shares of Series B Preferred Stock, par value $0.001 per share to be converted into shares of the Company’s Common Stock, par value $0.001 per share. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On August 20, 2020, the Company issued 25,000 shares of its Common Stock pursuant to a settlement of stock-based liabilities. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 17, 2020, the Company issued 2,500,000 of its Common Stock par value $0.001 per share to each of Dinar Zuz and CIMA Telecom Inc. under a warrant dated December 31, 2019. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 17, 2020, the Company issued 70,906 shares of its Common Stock pursuant to promissory note, dated September 15, 2020. The fair market value of the shares at the issuance date was $350,000. Out of those, 16,500 shares of Common Stock were issued in consideration of Commitment fee and the balance are subject to return to the Company once the promissory note will be paid in full. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

Under the Labrys Note, the Company issued a self-amortization promissory note of the Company to Labrys in a sum of $605,000, consisting of $544,500.00 plus an original issue discount in the amount of $60,500 at an interest rate of 12% per annum convertible into shares of Common Stock, as well as 70,906 shares of Common Stock as Commitment Shares in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated by the SEC. In the event of a default, as defined in the Labrys Note, Labrys has the right, to convert all or any portion of the then outstanding and unpaid principal amount and interest into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the date of the Labrys Note, or any shares of capital stock or other securities of the Company into which such Common Stock shall be changed or reclassified, at the conversion price as set forth in the Labrys Note.

On September 30, 2020, the Company issued 50,000 of its Common Stock to a private investor in consecration of cancellation of warrants to purchase up to 49,667 shares of its Common Stock at an exercise price equal to $6.50 per share. The Company issued such shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description
1.1*	Form of the Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation, filed with the Florida Department of State on August 21, 2020, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 21, 2020
3.3*	Amended and Restated Bylaws, dated August 21, 2020, incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on August 21, 2020
4.1*	Form of the Representative’s Warrant
4.2*	Form of Warrant Agency Agreement
4.3*	Form of Investor Warrant
5.1*	Opinion of Ellenoff Grossman & Schole LLP
5.2*	Opinion of AM LAW, LLC
10.1*	Promissory Note, dated September 16, 2020, issued by Cuentas Inc. to Labrys Fund, LP.
10.2*	Securities Purchase Agreement, dated September 16, 2020, by and between Cuentas Inc. and Labrys Fund, LP.
10.3*	InComm Processing Services Agreement
10.4*	Amendment to Stock Purchase Agreement, dated January 29, 2019, by and among Next Group Acquisition, Inc., Cuentas, Inc., Limecom Inc. and Heritage Ventures Limited, incorporated herein by reference to Exhibit 9.1 to the Current Report on Form 8-K filed with the SEC on February 5, 2019
10.5*	Binding Term Sheet, dated February 28, 2019, by and between Cuentas, Inc. and Optima Fixed Income LLC, incorporated herein by reference to Exhibit 9.1 to the Current Report on Form 8-K filed with the SEC on March 4, 2019
10.6*	Prepaid Card Program Management Agreement, dated May 28, 2019, between Cuentas Inc. and Sutton Bank, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on July 2, 2019
10.7*	Subscription Agreement, dated July 26, 2019, by and among Cuentas Inc., Dinar Zuz LLC, Arik Maimon and Michael De Prado, incorporated herein by reference to Exhibit 9.1 to the Current Report on Form 8-K/A filed with the SEC on August 6, 2019
10.8*	Unsecured Convertible Promissory Note, dated July 26, 2019, issued by Cuentas Inc. to Dinar Zuz LLC, incorporated herein by reference to Exhibit 9.2 to the Current Report on Form 8-K/A filed with the SEC on August 6, 2019
10.9*	Employment Agreement, dated July 24, 2020, by and between Cuentas Inc. and Michael De Prado, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 30, 2020
10.10*	Employment Agreement, dated July 24, 2020, by and between Cuentas Inc. and Arik Maimon, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on July 30, 2020
10.11*	Note and Warrant Purchase Agreement, dated as of December 31, 2019, by and between Cuentas Inc. and CIMA Telecom, Inc., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed with the SEC on January 7, 2020
10.12*	Convertible Promissory Note, dated December 31, 2019, issued by Cuentas Inc. to CIMA Telecom, Inc., incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on January 7, 2020
10.13*	Warrant, dated December 31, 2019, granted by Cuentas Inc. to CIMA Telecom, Inc., incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on January 7, 2020
10.14*	Warrant, dated December 31, 2019, granted by Cuentas Inc. to Dinar Zuz, LLC, incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on January 7, 2020
10.15*	Platform Exclusive License Agreement, dated December 31, 2019, by and among Cuentas Inc., CIMA Telecom, Inc., Knetik, Inc. and Auris, LLC, incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on January 7, 2020
10.16*	Voting Agreement and Proxy, dated December 31, 2019, by and among Cuentas Inc., Arik Maimon, Michael De Prado, Dinar Zuz, LLC, and CIMA Telecom, Inc., incorporated herein by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on January 7, 2020
10.17*	Asset Pledge Agreement, dated December 31, 2019, by and between Cuentas Inc. and CIMA Telecom, Inc., incorporated herein by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on January 7, 2020
10.18*	Side Letter Agreement, dated December 31, 2019, by and among Cuentas Inc., Arik Maimon, Michael De Prado, Dinar Zuz, LLC, and CIMA Telecom, Inc., incorporated herein by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the SEC on January 7, 2020
10.19*	Bill Payment Processing And Prepayment Of Accounts Agency Agreement by and between Corporación en Investigación Tecnológica e Informática, S.A.P.I. de C.V and Cuentas, Inc., dated as of November 27, 2020 incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on December 15, 2020.
10.20*	Western Union North America Agency Agreement, by and between Western Union Financial Services, Inc. and Cuentas, Inc., dated as of December 8, 2020.
23.1**	Consent of Halperin CPA
23.2*	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)
23.3*	Consent of AM Law LLC (contained in Exhibit 5.2)
24*	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1*	Consent of Jeff Lewis
99.2*	Consent of David B. Schottenstein

*	Previously filed.

**	Filed herewith.

Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of January, 2021.

CUENTAS INC.

By:	/s/ Arik Maimon
	Name:	Arik Maimon
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arik Maimon	Chief Executive Officer and Director	January 13, 2021
Arik Maimon	(Principal Executive Officer)

/s/ Ran Daniel	Chief Financial Officer	January 13, 2021
Ran Daniel	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael De Prado	President and Director	January 13, 2021
Michael De Prado

*	Director	January 13, 2021
Adiv Baruch

*	Director	January 13, 2021
Richard J. Berman

*	Director	January 13, 2021
Yochanon Bruk

*By:	/s/ Arik Maimon
Arik Maimon, Attorney-in-fact